                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:
|X| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-12

                           VESTCOM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_| No fee required.

|X| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        Common Stock, no par value
        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        10,071,456 shares
        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        Pursuant to the Agreement and Plan of Merger, dated as of June 12, 2002, by and among Vector Investment Holdings, Inc., Vector Merger Corp. and Vestcom International, Inc., Vector Merger Corp. will merge into Vestcom International, Inc. and each outstanding share of common stock of Vestcom International, Inc., except for certain shares held by certain members of management, will be converted into the right to receive $6.25 in cash.
        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        $62,946,600
        ------------------------------------------------------------------------

    (5) Total fee paid:

        $5,792
        ------------------------------------------------------------------------

|X| Fee paid previously with preliminary materials.


|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           VESTCOM INTERNATIONAL, INC.
                                5 Henderson Drive
                         West Caldwell, New Jersey 07006

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

                               _____________, 2002

Dear Shareholder:

    We, the board of directors, are asking you to consider and vote in favor of a merger with a company formed by Cornerstone Equity Investors IV, L.P., whereby each share of our common stock will be converted into the right to receive $6.25 in cash. Based in part on the determination of the special committee of the board of directors, we have concluded that the terms of the merger agreement and the proposed merger are in the best interests of all of our shareholders (other than certain members of management who have agreed to contribute certain of their shares to the new company).

    We established a special committee of our board to oversee and conduct a thorough and comprehensive process, with the assistance of our legal and financial advisors, to evaluate strategic alternatives for Vestcom, with the purpose of maximizing shareholder value. We describe this process in detail in the attached proxy statement, and we encourage you to read the proxy statement carefully.

    The members of Vestcom's board of directors, without the participation of Joel Cartun and Brendan Keating, acting on the unanimous recommendation of the special committee, have unanimously approved the merger agreement.

    Your vote is very important. Whether or not you plan to attend the annual meeting, please complete, sign and return the enclosed proxy card in the accompanying addressed, postage-prepaid envelope.

Sincerely,

Joel Cartun
Chairman of the Board


    The merger agreement and the merger have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any such commission passed upon the fairness or merits of the merger agreement and the merger nor upon the accuracy or adequacy of the information contained in the attached proxy statement. Any representation to the contrary is a criminal offense.

    This proxy statement is being mailed to Vestcom shareholders beginning on or about _________, 2002.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                           VESTCOM INTERNATIONAL, INC.


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Vestcom International, Inc. (the "Company" or "Vestcom") will be held at ___________________, _________, __________, New Jersey __________, on _______,
________, 2002, at ______, to consider and act upon the following:

    1. The adoption and approval of a merger agreement pursuant to which a corporation formed by Cornerstone Equity Investors IV, L.P. will merge with and into the Company, and the shareholders of the Company will receive $6.25 in cash for each share of the Company's common stock outstanding at the time of the merger. The board of directors recommends a vote FOR the adoption and approval of the merger agreement.

    2. The election of seven directors to serve, in the event the merger agreement described above is not adopted and approved by the shareholders, for a period of one year and thereafter until their successors shall have been duly elected and shall have qualified. The board of directors recommends a vote FOR the election of the nominees proposed for election by the board.

    3. The consideration of a shareholder proposal concerning our Shareholder Protection Rights Agreement, if properly presented at the meeting. The board of directors recommends a vote AGAINST this proposal.

    4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

    The board of directors has fixed the close of business on ________, 2002 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the annual meeting.

                                            By Order of the Board of Directors

                                            Sheryl Bernstein Cilenti
                                            Secretary

West Caldwell, New Jersey
___________, 2002


    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
PROPOSAL ONE--ADOPTION AND APPROVAL OF THE MERGER AGREEMENT:

SUMMARY TERM SHEET........................................................................................

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................................................

SELECTED HISTORICAL FINANCIAL INFORMATION.................................................................

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...............................................

THE ANNUAL MEETING........................................................................................

General...................................................................................................

Purpose of the Annual Meeting.............................................................................

Record Date and Voting Information........................................................................

Proxies; Revocation.......................................................................................

Expenses of Proxy Solicitation............................................................................

Adjournments..............................................................................................

Exchanging Stock Certificates.............................................................................

SPECIAL FACTORS...........................................................................................

Background of the Merger..................................................................................

Our Purpose and Reasons for the Merger....................................................................

Special Committee.........................................................................................

Reasons for the Special Committee's Determination; Fairness of the Merger.................................

Reasons for the Board of Directors' Determination.........................................................

Fairness of the Merger to Disinterested Shareholders......................................................

Position of Our Officers as to the Fairness of the Merger.................................................

Certain Projections.......................................................................................

Opinion of Financial Advisor..............................................................................

Purpose and Reasons of Management Participants, Parent and Merger Sub for the Merger......................

Position of Management Participants, Parent and Merger Sub as to the Fairness of the Merger...............

Material U.S. Federal Income Tax Consequences.............................................................

Accounting Treatment......................................................................................

Other Matters.............................................................................................

THE MERGER................................................................................................

Structure of the Merger...................................................................................

Effects of the Merger.....................................................................................

                                                                                                              Page
                                                                                                              ----
Risks that the Merger Will Not Be Completed...............................................................

Merger Financing..........................................................................................

Voting Agreement..........................................................................................

Interests of Certain Persons in the Merger; Potential Conflicts of Interest...............................

Estimated Fees and Expenses of the Merger.................................................................

No Appraisal or Dissenters' Rights........................................................................

Regulatory Matters........................................................................................

THE MERGER AGREEMENT......................................................................................

Effective Time of the Merger..............................................................................

Conversion of Common Stock................................................................................

Payment for Shares........................................................................................

Transfer of Shares........................................................................................

Treatment of Stock Options................................................................................

Representations and Warranties............................................................................

Conduct of Business Pending the Merger....................................................................

Limitations on Considering Other Takeover Proposals.......................................................

Conditions to Completing the Merger.......................................................................

Termination...............................................................................................

Termination Fee and Expense Reimbursement.................................................................

PRICE RANGE OF COMMON STOCK AND DIVIDENDS.................................................................

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............................................

COMMON STOCK PURCHASE INFORMATION.........................................................................

PROPOSAL TWO--ELECTION OF DIRECTORS.......................................................................

PROPOSAL THREE--SHAREHOLDER PROPOSAL CONCERNING OUR SHAREHOLDER PROTECTION RIGHTS AGREEMENT...............

OTHER MATTERS.............................................................................................

FUTURE SHAREHOLDER PROPOSALS..............................................................................

INDEPENDENT PUBLIC ACCOUNTANTS............................................................................

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION..............................................................

APPENDICES

Appendix A:       Agreement and Plan of Merger dated as of June 12, 2002, by and among Vector Investment Holdings, Inc., Vector Merger Corp.
                  and Vestcom International, Inc.

Appendix B:       Opinion of CIBC World Markets Corp., dated June 11, 2002.

                                  PROPOSAL ONE
                  ADOPTION AND APPROVAL OF THE MERGER AGREEMENT

                               SUMMARY TERM SHEET

    This summary term sheet summarizes material information contained in this proxy statement, but may not contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the appendices. The term "Parent" refers to Vector Investment Holdings, Inc., the term "Merger Sub" refers to Vector Merger Corp., the term "Cornerstone" refers to Cornerstone Equity Investors IV, L.P., and the terms "we", "us", "our", "Vestcom" and the "Company" refer to Vestcom International, Inc. Our principal executive offices are located at 5 Henderson Drive, West Caldwell, New Jersey 07006 and our telephone number is 973-882-7000.

o   Parties to the Proposed Merger

        The parties to the proposed merger are as follows:

        Vestcom--We are the subject company of the merger. We are a leading provider of business communications solutions, customer relationship management and retail marketing services, using technology and innovation to supply enhanced value to all phases of communications between businesses and their customers. See "Where Shareholders Can Find More Information" beginning on page __.

        Cornerstone and Cornerstone Equity Investors IV, L.L.C.--Cornerstone Equity Investors IV, L.L.C., the general partner of Cornerstone, is a New York based private equity firm that specializes in sponsoring buyouts of growth companies in the business services, technology, healthcare and consumer products industries. Cornerstone formed Parent and Merger Sub for the express purpose of effecting the merger. The principal executive offices of Cornerstone Equity Investors IV, L.L.C. and Cornerstone are located at 717 Fifth Avenue, Suite 1100, New York, NY 10022, and the telephone number is 212-753-0901.

        Vector Investment Holdings, Inc.--Vector Investment Holdings, Inc., referred to as "Parent", is a Delaware corporation formed by Cornerstone on June 3, 2002 solely for the purpose of completing the merger. The principal executive offices of Parent are located at 717 Fifth Avenue, Suite 1100, New York, NY 10022, and the telephone number is 212-753-0901.

        Vector Merger Corp.--Vector Merger Corp., referred to as "Merger Sub", is a New Jersey corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed by Cornerstone on June 3, 2002 solely for the purpose of completing the merger. The principal executive offices of Merger Sub are located at 717 Fifth Avenue, Suite 1100, New York, NY 10022, and the telephone number is 212-753-0901.

o   Annual Meeting

        Time, Date and Place. An annual meeting of the shareholders of the Company will be held on ___, _____________, 2002, at
    __________________________________________, at _____ local time, to consider and vote upon a proposal to adopt and approve the merger agreement. In addition, shareholders will be asked to vote, in the event the merger agreement is not adopted and approved by the shareholders, for the election of directors and consider a shareholder proposal concerning our Shareholder Protection Rights Agreement. See "The Annual Meeting--General" beginning on page __.

        Record Date and Voting Information. You are entitled to vote at this annual meeting if you owned shares of our common stock at the close of business on _____________, 2002, which is the record date for the annual meeting. You will have one vote at the annual meeting for each share of Vestcom common stock you owned at the close of business on the record date. On the record date, there were 9,056,806 shares of our common stock outstanding and entitled to be voted at the annual meeting (including voting rights attributable to the shares of a Vestcom subsidiary in Canada which are convertible into shares of our common stock). The approval and adoption of the merger agreement requires the affirmative vote of a majority of the votes cast, either in person or by proxy, at the annual meeting. See "The Annual Meeting--Record Date and Voting Information" beginning on page __.

o   Special Committee

        In order to eliminate any conflict of interest in evaluating, negotiating and recommending the merger and the terms of the merger agreement with Parent and Merger Sub, our board of directors formed a special committee of directors. The special committee is composed solely of non-management directors who are not officers or employees of Vestcom and who have no financial interest in the proposed merger different from our other shareholders generally, except as holders of Vestcom stock options which were granted to such directors in their capacity as members of our board of directors or as otherwise described in this proxy statement. The members of the special committee are Messrs. Stephen Bova, Leonard Fassler, Robert Levenson, David Walke and Richard White. See "SPECIAL FACTORS--Special Committee" beginning on page __.

o   Recommendation of Our Board of Directors and Fairness of the Merger

        Our board of directors, based in part on the findings of the special committee of the board, believes that the terms of the merger agreement and the proposed merger are in the best interests of our shareholders. The board of directors, based in part upon the unanimous recommendation of the special committee, has unanimously approved the merger agreement and merger and unanimously recommends that you vote FOR the adoption and approval of the merger agreement. To our knowledge, each of our executive officers and directors intends to vote all of the shares of our common stock he or she directly owns in favor of the merger. See "SPECIAL FACTORS--Reasons for the Board of Directors' Determination" beginning on page __. In addition, Joel Cartun, Brendan Keating, Michael Helfand, Steve Bardwell, Christie Bardwell and Susan Cartun, as Trustee, have signed a voting agreement in which they have agreed to vote their shares of our common stock in favor of the merger and have granted an irrevocable proxy to Merger Sub pursuant to the voting agreement. See "THE MERGER--Voting Agreement" beginning on page __. Furthermore, Joel Cartun, Brendan Keating, Steve Bardwell and Michael Helfand (collectively, the "Management Participants") will continue as officers of the surviving corporation after the merger and will own equity securities of Parent after consummation of the merger. See "THE MERGER-- Interests of Certain Persons in the Merger; Potential Conflicts of Interest" beginning on page __.

        In the merger, our shareholders, other than Messrs. Joel Cartun, Brendan Keating and Steve Bardwell who have agreed to contribute certain of their shares of our common stock to Parent, will receive $6.25 per share in cash. Set forth below for comparison purposes is certain per share historical financial data concerning Vestcom and our common stock:

                                                                   June 30, 2002
                                                                   -------------
                                                                     Unaudited

       Book Value Per Share.............................              $
       Cash Dividends Per Share.........................                    0.00
       Income (loss) Per Share (six month period).......

o   Opinion of Financial Advisor

        In connection with the merger, the special committee and board of directors received a written opinion of CIBC World Markets Corp. as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Vestcom common stock (other than the Management Participants and their respective affiliates). The full text of CIBC World Markets' written opinion, dated June 11, 2002, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Markets' opinion is addressed to the special committee and board of directors and relates only to the fairness of the merger consideration from a financial point of view to the holders of Vestcom common stock (other than the Management Participants and their respective affiliates). The opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any shareholder as to any matters relating to the proposed merger or any related transaction. See "SPECIAL FACTORS--Opinion of Financial Advisor" beginning on page __.

o Position of Management Participants, Parent and Merger Sub as to the Fairness of the Merger

    The Management Participants, Parent and Merger Sub believe the merger is fair to Vestcom's shareholders (other than the Management Participants and their respective affiliates) for the reasons set forth under "SPECIAL FACTORS--Position of Management Participants, Parent and Merger Sub as to the Fairness of the Merger" beginning on page __.

o   Material U.S. Federal Income Tax Consequences

        The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $6.25 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. See "SPECIAL FACTORS--Material U.S. Federal Income Tax Consequences" beginning on page __.

        Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

o   The Merger

    ^   Consideration for Shareholders

            Under the merger agreement, Merger Sub will merge into us, and each issued and outstanding share of our common stock will be converted into the right to receive $6.25 in cash, without interest, other than shares of our common stock held by Parent and Merger Sub (which shares will be canceled without any payment).

    ^   Treatment of Stock Options

            In connection with the merger, the vesting of all outstanding stock options will accelerate and such stock options will become fully exercisable. Any stock option to purchase shares of Vestcom common stock which is outstanding immediately prior to the effective time of the merger will be canceled. In consideration of such cancellation, the surviving corporation will pay to the holder of each canceled stock option, at or as soon as practicable after the effective time, a cash payment equal to the product of (1) the excess, if any, of $6.25 over the per share exercise price of the stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option. At the effective time, all such stock options will be converted into, and will thereafter only represent the right to receive, such cash consideration.

    ^   Effects of the Merger

            Upon completion of the merger, Parent will own 100% of our common stock. Thus, our shareholders, other than Parent, will cease to have ownership interests in Vestcom or rights as our shareholders and will not participate in the future earnings or growth, if any, of the surviving corporation.

            As a result of the merger, shares of our common stock will no longer be quoted on Nasdaq or any other securities exchange and will be eligible for termination of registration under the Securities Exchange Act of 1934, referred to as the "Exchange Act." In addition, we will no longer be obligated to file periodic reports with the Securities and Exchange Commission under the Exchange Act.

            See "THE MERGER--Effects of the Merger" beginning on page __.

    ^   Merger Financing

            Parent estimates that the total amount of funds necessary to consummate the merger and related transactions will be approximately $84.3 million. General Electric Capital Corporation ("GE") has committed to provide up to $42.0 million in senior secured debt to be used to (i) provide partial financing for the acquisition of the Company, (ii) refinance existing indebtedness of the Company, (iii) provide financing for ongoing working capital needs of the surviving corporation and (iv) finance expenses relating to the acquisition. In addition, Cornerstone has agreed that it and/or its affiliates will provide up to $10.5 million in subordinated debt financing to provide additional financing for the merger and to pay fees and expenses incurred in connection with the merger. Each of these commitments is subject to the satisfaction of conditions contained therein.

            Additional equity financing in the amount of up to $35.9 million will be provided by Cornerstone through the purchase of equity securities of Parent. Additional equity financing in the amount of approximately $5.5 million will be provided by the Management Participants resulting from the contribution of a portion or all of their shares of Vestcom common stock and/or stock options to purchase shares of Vestcom common stock to Parent in exchange for equity securities of Parent.

            See "THE MERGER--Merger Financing" beginning on page __.

    ^   Voting Agreement

            Certain shareholders of the Company, owning in the aggregate 1,822,498 shares of the Company's common stock, representing approximately 20.1% of the issued and outstanding shares of our common stock, have signed a voting agreement and granted an irrevocable proxy to Merger Sub pursuant to which they have agreed to vote in favor of the merger agreement and agreed to vote their shares against any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the merger.

    ^   Interests of Vestcom's Directors and Officers in the Merger

            When considering the recommendation of the board of directors that you vote for adoption and approval of the merger agreement, you should be aware that certain of our directors and officers have interests in the merger that are different from, or in addition to, yours. These interests include the following:

            o The merger agreement provides that indemnification and insurance arrangements will be maintained for our directors and officers after the merger.

            o It is expected that key members of our management will continue with management of the surviving corporation and will own equity securities in Parent after the consummation of the merger.

            o As a result of their merger, the vesting of all stock options held by executive officers, directors and other employees will be accelerated.

            o Some of our executive officers have agreements which provide them with payments as a result of the merger or in the event that their employment is terminated after the merger.

            o Richard D. White, a director of Vestcom since 1997 and a member of the special committee, was a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets, until April 30, 2002. Mr. White is currently negotiating the terms of his separation agreement with CIBC Capital Partners. If the transaction with Cornerstone is consummated and CIBC World Markets receives its transaction fee, there is a possibility that Mr. White may receive additional compensation from CIBC World Markets (estimated at approximately $95,000).

            See "THE MERGER--Interests of Certain Persons in the Merger; Potential Conflicts of Interest" beginning on page __.

    ^   No Appraisal or Dissenters' Rights

            Under New Jersey law, there are no appraisal or dissenters' rights that are applicable to the merger.

o   The Merger Agreement

        The Merger Agreement, including the conditions to the closing of the merger, is described on pages __ through __ and is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement as it is the legal document that governs the merger.

    ^   Conditions to Completing the Merger

            o Conditions to the Obligations of Each Party. Our obligation and the obligation of each of Parent and Merger Sub to complete the merger is subject to the satisfaction and waiver of certain conditions, including among others, the following:

                |=| our shareholders must have approved the merger agreement;
                    and

                |=| there must be no order, judgment or injunction that
                    prohibits consummation of the merger or limiting in any material respect the operation of the business after the consummation of the merger.

            o Conditions to the Obligation of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to complete the merger is also subject to the satisfaction or waiver of other conditions, including, but not limited to, the following:

                |=| our representations and warranties in the merger agreement
                    (except those made as of a particular date) must be true and correct in all material respects as of the closing date as though made on and as of the closing date, except that our representations and warranties qualified by materiality must be true and correct as of the closing date in all respects;

                |=| we must have in all material respects performed each
                    agreement and complied with each covenant required by the merger agreement to be performed by us prior to the merger;

                |=| we must have delivered to Parent certain specified
                    certificates of officers;

                |=| since the date of the merger agreement, no change, event or effect shall have occurred which has had, or would reasonably be expected to have, a material adverse effect; and

                |=| Parent must have received the proceeds from the financings
                    sufficient to complete the merger.

            o Conditions to the Company's Obligation. Our obligation to complete the merger is also subject to the satisfaction or waiver of other conditions, including the following:

                |=| the representations of Parent contained in the merger
                    agreement (except those representations and warranties made as of a particular date) must be true and correct in all material respects as of the closing date as though made on and as of the closing date; and

                |=| Parent and Merger Sub must have in all material respects
                    performed each agreement and complied with each covenant required by the merger agreement to be performed by them prior to the merger.

                See "THE MERGER AGREEMENT--Conditions to Completing the Merger" beginning on page __.

    ^   Limitations on Considering Other Acquisition Proposals

        We have agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, prior to the annual meeting, we may furnish information to or enter into discussions with a third party regarding an unsolicited bona fide acquisition proposal if the board of directors determines in good faith, after consultation with legal counsel, that:

        o failure to take such action is reasonably likely to constitute a breach of the board's fiduciary duties;

        o such proposal is not subject to any financing contingency more significant than the financing contingencies to which the merger is subject upon signing the merger agreement or any other material contingency which such third party has not demonstrated its ability to overcome;

        o   such proposal is reasonably likely to be consummated; and

        o such proposal is more favorable to our shareholders (other than the Management Participants) from a financial point of view than the merger (any such proposal is referred to as a "Competing Transaction").

        See "THE MERGER AGREEMENT--Limitations on Considering Other Takeover Proposals" beginning on page --.

    ^   Termination

            Parent and the Company may mutually agree to terminate the merger agreement.

            In addition, either the Parent or the Company may terminate the merger agreement if:

                o the merger is not completed by the later of 180 days after the date of the merger agreement and 45 days after the date this proxy statement is mailed to shareholders (the "Outside Date") (provided that the right to terminate for this reason shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the closing to occur by such date), provided that in no event will the Outside Date be later than 240 days after the date of the merger agreement;

                o a court or governmental entity issues a final order or judgment prohibiting the merger (provided that the party seeking to terminate for this reason shall have used all reasonable efforts to remove such order or judgment);

                o the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall not have expired or been terminated prior to the 120th day after the parties shall have initially filed their applications under such Act (provided that the right to terminate the merger agreement for this reason will not be available to any party whose failure to perform any of its obligations resulted in the failure of this condition); or

                o our shareholders do not approve and adopt the merger agreement (provided that the right to terminate for this reason shall not be available to the Company if its breach of the merger agreement has been the cause of or resulted in the failure to obtain such shareholder approval).

            In addition, Parent and Merger Sub may terminate the merger agreement if:

                o there shall have been an intentional breach or failure to perform or comply with any of the material covenants or agreements of the Company under the merger agreement (other than the non-solicitation provision);

                o there shall have been any breach or failure to perform or comply with any of the material covenants or agreements of the Company under the merger agreement (other than the non-solicitation provision), and such breach does not provide a basis for termination under the item described above, provided that the Company will have a period of 10 business days to cure such breach;

                o there has been an intentional act or omission which causes any representation or warranty of the Company that is qualified as to materiality (other than a representation or warranty made as of a particular date) to be untrue in any respect as of any date subsequent to the date of the merger agreement or causes any representation or warranty that is not qualified by materiality to be untrue in any material respect as of any date subsequent to the date of the merger agreement;

                o there has been a breach of any representation or warranty of the Company under the merger agreement such that the condition to the obligation of Parent and Merger Sub described above cannot be satisfied and such breach does not otherwise constitute a basis for termination, provided that the Company will have a period of 10 business days to cure such breach;

                o the Company unintentionally breaches or fails to perform or comply with any of its covenants or agreements set forth in the non-solicitation provision of the merger agreement and such breach or failure is material; or

                o the Company intentionally breaches or fails to perform or comply with any of its covenants or agreements set forth in the non-solicitation provision of the merger agreement.

            The Company may terminate the merger agreement:

                o prior to the annual meeting in accordance with the non-solicitation provision of the merger agreement, provided that the Company has complied with the material provisions of the non-solicitation provision and has paid the termination fee to Cornerstone described below.

                o if the commitments reflected in the commitment letters pertaining to the debt financing to be obtained by Cornerstone are withdrawn or if the conditions contained in the commitment letters are changed in a manner such that one or more conditions are likely to be unsatisfied and Parent and/or Merger Sub do not obtain substitute financing commitments on substantially the same terms or on more favorable terms.

    ^   Termination Fee and Expense Reimbursement

        The merger agreement provides that all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses whether or not the merger is consummated, except as follows:

        o The Company will bear all expenses related to printing, filing and mailing the proxy statement and all SEC filing fees.

        o Merger Sub and the Company will bear equally one half of the filing fees in connection with filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        o In the event the merger agreement is terminated (1) by the Company prior to the annual meeting because the Company has accepted a Competing Transaction in accordance with the terms of the merger agreement, or (2) by Parent or Merger Sub if the Company unintentionally breaches or fails to perform or comply with any of its covenants or agreements set forth in the non-solicitation provisions of the merger agreement and such breach or failure is material or the Company intentionally breaches or fails to perform or comply with any of its covenants or agreements set forth in the non-solicitation provisions of the merger agreement, then, on the date of such termination, the Company will pay Cornerstone a termination fee of $3.0 million (the "Termination Fee") plus an amount equal to the costs and expenses incurred by Cornerstone, Parent and Merger Sub in connection with the proposed merger, up to $700,000 (the "Reimbursable Costs"). This is the exclusive remedy of Parent, Merger Sub and Cornerstone in such circumstances.

        o In the event the merger agreement is terminated by Parent, Merger Sub or the Company because the Company's shareholders do not approve the merger agreement, and a proposed transaction with another party is publicly announced or publicly disclosed prior to the meeting of shareholders, then, on the date of such termination, the Company will pay Cornerstone the Reimbursable Costs. In addition, if within one year after such termination the Company enters into or consummates a transaction with another party, then, on the date of such consummation, the Company will pay Cornerstone the Termination Fee. This is the exclusive remedy of Parent, Merger Sub and Cornerstone in such circumstances.

        o In the event the merger agreement is terminated by Parent or Merger Sub because of an intentional breach or failure to perform or comply with any of the Company's covenants in the merger agreement (other than the non-solicitation provision), or an intentional act or omission which causes the Company's representations and warranties that are qualified by materiality to be untrue in any respect or which causes the Company's representations and warranties which are not qualified by materiality to be untrue in any material respect, then, on the date of such termination, the Company will pay Cornerstone the Reimbursable Costs. This is not the exclusive remedy of Parent, Merger Sub or Cornerstone in such circumstances and such parties may pursue any other remedies against the Company.

        See "THE MERGER AGREEMENT--Termination Fee and Expense Reimbursement" beginning on page __.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  When and where is the annual meeting? (see page __)

A: The annual meeting will be held at ____ local time on _______, ______________, at _______________________________.

Q:  What am I being asked to vote upon? (see page __)

A: You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement. Under the merger agreement, Merger Sub will be merged into us. We will be the surviving corporation and become a wholly-owned subsidiary of Parent. You are also being asked to vote in favor of the board's nominees for director of the Company, and against a shareholder proposal concerning our Shareholder Protections Rights Agreement. If elected, the board's nominees for director would serve in the event the merger is not completed.

Q:  What will I receive in the merger? (see page __)

A: If the merger is completed, each issued and outstanding share of our common stock held by you will be converted into the right to receive $6.25 in cash, without interest.

Q: Why is the board of directors recommending that I vote in favor of the merger agreement? (see page __)

A: Our board of directors, based in part on the determination of the special committee of the board of directors, and the special committee have each unanimously determined that the terms of the merger are in the best interest of our shareholders (other than the Management Participants).

Q: What are the consequences of the merger to present members of management and the board of directors? (see page __)

A: It is expected that key members of our current management will continue as management of the surviving corporation after the merger. Like all other shareholders, members of management and the board of directors will be entitled to receive $6.25 per share in cash for each share of our common stock they hold, other than Messrs. Cartun, Keating and Bardwell, who have agreed to contribute some of their shares of our common stock to Parent immediately prior to the merger. With respect to stock options, like all other employees of the Company, all outstanding stock options held by directors and officers will become fully exercisable immediately prior to the merger. Like all other holders of Company stock options, directors and officers will be entitled to receive, upon the cancellation of their options, a cash payment equal to the excess, if any, of $6.25 over the exercise price of the option, multiplied by the number of shares subject to the stock option. Upon completion of the merger, the Company, as the surviving corporation in the merger, will be a wholly-owned subsidiary of Parent. The Management Participants will own equity securities in Parent after the consummation of the merger.

Q.  Is the merger subject to the satisfaction of any conditions? (see page __)


A: Yes. Before completion of the merger, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining the approval of our shareholders, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which expired effective July 26, 2002), there being no material adverse effect (as defined in the merger agreement) since the date of the merger agreement, there being no court order or other legal impediment to the merger and Parent obtaining the proceeds from the debt financing required to close the merger. If these conditions are not satisfied or waived, the merger will not be completed even if the shareholders vote to approve and adopt the merger agreement.


Q:  When do you expect the merger to be completed?

A: If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the annual meeting.

Q: What are the U.S. federal income tax consequences of the merger to me? (see page __)

A: The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $6.25 per share and your tax basis for our shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss would be a capital gain or loss if you held the shares of common stock as a capital asset. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q: Will I be able to share in any future growth of the Company after the merger?

A: No. Following the merger, you will no longer benefit from any future earnings, growth or increased value of the Company.

Q:  Who can vote on the merger agreement? (see page __)

A: Holders of record of our common stock at the close of business on __________, 2002, the record date for the annual meeting, may vote in person or by proxy on the merger agreement at the annual meeting.

Q: What vote is required to approve and adopt the merger agreement and the merger? (see page __)

A: The approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast, either in person or by proxy, at the annual meeting. Certain shareholders of the Company, who, as of the record date, collectively held approximately __% of the outstanding shares of our common stock, have agreed to vote their shares in favor of the adoption and approval of the merger agreement.

Q:  What do I need to do now?

A: You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, you should mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the annual meeting of our shareholders.

Q:  What happens if I do not return a proxy card? (see page __)

A: Non-votes will have no effect on the outcome of the voting, since only those votes cast "FOR" or "AGAINST" will be counted.

Q:  May I vote in person? (see page __)

A: Yes. You may attend the annual meeting of our shareholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q:  May I change my vote after I have mailed my signed proxy card? (see page __)

A: Yes. You may change your vote at any time before your proxy card is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice to the secretary of the Company stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance at the annual meeting will not alone revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me? (see page __)

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:  Should I send in my stock certificates now? (see page __)

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for a cash payment of $6.25 per share, without interest.

Q: Do I have dissenters' or appraisal rights in connection with the merger? (see page __)

A: No. Under New Jersey law, you do not have dissenters' or appraisal rights in connection with the merger.

Q: Will completion of the merger trigger my rights under the Company's Shareholder Protection Rights Agreement?

A: No. We have amended our Shareholder Protection Rights Agreement to render the rights inapplicable to the merger.

Q:  Who can help answer my questions?

A: The information provided above in question-and-answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the appendices. If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

                           Vestcom International, Inc.
                                5 Henderson Drive
                         West Caldwell, New Jersey 07006
                             Telephone: 973-882-7000
            Attention: Michael D. Helfand, Executive Vice President
                          and Chief Financial Officer

                                       OR

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                             Telephone: 212-440-9915
                         Attention: Mr. Keith T. Haynes

                         SELECTED FINANCIAL INFORMATION

    Vestcom acquired the original seven operating companies on August 4, 1997 concurrently with the consummation of the Company's initial public offering ("IPO"). Prior to the consummation of the IPO, Vestcom conducted no activities, other than those related to the IPO and the acquisition of the seven original operating companies. The Statement of Operations Data included below reflects the operations of the operating companies from the respective dates of their acquisition.

    The following selected historical financial information of Vestcom as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 have been derived from our audited financial statements, which are contained in our annual report to shareholders for the year ended December 31, 2001. The following selected historical financial information as of and for the six months ended June 30, 2001 and 2002 have been derived from our unaudited interim financial statements, which are contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. The interim financial statements, in the opinion of Vestcom's management, include all adjustments necessary for a fair presentation of Vestcom's financial position and results of operations. All such adjustments, except for acquisition transaction costs, are of a normal recurring nature. The results of operations for the six month period ended June 30, 2002, are not necessarily indicative of the results that may be achieved for the full year, and cannot be used to predict financial performance for the entire year.

    The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Vestcom and the notes thereto included in our annual report to shareholders for the year ended December 31, 2001 (which includes our Annual Report on Form 10-K for the year ended December 31, 2001) and Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, both of which are enclosed with this proxy statement.

                                                                                                                  SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                               JUNE 30,
                                                                -----------------------                               --------
                                            2001         2000           1999          1998           1997         2002          2001
                                            ----         ----           ----          ----           ---          ----          ----
                                                  (Dollars in thousands, except per share amounts)
Statement of Operations Data:

Revenues................................ $150,527     $146,076      $130,240        $108,676       $29,277     $            $

Income (Loss) from operations...........    3,479        7,250        (1,383)          8,927         2,671

Net income (Loss)  - Basic..............     (216)       2,337        (2,333)          4,627         1,308
Net income (Loss)  - Diluted............     (216)       2,337        (2,333)          4,623         1,249
Net income (Loss) per share - Basic.....     (.02)         .26          (.26)            .52           .31
Net income (Loss)  per share - Diluted..     (.02)         .26          (.26)            .52           .29

Additional Information:
EBITDA                                     14,568       18,344         6,862          15,228         4,681

Balance Sheet Data:

Working capital                             9,378        6,319         7,864           3,745        17,147
Total assets                              147,335      155,944       159,380         142,544       114,346
Long term obligations                      25,354       27,857        34,144          21,386        10,802
Shareholders' equity                       91,551       92,078        89,799          89,911        83,028

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION


    This proxy statement contains certain forward-looking statements regarding Vestcom that are based on the beliefs of Vestcom's management as well as assumptions made by and information currently available to Vestcom's management. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements.


    Certain factors that could cause actual results to differ materially from Vestcom's expectations include, but are not limited to, the ability of the Company to execute and manage its growth strategy, the results of the Company's consolidated facilities, the ability to positively modify its revenue mix, acceptance of Vestcom's products and services, including electronic and Internet services, in the marketplace, the ability of the Company to achieve and maintain brand awareness, the ability to attract and retain key customers and other factors which are described from time to time in Vestcom's public filings with the Securities and Exchange Commission, news releases and other communications.

    With respect to the merger, the following factors, among others, could cause actual events to differ materially from those described in this proxy statement: inability to satisfy various conditions to the closing of the merger, including the failure of our shareholders to approve the merger and the failure of Cornerstone to receive the proceeds from the debt financings required to close the merger; the costs related to the merger; the effect of the proposed merger on creditor, vendor, supplier, customer or other business relationships; and the ability to retain key personnel.

    Also, when Vestcom uses the words "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects," or similar words or expressions, Vestcom is making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. Vestcom does not undertake any obligations to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

                               THE ANNUAL MEETING

General

    The enclosed proxy is solicited on behalf of our board of directors for use at an annual meeting of shareholders to be held on ______, ______________, 2002, at ______ local time at ________________, _____________ or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. We mailed this proxy statement and accompanying proxy card on or about _____________, 2002 to all shareholders entitled to vote at the annual meeting.

Purpose of the Annual Meeting

    At the annual meeting, our shareholders will consider and vote upon a proposal to adopt and approve the merger agreement. Under the merger agreement, Merger Sub will be merged into us and each issued and outstanding share of our common stock will be converted into the right to receive $6.25 in cash, without interest, except that shares of our common stock held by Parent or Merger Sub (including those shares contributed to Parent by Messrs. Cartun, Keating and Bardwell) will be canceled without any payment.

    Shareholders are also being asked to vote in favor of the board's nominees for director of the Company, and against a shareholder proposal concerning our Shareholder Protection Rights Agreement. If elected, the board's nominees for director would serve in the event the merger is not completed.

    We do not expect a vote to be taken on any other matters at the annual meeting. However, if any other matters are properly presented at the annual meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

    Only holders of record of common stock at the close of business on _____________, 2002, will be entitled to notice of and to vote at the annual meeting. At the close of business on _____________, 2002, there were 9,056,806 shares of our common stock outstanding and entitled to vote (including voting rights attributable to the shares of a Vestcom subsidiary in Canada which are convertible into shares of our common stock). Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting.

    All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement; proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes.

    The affirmative vote of the holders of a majority of the votes cast, either in person or by proxy, at the meeting is required to adopt and approve the merger agreement. The election of directors will be effected by a plurality vote. Approval of the shareholder proposal concerning our Shareholder Protection Rights Agreement will require the affirmative vote of a majority of the votes cast with respect to this proposal. For purposes of determining the votes cast with respect to any matter presented for consideration at the annual meeting, only these votes cast "FOR" or "AGAINST" are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present.

Proxies; Revocation

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at our executive offices located at 5 Henderson Drive, West Caldwell, New Jersey 07006, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy. Furthermore, if a shareholder's shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the meeting, the shareholder must obtain from the record holder a proxy issued in the shareholder's name.

Expenses of the Proxy Solicitation

    We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. We have retained Georgeson Shareholder Communications Inc. ("Georgeson"), at an estimated cost of approximately $15,000 plus reimbursement of expenses, to assist in the solicitation of proxies. The Company also has agreed to indemnify Georgeson against certain liabilities in connection with this proxy solicitation. It is expected that approximately 20 persons will be employed by Georgeson to solicit shareholders.

    Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for their services.

Exchanging Stock Certificates

    Please do not send in stock certificates at this time. Instructions regarding the procedures for exchanging your stock certificates for the $6.25 per share cash payment will be distributed as soon as reasonably practicable after the merger is completed.

                                 SPECIAL FACTORS

Background of the Merger


    During 2000 and 2001, management had been evaluating different strategic alternatives for the Company with the goal of maximizing shareholder value. This evaluation included a strategic review guided by the board of directors, which was completed in August 2000. The Company concluded in August 2000 that shareholder interests would be best served at that time by focusing on implementing the Company's growth strategy, executing the plan it had developed to more efficiently utilize its assets, and exploring additional financing opportunities with the goal of enhancing shareholder value.

    In the fall of 2000, the Company was approached by two possible strategic partners. During 2001, management had discussions with approximately seven possible strategic partners and equity funds, including Cornerstone. Some of these entities had approached management and expressed an interest in exploring an acquisition or investment transaction with the Company. Management initiated discussions with some of the entities to explore opportunities to maximize shareholder value. In December 2001, Cornerstone and another private equity firm each submitted a proposal to acquire the Company for $4.00 per share in cash.

    On December 20, 2001, the Company's board of directors resolved to appoint a special committee consisting of the board's five non-management directors, Messrs. Stephen R. Bova, Leonard J. Fassler, Robert Levenson, David Walke and Richard D. White to evaluate the two proposals the Company had received in December 2001 and to explore other potential opportunities to maximize shareholder value.


    The special committee engaged outside legal counsel and, in January and February 2002, met on several occasions to consider potential strategic alternatives for the Company, including, among others, a sale of the Company. After considering the alternatives, the special committee determined that a potential sale should be explored and that a financial advisor should be retained by the Company.

    On March 4, 2002, the Company publicly announced that its board of directors had authorized the engagement of an investment banking firm as a financial advisor to assist the Company in its evaluation of expressions of interest in acquiring the Company and exploration of other potential opportunities to maximize shareholder value.

    On March 14, 2002, the Company publicly announced that it had engaged CIBC World Markets as its financial advisor to assist the Company in evaluating expressions of interest in acquiring the Company and to explore potential opportunities to maximize shareholder value, including, but not limited to, the sale or disposition of the Company, a merger or other significant transaction. Mr. White did not participate in the board's decision to engage CIBC World Markets.


    Thereafter, the Company, with the assistance of its financial advisor, prepared and distributed a Confidential Descriptive Memorandum as part of an orderly sales solicitation process. In March 2002, 55 potential buyers were contacted or contacted the Company or its financial advisor. These 55 potential buyers included private equity firms that previously had completed, or expressed interest in completing, transactions in printing, fulfillment, document management and related industries, strategic companies with lines of business similar or complementary to the Company and potential buyers that had contacted the Company to express interest in a possible transaction with the Company following the Company's March 2002 press releases. Of those potential buyers, 16 submitted preliminary indications of interest in the Company. In order to maintain an orderly process, the special committee invited eight of the 16 potential buyers (including four companies with lines of business similar or complementary to the Company and four financial buyers) to conduct due diligence at the Company's data room in New Jersey and meet with the Company's management in April 2002. The potential buyers were informed of the special committee's interest in receiving final and binding bids, including mark-ups of the form of merger agreement to be used in a transaction, by May 10, 2002. In addition, these potential buyers were advised that the special committee was interested in obtaining a premium price for the shares but also placed significant value on certainty of closure and the reasonableness of comments to the proposed merger agreement.

    On April 3, 2002, the special committee retained Morgan, Lewis & Bockius LLP ("Morgan Lewis") to act as legal counsel to the special committee, replacing Proskauer Rose LLP, which withdrew as legal counsel to the special committee because of a potential conflict of interest in connnection with its representation of a potential bidder for the Company. Following its engagement by the special committee, Morgan Lewis reviewed with the special committee the purpose and function of the special committee and the fiduciary duties of the members of the special committee to the shareholders of the Company.


    From April 12, 2002 to May 1, 2002, representatives of the eight potential buyers conducted further due diligence and attended presentations by senior management of the Company.

    On April 29, 2002, the special committee held a meeting by teleconference with representatives of Morgan Lewis and CIBC World Markets to receive an update on the status of the sales process. CIBC World Markets indicated that, although most of the final management presentations had been completed, a number of parties had expressed interest in revisiting the data room to finalize their due diligence investigations of the Company. The parties then discussed whether it would be advisable to extend the bid date by one week to May 17, 2002 in order to allow all parties to complete their due diligence investigations and provide sufficient time for the submission of final bids. All four members of the special committee present at the meeting voted in favor of granting the extension.

    Following this discussion, Morgan Lewis updated the special committee on the status of the draft merger agreement being prepared by Lowenstein Sandler P.C., the Company's legal counsel ("Lowenstein"). Morgan Lewis noted that it had provided comments to Lowenstein on the merger agreement earlier that day, and several members of the special committee requested the opportunity to review and comment on the merger agreement prior to its distribution to potential buyers. On May 2, 2002, a draft of the merger agreement, which contemplated a two-step transaction of a tender offer followed by a merger, the Company's March 2002 financial results and a request for final indications of interest were submitted to the eight potential buyers.


    Between May 17, 2002 and May 20, 2002, the Company received final bids from three potential financial buyers, including a $6.10 per share bid from Cornerstone and bids of $5.75 (subject to decrease in the event that the Company's transaction expenses exceed $2.5 million) from Nantucket Holdings, Inc., c/o H.I.G. Investment Holdings, Inc. (referred to hereinafter as the "Second Financial Buyer") and $5.10 per share from a third financial buyer (referred to hereinafter as the "Third Financial Buyer"). The Second Financial Buyer had approximately $750 million assets under management and had companies in its portfolio that were in lines of business similar or complementary to the Company. The Third Financial Buyer had approximately $250 million assets under management and previously had expressed interest in a transaction with the Company. The five other potential buyers, including four strategic companies and one financial buyer, which did not submit bids to the Company, stated generally a lack of strategic or financial fit with the Company as the reason for not pursuing a transaction with the Company.

    On May 22, 2002, the five members of the special committee met with representatives of Morgan Lewis, Lowenstein and CIBC World Markets in New York. CIBC World Markets reviewed with the special committee the terms of the three final bids submitted to the Company and indicated that the Third Financial Buyer had expressed that it would be unwilling to increase its offer price of $5.10 per share. CIBC World Markets also informed the special committee of the possible continued participation of one strategic buyer (the "Strategic Buyer") in the process and that, as with the three financial buyers, the Strategic Buyer had been given access to the data room and a tour of the Company's West Caldwell, New Jersey headquarters and production facility, but that the Strategic Buyer had indicated that it was not prepared to submit a final bid without receiving additional access to several of the Company's facilities and the opportunity to conduct further due diligence on the Company. CIBC World Markets also informed the special committee that it had requested specific guidance from the Strategic Buyer as to the facilities to which it needed access and the due diligence it needed to perform prior to formulating a final bid. The Strategic Buyer had indicated that it would contact CIBC World Markets if it continued to have an interest in the Company. However, no further communications were received from the Strategic Buyer.


    The parties also discussed the possible effect that the Company's April 2002 operating results prepared by management, which fell short of management's budget, and the continued softening of the Company's business communications operations reflecting weaknesses in the financial services market, could have on the sales process. The Company's April 2002 operating results indicated that the Company's consolidated revenues, EBITDA (earnings before interest, taxes, depreciation and amortization) and net income were approximately 5.6%, 22.3% and 38.0%, respectively, below management's budget for the month. The special committee decided that the Company would provide copies of the April 2002 results to Cornerstone and the Second Financial Buyer and invite them to discuss the April 2002 results with the Company's management.


    Following this discussion, the parties reviewed the contract mark-ups submitted by each of the three final bidders. Both Cornerstone and the Second Financial Buyer preferred a one-step merger transaction rather than a tender offer followed by a merger as set forth in the draft merger agreement. The Third Financial Buyer did not object to the proposed two-step structure. Of the three final bids received, both Cornerstone and the Second Financial Buyer had received commitment letters from lenders. During this discussion, representatives of Morgan Lewis and Lowenstein responded to questions from the special committee regarding the documentation that had been submitted by the three final bidders.

    Also at this meeting, the parties discussed the timing of the transaction and Cornerstone's request for an exclusivity period. The special committee concluded that it would not provide any of the parties with an exclusivity period at that time and instructed CIBC World Markets, on behalf of the Company, to pursue discussions with the Second Financial Buyer and Cornerstone and invite them to revise their respective bids and modify certain terms contained in their respective mark-ups to the proposed merger agreement and to inform the Third Financial Buyer that its bid was not competitive.

    Later that day, representatives of CIBC World Markets participated in a conference call with representatives of the Second Financial Buyer to discuss the Second Financial Buyer's bid. The Second Financial Buyer indicated that it was reluctant to change its bid price of $5.75 per share, especially in light of its receipt of the Company's disappointing April 2002 operating results and the fact that the Company would not indicate a specific price that would prevail. Also on that day, representatives of CIBC World Markets met with representatives of Cornerstone in New York to discuss the Company's reaction to Cornerstone's bid package. At the meeting, Cornerstone remained enthusiastic in acquiring the Company notwithstanding the Company's decision not to grant exclusivity to Cornerstone. Cornerstone indicated that it would continue to conduct its due diligence and seek to reach agreements with a limited group of key management (rather than the entire management team of the Company) in order to expedite the execution of a definitive merger agreement. Cornerstone also indicated that it was highly confident that it could reach satisfactory arrangements with such members of management prior to the execution of the definitive merger agreement and that such arrangements would not be a condition to the closing of the transaction. The parties discussed timing issues and specific comments made by Cornerstone in its mark-up of the merger agreement. Also on that day, in accordance with the special committee's instructions, the Third Financial Buyer was informed that its bid was not competitive.


    Cornerstone and the Management Participants participated in several discussions regarding the terms of a voting agreement that was executed as an inducement to Merger Sub to execute the merger agreement. Pursuant to the voting agreement, each of the Management Participants agreed to grant an irrevocable proxy to Merger Sub, to vote their shares in favor of the merger agreement and to vote their shares against any action or agreement that could be reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the merger. In order to ensure continuity of management after the consummation of the merger, Cornerstone negotiated the form of employment agreements with each of the Management Participants that would be executed by the surviving corporation and the Management Participants immediately following the consummation of the merger. Cornerstone and the Management Participants also negotiated the terms of the equity securities to be held by the Management Participants in Parent after the consummation of the merger as well as the rights and obligations relating to such equity securities. Cornerstone did not negotiate with members of management other than the four Management Participants.

    On May 24, 2002, the special committee again met with Morgan Lewis, Lowenstein (who was responsible for drafting the merger agreement) and CIBC World Markets via teleconference. CIBC World Markets informed the special committee that immediately prior to the meeting Cornerstone had submitted a letter in which Cornerstone indicated a willingness to increase its bid price to $6.25 per share and to move forward on a non-exclusive basis with the goal of signing a definitive merger agreement with the Company within five business days. The closing of the transaction would be contingent on Cornerstone's receipt of adequate financing pursuant to its commitment letters. Cornerstone stated in the letter that its lenders would need to complete an asset appraisal before closing but indicated that it could complete the remainder of its necessary legal and accounting due diligence within the next week and could be in a position to execute a definitive merger agreement as early as June 3, 2002. In its letter, Cornerstone also stated that it would be willing to eliminate its initial request for a seven-day right to match any superior proposal received by the Company between signing and closing, but insisted on a break-up fee of approximately $3.5 million plus out-of-pocket expenses.


    Discussions then ensued regarding Cornerstone's revised proposal. The parties noted that Cornerstone had completed a preliminary review of the April 2002 operating results and had stated in its revised proposal that it was not aware of any items in the April results which would negatively affect its valuation and that its senior lender was aware of the Company's April results. The special committee viewed this response to be a positive indication of Cornerstone's interest in consummating a transaction with the Company and unanimously voted to commence negotiations with Cornerstone on a non-exclusive basis with the goal of executing a definitive merger agreement as expeditiously as possible.

    Following this meeting, a representative of Lowenstein contacted Cornerstone's legal counsel, Kirkland & Ellis ("Kirkland"), to establish a working schedule for the next week with respect to finalizing due diligence and negotiating the terms of the merger agreement.

    Late in the afternoon that same day, the Second Financial Buyer indicated that it was interested in submitting a revised bid for the Company and was prepared to negotiate the terms and conditions of the merger agreement. The Second Financial Buyer also indicated that it would be willing to enter into a transaction with the Company that was not conditioned upon the execution of employment and contribution agreements by members of management. The Second Financial Buyer was informed that its bid of $5.75 per share was not sufficient and was encouraged to increase its bid. However, the Second Financial Buyer indicated that it would only be willing to consider a revised bid if the Company indicated to it the specific price that would permit the Second Financial Buyer to prevail.

    In a teleconference on May 25, 2002, the special committee discussed with representatives of CIBC World Markets, Morgan Lewis and Lowenstein the likelihood that the Second Financial Buyer would be willing to increase its bid in light of its recent negative reaction to the April 2002 operating results of the Company and its apparent willingness to proceed without having management agreements in place. The special committee concluded that it would be inappropriate to disclose a specific target price to the Second Financial Buyer and that such guidance would unfairly benefit the Second Financial Buyer. The special committee determined, however, that it would be appropriate to inform the Second Financial Buyer that it would need to increase its bid price significantly to remain competitive in the process.

    The parties also discussed Cornerstone's reaction to the Company's April 2002 operating results and softening of the Company's business communications operations and the Company's belief that Cornerstone was comfortable with the explanations provided by the Company's President and Chief Executive Officer as to why the April results did not achieve management's budget. The parties then discussed Cornerstone's comments to the merger agreement, including Cornerstone's break-up fee proposal, and a proposed counteroffer by the Company which would reflect a break-up fee within the range of approximately $2.3 million to $2.6 million. The special committee emphasized the importance of receiving from Cornerstone a definitive timetable for completion of its financial due diligence.

    On May 29, 2002, representatives of Lowenstein, Morgan Lewis and CIBC World Markets met with representatives of Cornerstone in New York to negotiate the material terms and conditions of the merger agreement, including, among other things, the representations and warranties and the non-solicitation and termination provisions of the agreement. The Company and Cornerstone, and their respective representatives, continued to negotiate the terms of the merger agreement on May 30, 2002.

    Late in the day on May 30, 2002, the Second Financial Buyer submitted to the Company a revised bid letter pursuant to which it increased its offer price to $6.25 per share, but included a provision that would reduce the purchase price by an amount equal to the Company's transaction expenses, if any, in excess of $3.0 million. In such event, the resulting offer would be less than $6.25 per share. The Second Financial Buyer indicated that it would not be in a position to further increase its offer.


    On May 31, 2002, the special committee met again via teleconference with representatives of Morgan Lewis, Lowenstein and CIBC World Markets to review the status of negotiations with Kirkland and the discussions with the Second Financial Buyer. The special committee's legal advisors summarized three significant open contract issues, two of which related to the Company's ability to terminate the merger agreement in the event a superior proposal were received by the Company between signing and closing and one which related to a condition to Cornerstone's obligations to effect the transaction. Following this discussion, CIBC World Markets updated the special committee with respect to the Second Financial Buyer's revised bid. While noting that the Second Financial Buyer had increased its offer price and expense cap, the special committee expressed concern as to the potential reduction in the Second Financial Buyer's offer price in the event the Company's transaction expenses exceeded such cap. As of the date of the Second Financial Buyer's revised bid, the Company had incurred a substantial amount of expense relating to the proposed merger, including fees payable to legal and financial advisors to the Company and the special committee. In addition, the special committee had authorized the Company to pay certain fees of separate legal counsel for management. Given these expenses, the special committee determined that it would be difficult to estimate the total amount of transaction expenses and that such expenses could exceed the cap designated by the Second Financial Buyer. The special committee also noted that the Second Financial Buyer's offer was subject to completion of due diligence and the successful negotiation of a definitive agreement, which the special committee believed were unlikely to be accomplished within the next week, and that negotiations with Cornerstone and Cornerstone's and its lender's due diligence investigation were at a significantly more advanced stage. Following discussion, the special committee instructed CIBC World Markets to notify the Second Financial Buyer that its revised bid price was not sufficient.


    On June 5, 2002, the special committee met via teleconference with representatives of Morgan Lewis, Lowenstein and CIBC World Markets. At this meeting, a representative of Lowenstein indicated that the two main outstanding issues with respect to the merger agreement involved the applicability of a break-up fee in the event of a breach by the Company of the non-solicitation provisions of the merger agreement and the material adverse effect definition for purposes of the merger agreement. He also stated that several open issues still remained with respect to the documentation being negotiated by the Management Participants and their counsel.

    The Lowenstein representative also provided the special committee with an overview of the transaction structure and the sources of financing to be used by Cornerstone to consummate the merger and described the terms and conditions of the proposed merger agreement which representatives of Lowenstein and Morgan Lewis had negotiated with Kirkland during the past week. The discussion focused on the principal conditions of the merger, including, among others, shareholder approval and the requirement that Cornerstone have obtained adequate financing to consummate the transaction. The Lowenstein representative then discussed the restrictions placed on the Company in operating its business between signing and closing and the provisions agreed upon with respect to post-closing director and officer indemnification obligations of the surviving corporation. The deal protection covenants in the merger agreement, including the non-solicitation and termination provisions and the various scenarios in which the Company could be required to pay a break-up fee to Cornerstone, were reviewed in detail. Following this discussion, Lowenstein briefly described the agreements being negotiated between Cornerstone and the Management Participants, including the forms of contribution agreement and voting agreement.

    A representative of Morgan Lewis then discussed the fiduciary duties of the special committee members and the application of the business judgment rule to any decision relating to the merger made by the board. The Morgan Lewis representative then noted the factors reviewed by the special committee, in consultation with its legal and financial advisors, in connection with its deliberations. Also at this meeting, CIBC World Markets reviewed with the special committee the results of the sales process and discussed with the special committee the Company's recent financial performance and the valuation methodologies that would be used by CIBC World Markets in its evaluation of the merger consideration.

    The special committee met again on June 8, 2002 via teleconference with representatives of Morgan Lewis, Lowenstein and CIBC World Markets to discuss the status of the transaction, including a potential funding shortfall of approximately $2.0 million to $3.0 million in Cornerstone's proposal due to the increase in Cornerstone's offer price from $6.10 to $6.25 per share and certain assumptions made by Cornerstone and conditions required by its lender. Cornerstone had used a March 2002 balance sheet in determining its required funding although the Company's April 2002 balance sheet had deteriorated from the prior month. In addition, Cornerstone used a projected debt level, based on information previously provided by the Company, that was lower than the debt level reflected on the Company's March 2002 balance sheet. As of March 31, 2002, the total debt and capital lease obligations of the Company were $17.1 million, while Cornerstone, based on information provided by the Company, had used projected debt and capital lease levels of $16.1 million. Cornerstone was informed that, as of April 30, 2002, the total debt and capital lease obligations totaled $16.9 million. Furthermore, transaction expenses were projected to be higher than Cornerstone had estimated and cash on the Company's balance sheet was needed for working capital purposes, rather than to pay off debt at closing, as had been assumed by Cornerstone. Cornerstone estimated transaction costs to be approximately $3.5 million. In addition, Cornerstone's senior lender had assumed a higher amount of accounts receivable than the amount that existed on April 30, 2002.


    Following this discussion, the special committee concluded that any risk relating to the potential funding shortfall had to be borne entirely by Cornerstone. Because the satisfaction of the financing condition was now somewhat uncertain, the special committee instructed CIBC World Markets to contact Cornerstone's representatives immediately and give them until 5:00 p.m. on June 10, 2002 to strengthen Cornerstone's financing commitments. The special committee considered and rejected the idea of consummating the transaction with Cornerstone at a lower purchase price. The special committee also agreed that until the potential funding issue was resolved to its satisfaction the Company should not further negotiate open contract issues. Lastly, the members of the special committee acknowledged that if the potential funding shortfall was not resolved by June 10, it would be appropriate to consider reinitiating discussions with the Second Financial Buyer. The parties agreed to reconvene on June 10, 2002 at 5:00 p.m.

    Between June 8 and 10, 2002, representatives of CIBC World Markets and Cornerstone discussed the potential funding shortfall. On June 10, 2002, Cornerstone indicated that it would be willing to provide additional funding of up to $5.0 million if necessary to fund the merger. In addition, representatives of CIBC World Markets discussed with Cornerstone's lender the funding available to Cornerstone and, based on these discussions, Cornerstone's lender eliminated certain financing conditions from its commitment letter.

    At a scheduled special committee meeting on June 10, 2002, CIBC World Markets informed the special committee of the additional capital Cornerstone had agreed to provide to alleviate funding concerns. The special committee then directed its advisors to move forward in negotiations with Cornerstone with the goal of expeditiously resolving any remaining open contract issues. Following this meeting, representatives of Lowenstein, Morgan Lewis and CIBC World Markets engaged in discussions with Kirkland regarding the terms and conditions of the proposed subordinated debt commitment letter and contribution agreement.

    On June 11, 2002, the special committee met via teleconference with its advisors to discuss revisions to the financing commitment letters and contribution agreement that had been circulated by Kirkland prior to the meeting. A representative of Lowenstein then noted that one of the remaining legal issues to be negotiated involved the amount of directors' and officers' liability insurance to be maintained following the closing of the transaction. After discussion, the special committee agreed that the surviving corporation should agree to deposit in escrow at closing $700,000 to insure the existing directors and officers against claims that may arise during the six years following the closing with respect to events that occurred prior to closing.

    During the evening of June 11, 2002, representatives of Lowenstein and Kirkland reached agreement on the remaining merger agreement issues, including the non-solicitation and insurance issues. In addition, Kirkland and counsel to the Management Participants agreed in principle to all open management-related matters, subject to review of the revised transaction documents.

    On June 11, 2002, the special committee again met via teleconference with representatives of Morgan Lewis, Lowenstein and CIBC World Markets. At this meeting, CIBC World Markets reviewed with the special committee its financial analysis of the merger consideration and rendered to the special committee its oral opinion, which was confirmed by delivery of a written opinion dated the same date to the special committee and board of directors, to the effect that, as of that date and based on and subject to the matters described in its written opinion, the merger consideration to be received by the holders of the Company's common stock (other than the Management Participants and their respective affiliates) was fair, from a financial point of view, to such holders. A representative of Morgan Lewis then briefly summarized the various reasons considered by the special committee in its analysis of the proposed transaction on June 5, 2002 and noted that these reasons remained valid.

    Following full discussion, the special committee unanimously concluded that the merger was fair to, and in the best interests of, the holders of the common stock of the Company (other than the Management Participants and their respective affiliates) and determined to recommend the proposed transaction to the board.

    A meeting of the full board of directors of the Company followed. The board, acting upon the recommendation of the special committee, with Messrs. Cartun and Keating not participating, then unanimously approved the merger, authorized the officers of the Company to execute the merger agreement and related transaction documents on behalf of the Company, and recommended that the shareholders of the Company vote in favor of the merger.

    The Company and Cornerstone then executed the merger agreement, and the Company issued a press release announcing the transaction with Cornerstone prior to the opening of trading on June 12, 2002.

    On June 24, 2002, the Second Financial Buyer submitted a revised bid for the Company in writing. The Second Financial Buyer indicated that it would assume all terms and conditions of the merger agreement (which had been publicly disclosed by the Company in filings made with the Securities and Exchange Commission), reduce the break-up fee to $2.5 million including expenses and increase the purchase price to $6.35 per share, or $6.75 per share if the Second Financial Buyer was successful in a potential court proceeding challenging the $3.0 million termination fee that would be payable to Cornerstone under the merger agreement. The letter further stated that the revised bid was subject to a review of the Company's May 2002 financial results and the disclosure schedules related to the merger agreement.

    On June 25, 2002, the special committee met via teleconference with representatives of Morgan Lewis, Lowenstein and CIBC World Markets to discuss the Second Financial Buyer's revised bid. With the assistance of its legal advisors, the special committee reviewed each of the determinations it was required to make under the non-solicitation provisions of the merger agreement prior to entering into discussions or negotiations with the Second Financial Buyer concerning its revised bid. Following discussion, the special committee instructed CIBC World Markets to review the proposed financing arrangements received from Cornerstone and the Second Financial Buyer and to discuss with management the Company's May 2002 operating results.

    On June 26, 2002, the special committee met again via teleconference with representatives of Morgan Lewis, Lowenstein and CIBC World Markets. CIBC World Markets indicated that the financing conditions submitted by Cornerstone and the Second Financial Buyer in connection with their earlier bids were similar. CIBC World Markets also reviewed with the special committee the Company's May 2002 operating results and informed the special committee that management had indicated that these results were expected to reflect a further softening in the Company's business communications operations, principally reflecting weaknesses in the financial services market. The special committee noted the Second Financial Buyer's negative reaction to the Company's April 2002 operating results, while Cornerstone had previously accepted the factors underlying the Company's April results, which continued to negatively impact May operating results.

    The special committee also discussed a letter, dated June 26, 2002, received by Lowenstein from Cornerstone, in which Cornerstone informed Lowenstein that the Second Financial Buyer had attempted to contact Cornerstone on multiple occasions since the announcement of the merger agreement on June 12, 2002. Cornerstone stated that, on three separate occasions, the Second Financial Buyer spoke with a representative of Cornerstone and indicated that it intended to disrupt the Cornerstone/Vestcom transaction unless Cornerstone allowed the Second Financial Buyer to participate in the investment. The special committee discussed the propriety of the Second Financial Buyer's conduct in light of the confidentiality agreement previously entered into by the Second Financial Buyer and the Company.

    After discussion, the special committee determined that it had not received information that would enable it to make each of the determinations required by the non-solicitation provisions of the merger agreement. The special committee instructed Lowenstein to communicate its position to the Second Financial Buyer, which Lowenstein did by letter, dated June 26, 2002, to the Second Financial Buyer.

    On June 27, 2002, a representative of the Second Financial Buyer left a voice mail message for a representative of Lowenstein asking for the information that had to be provided in order for the board of directors of the Company to commence discussions or negotiations with the Second Financial Buyer. After discussing this voice mail message with representatives of Morgan Lewis and the special committee, Lowenstein reiterated the special committee's position that discussions and negotiations were prohibited by the merger agreement in a letter, dated June 28, 2002, to the Second Financial Buyer.

    On June 28, 2002, a representative of Lowenstein received a voice mail message from a legal advisor to the Second Financial Buyer. The legal advisor asked the representative of Lowenstein in the voice mail message if there was anything he could do to get the Second Financial Buyer's revised bid considered by the Company's board of directors. After discussing the matter with a representative of Morgan Lewis and several members of the special committee, Lowenstein sent the Second Financial Buyer's legal advisor a copy of the June 28, 2002 letter that it had sent to the Second Financial Buyer.

    On July 3, 2002, a representative of Lowenstein received a letter from the Second Financial Buyer which, among other things, presented the Second Financial Buyer's analysis of the non-solicitation provisions of the merger agreement, requested additional information from the Company and a meeting with management, and stated that the Second Financial Buyer would take legal action against the Company and the board of directors if the Company did not meet its demands. At the direction of the special committee, by letter dated July 5, 2002, a representative of Lowenstein asked the Second Financial Buyer for clarification of its proposed purchase price in light of the termination fee that the Company would be required to pay Cornerstone if it entered into an agreement with another party and the status of the commitments of the Second Financial Buyer's lenders, which by their terms had previously expired.


    On July 22, 2002, a representative of Lowenstein received a letter from the Second Financial Buyer which reiterated the Second Financial Buyer's position that the termination fee contained in the merger agreement is unenforceable and expressed concerns about the negotiating history contained in the Company's preliminary proxy materials that had been filed with the Securities and Exchange Commission. On July 26, 2002, a representative of Lowenstein sent a letter to the Second Financial Buyer denying all allegations contained in the Second Financial Buyer's July 22 letter.


Our Purpose and Reasons for the Merger

    As discussed in the previous section entitled "--Background of the Merger", the Company received indications of interest from several unrelated parties concerning a possible acquisition of the Company. After careful consideration over an extended period of time of different alternatives available to maximize shareholder value, we have decided to enter into the merger agreement and complete the merger at this time for the following reasons:

    o Although we recognized certain cost savings from the consolidation and integration of many of our facilities, we believe that our continuing integration and consolidation process alone would not be sufficient to render us significantly more profitable in the foreseeable future. In addition, this would not provide liquidity for our shareholders, in contrast with the merger, which will allow our shareholders to immediately recognize cash value for their shares.

    o The market price for our common stock has declined since our initial public offering in August 1997. On ________, 2002, our closing sale price as reported on the Nasdaq National Market was $____, while it was $13.00 on the day we began trading as a public company. No assurance can be given that absent the merger, our stock price would remain at the current level or that it would not decline further.


    o After a thorough reveiw of all strategic alternatives over many months, the special committee determined, based on the factors described below, that the merger provided the greatest value reasonably available to our shareholders. See "Reasons for the Special Committee's Determination; Fairness of the Merger."

    As described under "Purpose and Reasons of Management Participants, Parent and Merger Sub for the Merger," the purpose of the Management Participants, Parent and Merger Sub for engaging in the merger and related transactions is to gain control of Vestcom. As described under "Background of the Merger," during 2001, management had discussions with several possible strategic partners and equity funds, including Cornerstone. Once the special committee was formed in December 2001, the committee requested that management refrain from negotiating with Cornerstone or any other party until the committee had agreed to the basic terms of an agreement. Accordingly, management did not negotiate the terms of its arrangements with Cornerstone, including the terms of the contribution agreement (pursuant to which certain members of management will contribute some of their shares of Vestcom common stock to Parent) and the voting agreement (pursuant to which certain shareholders granted an irrevocable proxy to Merger Sub to vote in favor of the merger agreement and agreed to vote their shares against any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the merger), until after the basic terms of the merger agreement had been negotiated by the special committee and its counsel and Cornerstone and its counsel.

    For a more detailed description of the purposes and reasons of various persons and parties for effectuating the merger and the benefits and detriments of the merger to them, see "Reasons for the Special Committee's Determination; Fairness of the Merger," "Reasons for the Board of Directors' Determination," "Purpose and Reasons of Management Participants, Parent and Merger Sub for the Merger" and "THE MERGER-Effects of the Merger."

Special Committee

    In order to eliminate any conflict of interest in evaluating, negotiating and recommending the merger and the terms of the merger agreement with Parent and Merger Sub, our board of directors formed a special committee of directors. The special committee is composed solely of non-management directors who are not officers or employees of the Company and who have no financial interest in the proposed merger different from our other shareholders generally, except as holders of Vestcom stock options which were granted by the Company to such directors in their capacity as members of our board of directors and as described in this proxy statement. The members of the special committee are Messrs. Stephen Bova, Leonard Fassler, Robert Levenson, David Walke and Richard White. Mr. White, a director of Vestcom since 1997 and a member of the special committee, was a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets, until April 30, 2002. Mr. White is currently negotiating the terms of his separation agreement with CIBC Capital Partners. If the transaction with Cornerstone is consummated and CIBC World Markets receives its transaction fee, there is a possibility that Mr. White may receive additional compensation from CIBC World Markets (estimated at approximately $95,000).

Reasons for the Special Committee's Determination; Fairness of the Merger

    Recommendation of the Special Committee. At its meeting on June 11, 2002, the special committee determined that the terms of the merger agreement were fair to and in the best interests of the Company's shareholders (excluding the Management Participants) and unanimously recommended the approval of the merger agreement to the board of directors. In reaching its conclusion, the special committee considered the potential benefits offered by the merger and weighed them against the potential detriments associated with the merger. The special committee ultimately concluded that the potential detriments were outweighed by the potential benefits of the merger to Vestcom and Vestcom's shareholders.

    Reasons for the Special Committee's Determination. The Company's purpose for engaging in the merger is to allow the Company's shareholders to realize the value of their investment in Vestcom in cash at a price which represents a significant premium to the market price of Vestcom common stock before the Company publicly announced it was exploring strategic alternatives. This purpose was influenced by the fact that the Company had suffered significant limitations as a public company, including its limited trading volume, institutional sponsorship and public float, small market capitalization and diminishing research attention from market analysts, all of which had adversely affected the trading market for and the value of Vestcom common stock. After review and evaluation of all information provided to the special committee for its consideration and extensive discussion and deliberation, the special committee concluded that the terms of the merger agreement were fair to and in the best interests of the Company's shareholders (excluding the Management Participants) and unanimously recommended the approval of the merger agreement to the board of directors.

    Positive Factors. The factors reviewed by the special committee, in consultation with its legal and financial advisors, and which supported the special committee's determination to recommend the merger and the merger agreement included, among others, the following:


    o Knowledge of Business. Because of its knowledge of Vestcom's business, operations, properties, assets, financial condition, operating results and prospects, the special committee was familiar with the Company's performance over the past several quarters and the recent softening of the Company's business communications operations reflecting weaknesses in the financial services market, which the special committee considered in light of the premium offered under the terms of the merger agreement;


    o Need to Fix Vestcom Business. The special committee considered the fact that significant problems existed within the Company that needed to be addressed in order to improve its financial performance and believed that the process of correcting these problems could be more effectively done if the Company were no longer a public company, and not subject to market pressure to produce improved results in the short term;

    o The Process. The fact that the Company publicly announced that the board of directors was exploring strategic alternatives to maximize shareholder value, which increased the Company's visibility to potential financial and strategic buyers, the fact that 55 potential buyers were contacted or contacted the Company or its financial advisor in an orderly process designed to elicit third party proposals for the Company and the extensive deliberations of the special committee in connection with this process;

    o History of Negotiations with Cornerstone. The history of the negotiations with respect to the merger consideration that, among other things, led to an increase in Cornerstone's offer from $4.00 per share of Vestcom common stock in December 2001 to $6.25 per share of Vestcom common stock in the merger agreement;

    o Limitations as a Public Company. The fact that the Company suffered significant limitations as a public company, including its limited trading volume, institutional sponsorship and public float, small market capitalization and diminishing research attention from market analysts, all of which had adversely affected the trading market for and the value of Vestcom common stock;

    o Possible Decline in Market Price of Shares. The special committee considered the possibility that if a transaction with Cornerstone is not consummated and the Company remains a publicly-owned corporation, the price that might be received by the Company's shareholders in the open market or in a future transaction might be less than the $6.25 per share to be received in connection with the merger;

    o Market Price and Premium. The fact that the consideration to be received by the Company's shareholders in the merger represents a premium of approximately 50.6% over the closing price of Vestcom common stock on June 11, 2002, the date prior to the public announcement of the merger agreement and a premium of approximately 196.3% over the closing price of Vestcom common stock on March 4, 2002, the date Vestcom announced that its board had authorized the engagement of a financial advisor;

    o Cash Consideration. The fact that the consideration to be received by the Company's shareholders in the merger will consist entirely of cash;

    o Arm's-Length Negotiations. The special committee considered the fact that the merger agreement and related transactions were the product of arm's-length negotiations between Cornerstone and the special committee and the fact that the special committee consists of five directors who are not employed by the Company;

    o Financial Presentation and Opinion of Financial Advisor. The special committee considered the financial presentation of CIBC World Markets to the special committee on June 11, 2002, including its written opinion to the special committee and board of directors as to the fairness, from a financial point of view and as of that date, of the merger consideration to the holders of the Company's common stock (other than the Management Participants and their respective affiliates), as described more fully under the caption "Opinion of Financial Advisor;"

    o Shareholder Approval Required. The fact that the merger agreement requires that the merger be submitted to Vestcom's shareholders for approval, which allows for an informed vote of shareholders on the merits of the transaction, and may be terminated in the event this approval is not obtained; and

    o Terms and Conditions of the Merger Agreement. The special committee considered the terms and conditions of the merger agreement, particularly the non-solicitation, termination and break-up fee provisions of the merger agreement, which permit Vestcom's board of directors to fulfill its fiduciary duties. The special committee sought to negotiate provisions in the merger agreement that would allow the board of directors to fulfill its fiduciary duties in the event an unsolicited offer from a third party were received. While the merger agreement prohibits Vestcom from soliciting third-party offers, it does not prohibit the board of directors, when it needs to do so to fulfill its fiduciary duties, from considering, in certain circumstances, unsolicited third-party offers, negotiating with these third parties or furnishing these third parties with information about Vestcom, subject to appropriate confidentiality agreements. Also, the special committee negotiated provisions in the merger agreement that would permit, in certain circumstances, the termination of the merger agreement in the event an offer more favorable from a financial point of view than the Cornerstone offer is received from a third party. The board of directors concluded that the $3 million termination fee should not deter a third party from making an offer that was more favorable to Vestcom's shareholders.

    Negative Factors. In addition to the foregoing positive factors which supported the special committee's determination to recommend the merger and the merger agreement, the special committee reviewed the following material negative factors, which the special committee viewed as insufficient to outweigh the positive factors:

        o Following the merger, Vestcom's shareholders (excluding the Management Participants) will cease to participate in the future earnings growth, if any, of Vestcom or benefit from the increase, if any, in the value of Vestcom;

        o The potential conflicts of interest of Vestcom's officers and directors in connection with the merger; and

        o Vestcom's shareholders may recognize a taxable gain upon completion of the merger if and to the extent the amount of cash such shareholder receives in the merger

    While the special committee did not independently consider the going concern value of Vestcom, it considered and adopted the discounted cash flow analysis performed by CIBC World Markets.

    With respect to liquidation value, the special committee considered that, as a provider of business communications, e-marketing and retail marketing services, with significant value in its employees and goodwill, liquidation value would likely be significantly lower than the valuation of Vestcom as a going concern and as such would not provide a useful comparison for assessing the fairness of the merger consideration. In addition, the special committee considered that book value, which would be based on the historical cost value of the Company's assets, also would not provide a fair value for the business as compared to current period measurements of the Company's operational performance, such as EBITDA and earnings per share.

Reasons for the Board of Directors' Determination

    Our board of directors consists of seven directors, five of whom serve on the special committee. In reporting to our board of directors regarding its determination and recommendation, the special committee, with its legal and financial advisors participating, advised the other members of our board of directors of the process undertaken by the special committee in the course of seeking alternatives for us, the course of its negotiations with third parties, in particular with Cornerstone and its advisors, its review of the merger agreement and the financing agreements provided by Cornerstone and the factors it considered in reaching its determination that the terms of the merger agreement, including the offer price of $6.25 per share, are fair to and in the best interests of our shareholders (other than the Management Participants). In view of the wide variety of factors considered in its evaluation of the proposed merger, our board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, our board of directors based its position on the totality of the information presented and considered, including the analyses and conclusions of the special committee which the board of directors adopted.

    The board of directors, based in part upon the determination and recommendation of the special committee, unanimously determined that the terms of the merger agreement are fair to and in the best interests of our shareholders (other than the Management Participants) and approved the merger agreement and the merger. The board of directors, based in part upon the unanimous recommendation of the special committee, unanimously recommends that our shareholders vote FOR the adoption and approval of the merger agreement.

Fairness of the Merger to Disinterested Shareholders

    The board of directors believes that the merger agreement and the proposed merger are substantively and procedurally fair to, and in the best interest of, our shareholders (other than the Management Participants) for all of the reasons set forth above.

    In reaching these conclusions, the board of directors considered it significant that:

        o the merger consideration of $6.25 in cash per share was the highest price Cornerstone indicated it was willing to pay at that time, following extensive negotiations between the special committee and representatives of Cornerstone;

        o except as described in this proxy statement, no member of the special committee has an interest in the proposed merger different from that of our shareholders generally;

        o the special committee consulted with its own legal and financial advisors experienced in transactions similar to the merger; and

        o the special committee and board of directors had received a written opinion dated June 11, 2002 of CIBC World Markets as to the fairness, from a financial point of view and as of that date, of the merger consideration to the holders of Vestcom common stock (other than the Management Participants and their respective affiliates).

    Our board of directors believes that the merger agreement and the proposed merger are substantively and procedurally fair to our shareholders (other than the Management Participants) for all of the reasons and factors described above, even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested shareholders.

Position of Our Officers as to the Fairness of the Merger

    Under a potential interpretation of the Exchange Act rules governing "going private" transactions, continuing officers may be deemed to be our affiliates. It is expected that Messrs. Brendan Keating, our President, Chief Executive Officer and Chief Operating Officer, Joel Cartun, our Chairman of the board, Michael Helfand, our Executive Vice President and Chief Financial Officer, and Steve Bardwell, the Chief Operating Officer of our Retail Solutions Group, Inc. subsidiary, will continue as officers of the surviving corporation after the merger and will own equity securities of Parent after the consummation of the merger. Messrs. Keating, Cartun, Helfand and Bardwell are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although Messrs. Keating, Cartun, Helfand and Bardwell may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally, they believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to disinterested shareholders based on the facts and information available to them. See "THE MERGER--Interests of Certain Persons in the Merger; Potential Conflicts of Interest."

    Although Messrs. Keating, Cartun, Helfand and Bardwell did not participate in the deliberations of the special committee, they considered the same factors examined by the special committee described above under "--Reasons for the Special Committee's Determination; Fairness of the Merger" and have adopted the conclusion, and the analysis underlying the conclusion, of the special committee, based upon their view as to the reasonableness of that analysis. Messrs. Keating, Cartun, Helfand and Bardwell believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to our shareholders (other than the Management Participants). They formed this belief with respect to substantive and procedural fairness even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested shareholders.

    Messrs. Keating, Cartun, Helfand and Bardwell believe these analyses and factors provide a reasonable basis upon which to form their belief that the merger is fair to our shareholders (other than the Management Participants). They have signed a voting agreement, along with certain of their affiliates, in which they have agreed to vote their shares of our common stock in favor of the merger and have granted an irrevocable proxy to Merger Sub in support of their obligations under the voting agreement. To our knowledge, each of our directors and executive officers intends to vote all of the shares of our common stock he or she directly owns in favor of the merger agreement.


Certain Projections

    In the course of discussions which culminated with the execution of the merger agreement, representatives of the Company furnished potential bidders, including Cornerstone and the Second Financial Buyer, with certain business and financial information that was not publicly available, including certain financial projections as set forth below. All potential bidders received the same projections. The projections were prepared solely for the Company's internal purposes and were not prepared for publication or with a view to complying with the published guidelines of the Securities and Exchange Commission regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and such information is being included in this proxy statement solely because it was furnished to the potential bidders. The independent accountants of the Company have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect to this information. The report of the Company's independent accountants incorporated by reference in this proxy statement relates to the historical financial information of the Company, and does not extend to the prospective financial information and should not be read to do so.

    The projections set forth below necessarily reflect numerous assumptions with respect to the industry in which the Company operates, general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's control, and do not take into account any changes in the Company's operations or capital structure which may result from the merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections.

    The inclusion of this information in the proxy statement should not be regarded as a representation by the Company, Cornerstone or anyone else that the forecasted information will be achieved. The Company has made no representation to Cornerstone regarding such information. The Company does not intend to update or otherwise revise the projections to reflect the circumstances existing after the date they were made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Additional projected financial information of the Company is contained in the Schedule 13E-3 filed with the Securities and Exchange Commission. See "WHERE SHAREHOLDERS CAN FIND MORE INFORMATION" for information on how to obtain a copy of the Schedule 13E-3.

    During the management presentations made in April, 2002, management provided Cornerstone and the Second Financial Buyer with the following projected information:



                              2002-2004 Projections
                              ---------------------
                              (Dollars in Millions)

Year Ended December 31,           2002           2003           2004
-----------------------           ----           ----           ----
Revenue                        $162,430        $170,418       $182,446
EBITDA                           20,649          25,492         31,281

         In May, 2002, management revised its projections as set forth below. The revised projections were provided to CIBC World Markets in connection with its opinion as to the fairness, from a financial point of view, of the merger consideration.


                              2002-2006 Projections
                              ---------------------
                  (Dollars in Millions, Except Per Share Data)





Year Ended December 31,                     2002              2003              2004            2005           2006
-----------------------                     ----              ----              ----            ----           ----
Sales............................        $159,981.4       $167,848.9        $176,241.4        $186,815.8     $198,024.8
Costs of Goods Sold..............         106,949.1        109,973.8         114,724.5         121,369.9      128,127.8
                                         ----------       ----------        ----------        ----------     ----------
     Gross Profit ...............        $ 53,032.3       $ 57,875.1        $ 61,516.9        $ 65,445.9     $ 69,897.0

Sales Expense....................          13,075.0         14,310.0          15,273.0          16,313.0       17,437.0
General & Administrative Expense.          21,757.0         22,643.0          23,567.0          24,531.0       25,536.0
Other Operating Expenses.........               0.0              0.0               0.0               0.0            0.0
                                         ----------       ----------        ----------        ----------     ----------
     EBITDA......................        $ 18,200.3       $ 20,922.1        $ 22,676.9        $ 24,601.9     $ 26,924.0

Depreciation.....................           9,625.9         10,107.2          10,612.5          11,143.1       11,700.2
Amortization.....................               0.0              0.0               0.0               0.0            0.0
                                         ----------       ----------        ----------        ----------     ----------
     EBIT........................        $  8,574.4       $ 10,814.9        $ 12,064.4        $ 13,458.8     $ 15,223.8

Interest Expense - Capital Leases           1,070.1          1,070.1           1,083.0           1,096.5        1,096.5
Interest Expense - Corporate.....             757.9            800.9             443.6             (36.3)        (783.8)
Other Non-Operating Expense/                    0.0              0.0               0.0               0.0            0.0
  Restructuring..................
                                         ----------       ----------        ----------        ----------     ----------
     Pre-Tax Income..............        $  6,746.4       $  8,943.9        $ 10,537.8        $ 12,398.6     $ 14,911.1

Provision for Taxes..............        $  2,698.5       $  3,577.6        $  4,215.1        $  4,959.5     $  5,964.4
                                         ----------       ----------        ----------        ----------     ----------

     Net Income..................        $  4,047.9       $  5,366.3        $  6,322.7        $  7,439.1     $  8,946.7
                                         ==========       ==========        ==========             =====         ======

Number of Shares Outstanding.....           9,056.8          9,300.0           9,300.0           9,300.0        9,300.0
Fully Diluted Earnings Per
  Share..........................             $0.45            $0.58             $0.68             $0.80          $0.96


         For a description of the projected total debt and capital lease obligations prepared by the Company and used by Cornerstone, see page __.

         The Company did not furnish any transaction costs projections to potential bidders and each bidder formulated its own estimate of transaction costs.


Opinion of Financial Advisor

    Vestcom engaged CIBC World Markets to act as its financial advisor in connection with the merger. In connection with this engagement, the special committee requested that CIBC World Markets evaluate the fairness, from a financial point of view, of the merger consideration to the holders of Vestcom common stock (other than the Management Participants and their respective affiliates). On June 11, 2002, at a meeting of the special committee held to evaluate the merger, CIBC World Markets rendered an oral opinion, which was confirmed by delivery of a written opinion to the special committee and board of directors dated the same date, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Vestcom common stock (other than the Management Participants and their respective affiliates).

    The full text of CIBC World Markets' written opinion, dated June 11, 2002, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B. CIBC World Markets' opinion is addressed to the special committee and the board of directors and relates only to the fairness of the merger consideration from a financial point of view. The opinion does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any stockholder as to any matters relating to the merger or any related transaction. The summary of CIBC World Markets' opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of Vestcom common stock are encouraged to read the opinion carefully in its entirety.

    In arriving at its opinion, CIBC World Markets:

    o   reviewed a draft dated June 10, 2002 of the merger agreement;

    o reviewed audited financial statements of Vestcom for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001;

    o reviewed unaudited financial statements of Vestcom for the three months ended March 31, 2002 and estimated financial statements of Vestcom prepared by Vestcom's management for the one month ended April 30, 2002;

    o reviewed historical market prices and trading volume for Vestcom common stock;

    o held discussions with Vestcom's senior management with respect to the business and prospects of Vestcom;

    o reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed relevant in evaluating Vestcom;

    o reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the merger;

    o performed a discounted cash flow analysis of Vestcom using assumptions of future performance provided to or discussed with CIBC World Markets by Vestcom's management;

    o   reviewed public information concerning Vestcom; and

    o performed other analyses, reviewed other information and considered other factors as CIBC World Markets deemed appropriate.

    In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with it by Vestcom and its employees, representatives and affiliates. With respect to financial forecasts and estimates relating to Vestcom which were provided to or discussed with CIBC World Markets, CIBC World Markets assumed, at the direction of Vestcom, without independent verification or investigation, that the forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of Vestcom's management as to the future financial condition and operating results of Vestcom. In addition, representatives of Vestcom advised CIBC World Markets, and CIBC World Markets therefore assumed, that the final terms of the merger agreement and related documents would not vary materially from those in the drafts reviewed by CIBC World Markets. CIBC World Markets also assumed, with Vestcom's consent, that in the course of obtaining the necessary regulatory or third party approvals and consents for the merger and related transactions, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on the merger. CIBC World Markets further assumed, with Vestcom's consent, that the merger and related transactions would be consummated in accordance with their respective terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws.

    CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Vestcom. CIBC World Markets expressed no opinion as to Vestcom's underlying valuation, future performance or long-term viability, or the price at which Vestcom common stock would trade subsequent to announcement of the merger. CIBC World Markets expressed no view as to, and its opinion did not address, Vestcom's underlying business decision to effect the merger nor was CIBC World Markets requested to consider the relative merits of the merger as compared to any alternative business strategies that might exist for Vestcom or the effect of any other transaction in which Vestcom might engage. In connection with CIBC World Markets' engagement, CIBC World Markets held discussions, at the direction of Vestcom, with third parties to solicit indications of interest in the possible acquisition of all or a part of Vestcom. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. The special committee imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

    This summary is not a complete description of CIBC World Markets' opinion or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

    In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Vestcom's control. No company, transaction or business used in the analyses as a comparison is identical to Vestcom or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

    The estimates contained in CIBC World Markets' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

    A copy of CIBC World Markets' written presentation to the special committee has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by Vestcom with the Securities and Exchange Commission and will be available for inspection and copying at Vestcom's principal executive offices during regular business hours by any interested stockholder of Vestcom or any representative of such stockholder who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

    The type and amount of consideration payable in the merger was determined through negotiation between the special committee and Cornerstone and the decision to enter into the merger agreement was solely that of Vestcom's board of directors. CIBC World Markets' opinion were only one of many factors considered by the special committee and board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Vestcom's special committee, board of directors or management with respect to the merger or the merger consideration.


    The following is a summary of the material financial analyses, each of which is a standard valuation methodology customarily undertaken in transactions of this type, underlying CIBC World Markets' opinion to the special committee and board of directors in connection with the merger:


    Selected Companies Analyses

    CIBC World Markets compared financial and stock market information for Vestcom and the following eight selected publicly held companies in the print and fulfillment sector of the business services industry:

    o   Banta Corporation
    o   Consolidated Graphics, Inc.
    o   Mail-Well, Inc.
    o   Moore Corporation Limited
    o   SOURCECORP, Incorporated
    o   The Standard Register Company
    o   Wallace Computer Services, Inc.
    o   Workflow Management, Inc.

CIBC World Markets reviewed enterprise values, calculated as equity value plus debt, minority interests, preferred stock, out-of-the-money convertibles, less cash and investments in unconsolidated affiliates, as multiples of latest 12 months and estimated calendar year 2002 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, less three year average capital expenditures, and earnings before interest and taxes, commonly referred to as EBIT. CIBC World Markets also reviewed equity values as a multiple of latest 12 months and estimated calendar year 2002 net income. All multiples were based on closing stock prices on June 10, 2002. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Vestcom were based on internal estimates of Vestcom's management. CIBC World Markets then applied a range of selected multiples of latest 12 months and estimated calendar year 2002 EBITDA less three year average capital expenditures, EBIT and net income derived from the selected companies to corresponding financial data for Vestcom in order to derive an implied per share equity reference range for Vestcom. This analysis indicated the following implied per share equity reference range for Vestcom, as compared to the merger consideration:

           Implied Per Share Equity
          Reference Range for Vestcom                       Merger Consideration
          ---------------------------                       --------------------

                 $5.21 - $7.46                                     $6.25

    Precedent Transactions Analysis

    CIBC World Markets reviewed the purchase prices and implied transaction multiples in the following 19 selected transactions having enterprise values of less than $100 million in the print and fulfillment sector of the business services industry:

              Acquiror                                           Target
              --------                                           ------
     o   Photobition Group PLC                     o   Meteor Photo & Imaging Company
     o   Swiss-Irish Enterprises, Inc.             o   Compass Print & Mail Services, Inc.
     o   Cunningham Graphics International, Inc.   o   Boston Towne Press, Inc.
     o   R.R. Donnelley & Sons Company             o   Communicolor, a division of The Standard
                                                       Register Company

     o   Cunningham Graphics International, Inc.   o   Workable Company Limited
     o   CustomerONE Holding Corporation           o   LCS Industries, Inc.
     o   Unidigital Inc.                           o   Kwik International Color, Ltd.
     o   Compass International Services            o   The Mail Box, Inc.
         Corporation
     o   Applied Graphics Technologies, Inc.       o   Flying Color Graphics, Inc.
     o   Cunningham Graphics International, Inc.   o   Roda Limited
     o   New England Business Service, Inc.        o   Rapidforms, Inc.
     o   Brown Printing Company                    o   Graftek Press, Inc.
     o   Courier Corporation                       o   Book-mart Press, Inc.
     o   American Banknote Corporation             o   Leigh-Mardon Security Group
     o   Big Flower Press Holdings, Inc.           o   Scanforms, Inc.
     o   Big Flower Press Holdings, Inc.           o   PrintCo., Inc.
     o   Cadmus Communications Corporation         o   Lancaster Press, Inc.
     o   Phoenix Color Corp.                       o   New England Book Components, Inc.
     o   Cadmus Communications Corporation         o   The Software Factory, Inc.

CIBC World Markets reviewed enterprise values in the selected transactions as multiples of latest 12 months EBITDA and EBIT. CIBC World Markets also reviewed equity values as a multiple of latest 12 months net income. All multiples for the selected transactions were based on publicly available information. CIBC World Markets then applied a range of selected multiples of latest 12 months (as of announcement of the relevant transaction) EBITDA, EBIT and net income derived from the selected transactions to corresponding financial data for Vestcom in order to derive an implied per share equity reference range for Vestcom. This analysis indicated the following implied per share equity reference range for Vestcom, as compared to the merger consideration:

     Implied Per Share Equity
    Reference Range for Vestcom                       Merger Consideration
    ---------------------------                       --------------------

           $4.91 - $7.06                                     $6.25

    Premiums Paid Analysis

    CIBC World Markets reviewed the premiums paid in 24 leveraged buyout transactions announced between January 1, 1999 and May 28, 2002 having enterprise values ranging from $25 million to $100 million. CIBC World Markets then applied a range of premiums derived from these transactions based on the closing stock prices of the target company one day, five days and twenty days prior to public announcement of the transaction to the closing stock price of Vestcom one day, five days and twenty days prior to March 4, 2002 (the date on which Vestcom first publicly announced its intention to pursue strategic alternatives). This analysis indicated the following implied per share equity reference range for Vestcom, as compared to the merger consideration:

     Implied Per Share Equity
    Reference Range for Vestcom                       Merger Consideration
    ---------------------------                       --------------------

           $2.37 - $2.55                                     $6.25

    Discounted Cash Flow Analysis

    CIBC World Markets performed a discounted cash flow analysis of Vestcom to calculate the estimated present value of the unlevered, after-tax free cash flows that Vestcom could generate for calendar years 2002 through 2006, based on internal estimates of Vestcom's management. CIBC World Markets calculated a range of estimated terminal values by applying perpetuity growth rates ranging from 2.0% to 4.0% to Vestcom's projected calendar year 2006 free cash flows. The present value of the cash flows and terminal values were calculated using discount rates ranging from 14.0% to 18.0%. This analysis indicated the following implied per share equity reference range for Vestcom, as compared to the merger consideration:

     Implied Per Share Equity
    Reference Range for Vestcom                       Merger Consideration
    ---------------------------                       --------------------

           $4.83 - $8.66                                     $6.25

    Other Factors

    In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including the following:

o   historical market prices and trading volumes of Vestcom common stock; and

o the relationship between movements in Vestcom common stock, movements in the Nasdaq composite index and movements in the common stock of selected companies in the print and fulfillment sector of the business services industry.

    Miscellaneous

    Vestcom has agreed to pay CIBC World Markets for its financial advisory services upon consummation of the merger an aggregate fee based on a percentage of the total consideration, including liabilities assumed, payable in the merger. The fee payable to CIBC World Markets currently is estimated to be approximately $1.9 million. In addition, Vestcom has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. CIBC World Markets and its affiliates in the past have provided services to Vestcom unrelated to the proposed merger. Since January 1, 2000, CIBC World Markets and its affiliates have received aggregate fees of $100,000 for these services. CIBC World Markets and its affiliates also beneficially own shares of Vestcom common stock, which shares represented, as of June 10, 2002, less than 0.01% of Vestcom's outstanding common stock. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Vestcom for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

    Vestcom selected CIBC World Markets as its financial advisor based on CIBC World Markets' reputation, experience and familiarity with Vestcom. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Purpose and Reasons of Management Participants, Parent and Merger Sub for the Merger

    The purpose of the Management Participants, Parent and Merger Sub (collectively referred to as the "Equity Investors") for engaging in the merger and related transactions is to gain control of Vestcom. The Equity Investors believe that Vestcom's future business prospects can be improved through their active participation in the strategic direction and operations of Vestcom. This assessment is based upon publicly available information regarding Vestcom, the Equity Investors' due diligence investigation of Vestcom and the Equity Investors' investment experience. While the Equity Investors believe that there will be significant opportunities associated with their investment in Vestcom, there are also substantial risks that such opportunities may not be fully realized. In addition, the investment of the Equity Investors will be relatively illiquid and will be subject to transfer restrictions under a stockholders agreement.


    The Management Participants considered the following positive factors in reviewing the merger agreement:

    o Through their investment in Parent, they will have an opportunity to share in the growth, if any, of the Company after the merger.

    o They will have an opportunity to shape the direction of the Company's business after the merger.

    o Parent has agreed to establish a deferred compensation plan for their benefit. See "THE MERGER-Interests of Certain Persons in the Merger; Potential Conflicts of Interest."

    The Management Participants also considered the following negative factors:

    o To the extent they contribute a portion of their shares of the Company's common stock to Parent, they are giving up the right to receive $6.25 per share for such shares.

    o As a condition to Parent's participation in the merger, they are required to waive their respective rights to receive certain change in control payments they would otherwise be entitled to receive upon the consummation of the merger.

    o As a result of the merger and related transactions, their investment in Parent will represent an illiquid investment in the stock of a private company.

    The Management Participants ultimately concluded that the potential detriments of the merger to them were outweighed by the potential benefits of the merger to them.

    The proposed acquisition of Vestcom has been structured as a merger in order to preserve Vestcom's corporate identity and existing contractual arrangements with third parties. The Equity Investors did not consider other alternatives with respect to the structure of the transaction.

Position of Management Participants, Parent and Merger Sub as to the Fairness of the Merger

    The Management Participants. The Management Participants believe that the merger consideration of $6.25 per share to be received by Vestcom's unaffiliated shareholders pursuant to the merger is fair. Their belief is based on the following facts: (1) the fact that the special committee and the board of directors, based on the factors discussed above, concluded that the merger is fair to, and in the best interests of, Vestcom's shareholders (other than the Management Participants), (2) the fact that CIBC World Markets delivered its opinion to the special committee to the effect that, as of the date of such opinion and based on and subject to certain limitations, qualifications and assumptions stated in such opinion, the cash merger consideration to be paid in the merger is fair to Vestcom's shareholders (other than the Management Participants) from a financial point of view and (3) the negotiations between Parent, Merger Sub and their representatives, on the one hand, and the special committee and its representatives, on the other hand, of the terms of the merger agreement were in each case conducted on an arm's-length basis. The Management Participants, Parent and Merger Sub did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness.

    Parent and Merger Sub. Parent and Merger Sub believe the merger is fair to Vestcom's shareholders (other than the Management Participants). However, neither Parent, Merger Sub nor any of their affiliates has undertaken any formal evaluation of the fairness of the merger to Vestcom's shareholders. Moreover, Parent and Merger Sub did not participate in the deliberations of the special committee or receive advice from the special committee's financial advisor. Consequently, Parent and Merger Sub are not in a position to specifically adopt the conclusions of the special committee with respect to the fairness of the merger to Vestcom's shareholders (other than the Management Participants). Because of the variety of factors considered, Parent and Merger Sub did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching their determination. Parent and Merger Sub's determination that the merger is fair was made after consideration of all factors it determined to be relevant. These factors include:

    o the current and past trading prices of Vestcom's common stock compared to the common stock of other similar companies;

    o the merger will provide the public shareholders $6.25 in cash for each outstanding share of Vestcom's common stock, a 50.6% increase over the closing price on June 11, 2002, the day prior to the public announcement of the merger agreement, and a 196.3% increase over the closing price on March 4, 2002, the date Vestcom announced that its board had authorized the engagement of a financial advisor;

    o the merger agreement was the result of arm's-length negotiations in which the special committee was assisted by its independent financial and legal advisors;

    o Vestcom has advised Parent and Merger Sub that its proposal was believed to be the best alternative for Vestcom and Vestcom's shareholders (other than the Management Participants);

    o the establishment of the special committee to evaluate Parent and Merger Sub's proposal as well as other alternatives;

    o   the unanimous recommendation of the special committee;

    o the fact that the special committee received a written opinion from its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration to Vestcom's shareholders (other than the Management Participants); and

    o the fact that the special committee aggressively negotiated the terms of the merger agreement and the merger.

    Parent and Merger Sub believe these analyses and factors provide a reasonable basis upon which to form its belief that the merger is fair to Vestcom's shareholders (other than the Management Participants). This belief should not, however, be construed as a recommendation to Vestcom's shareholders (other than the Management Participants) by Parent or Merger Sub to vote to approve the merger.

    Parent and Merger Sub did not consider net book value or liquidation value to be material factors in determining the fairness of the merger to the public shareholders. Parent and Merger Sub do not believe that these factors have any significant impact on the market trading prices of the common stock. Parent and Merger Sub did not rely on any report, opinion or appraisal in determining the fairness of the merger to Vestcom's shareholders (other than the Management Participants), but does not disagree with the conclusion expressed by CIBC World Markets in its opinion to the special committee regarding the fairness, from a financial point of view, of the merger consideration to Vestcom's shareholders (other than the Management Participants). For the reasons cited above and based upon their involvement in the process leading up to the merger, Parent and Merger Sub believe that the procedures used by the special committee were fair to Vestcom's shareholders (other than the Management Participants). These procedures include the formation of the special committee and the fact that the merger must be approved by Vestcom's shareholders.

Material U.S. Federal Income Tax Consequences

    The following is a summary of the material U.S. federal income tax consequences of the merger to holders of our common stock. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, insurance companies, tax- exempt investors, S corporations, holders who are properly classified as "partnerships" under the Internal Revenue Code of 1986, as amended (the "Code"), dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensation or equity arrangements, holders whose shares of common stock are qualified small business stock for purposes of Section 1202 of the Code, holders who are otherwise subject to the alternative minimum tax provisions of the Code or holders who do not hold their shares of common stock as "capital assets" within the meaning of Section 1221 of the Code). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws or of transactions effectuated prior or subsequent to or concurrently with the merger, whether or not any such transactions are undertaken in connection with the merger.

    Holders of our common stock should consult their individual tax advisors as to the particular tax consequences to them of the merger, including the application of any state, local or foreign tax laws.

    The receipt of cash by holders of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize capital gain or loss in an amount equal to the difference between the cash received by the holder and the holder's adjusted tax basis in our common stock. Any capital gain or loss generally will be long-term capital gain or loss if our common stock has been held by the holder for more than one year. If our common stock has been held by the holder for not more than one year, any gain or loss will generally be taxed as a short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxable at a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations.

    A non-corporate shareholder may be subject to backup withholding at a rate of 30.5%. However, backup withholding will not apply to a shareholder who either
(i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to back-up withholding by completing the substitute Form W-9 that will be included as a part of the transmittal letter to be sent to shareholders after completion of the merger, or (ii) otherwise proves to Parent and its payment agent that the shareholder is exempt from backup withholding in accordance with applicable regulations.

    The Company will not recognize gain or loss for federal income tax purposes as a result of the merger. Shares of our common stock owned by Parent or Merger Sub at the time of the merger will be canceled in the merger without the payment of any consideration with respect to those shares. None of Parent or Merger Sub will recognize gain on our common stock owned by them upon consummation of the merger to the extent that such shares are transferred to Parent prior to consummation of the merger. As a result, Parent and Merger Sub will not recognize gain or loss for federal income tax purposes due to the merger.

    To the extent certain management shareholders of the Company contribute their shares of the Company's common stock to Parent in exchange for Parent stock, such shareholders will not recognize gain or loss on such exchange for federal income tax purposes.

Accounting Treatment

    The merger will be accounted for in accordance with the purchase method of accounting under U.S. generally accepted accounting principles.

Other Matters

    On February 20, 2002, V Investment Partners LLC (the "Opposing Shareholder") notified the Company that it intended to nominate its own slate of directors in connection with the Company's 2002 annual meeting of shareholders and solicit shareholders in support of its nominees. As described above under "Background of the Merger," the Company's board of directors established the special committee in December 2001. This notification by the Opposing Shareholder and the public announcement by the Opposing Shareholder on March 5, 2002 that it intended to commence a proxy contest had no material impact on the Company's exploration of strategic alternatives and discussions with potential acquirors. On June 20, 2002, the Opposing Shareholder announced that it was suspending its proxy contest to elect its nominees to the Company's board of directors in light of the Company's announcement of the merger agreement.


                                   THE MERGER

Structure of the Merger

    The proposed transaction has been structured as a merger of Merger Sub, a wholly-owned subsidiary of Parent, into the Company in order to permit the cancellation of all of our common stock and other outstanding equity interests and to preserve the Company's identity and existing contractual arrangements with third parties. The transaction has been structured as a cash merger in order to provide our public shareholders with cash for all of the shares of our common stock they hold and to provide a prompt and orderly transfer of ownership of the Company with reduced transaction costs.

Effects of the Merger

    Upon completion of the merger, our shareholders will cease to have ownership interests in the Company or rights as the Company's shareholders, but the Management Participants will own equity securities of Parent after the consummation of the Merger. See "--Interests of Certain Persons in the Merger; Potential Conflicts of Interest". Therefore, our current shareholders, other than the Management Participants and any other members of Vestcom's management who contribute shares of Vestcom common stock and/stock options to purchase Vestcom common stock to Parent, will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value. Upon completion of the merger, Cornerstone will own between 70-85% of the issued and outstanding shares of Parent's common stock, depending upon, among other items, the number of shares of Vestcom common stock and/or stock options to purchase Vestcom common stock contributed to Parent immediately prior to the merger in exchange for Parent's common stock by members of Vestcom's management other than the Management Participants, and the Management Participants and such other members of Vestcom's management will own the remaining 15-30% of the issued and outstanding shares of Parent's common stock. Although their investment involves substantial risk resulting from the limited liquidity of the investment, our financial history and the uncertainty that we will be able to continue to obtain or generate sufficient capital to fund our ongoing operations, the Management Participants, such other members of Vestcom's management and Cornerstone will be the sole beneficiaries of the Company's future earnings and growth, if any.

    In connection with the merger, the vesting of all outstanding stock options will accelerate and such stock options will become fully exercisable. Any stock option to purchase shares of Vestcom common stock which is outstanding immediately prior to the effective time of the merger will be canceled. In consideration of such cancellation, the surviving corporation will pay to the holder of each canceled stock option, at or as soon as practicable after the effective time, a cash payment equal to the product of (1) the excess, if any, of $6.25 over the per share exercise price of the stock option, multiplied by
(2) the aggregate number of shares of common stock then subject to such stock option. At the effective time, all such stock options will be converted into, and will thereafter only represent the right to receive, such cash consideration.

    As a result of the merger, the surviving corporation will be privately held. There will be no public market for our common stock and we will cease to be traded on Nasdaq or any other securities exchange. In addition, registration of our common stock under the Securities Exchange Act of 1934 (the "Exchange Act") will be terminated and we will no longer be required to file periodic reports with the Securities and Exchange Commission. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions and the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable to us or our affiliates.

    Once the merger is completed, the directors of Merger Sub will become the directors of the surviving corporation and the officers of the Company will become officers of the surviving corporation. It is expected that some of the members of our current management will remain as management of the surviving corporation after the merger. See "--Interests of Certain Persons in the Merger; Potential Conflicts of Interest" beginning on page __.

    It is expected that, following completion of the merger, our operations will be conducted substantially as they are currently being conducted. None of Cornerstone, Parent or Merger Sub have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger that would involve our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, we will continue to evaluate our business and operations after the merger and may develop new plans and proposals that we consider to be in our best interests and the interests of our then shareholders.

    The Management Participants and Cornerstone, through their ownership of Parent, will have a 100% interest in the net book value and net income or loss of the Company after the merger.


    Messrs. Keating, Cartun, Helfand and Bardwell beneficially owned 70,500, 1,546,498, 13,000 and 192,500 shares, respectively, of Vestcom common stock as of March 31, 2002, excluding shares issuable to them upon the exercise of stock options. This represented .78%, 17.08%,.14% and 2.13% of the outstanding shares on that date, or an aggregate of 20.12% of the outstanding shares. Based on their ownership interest in Vestcom, they had the following interest in the Company's net book value and net earnings as of March 31, 2002:




Name                                     Interest in Net Book Value as of       Interest in Net Earnings as of March
                                         March 31, 2002                         31 2002
---------------------------------------- -------------------------------------- --------------------------------------
Brendan Keating                          $722,873                               $8,756
---------------------------------------- -------------------------------------- --------------------------------------
Joel Cartun                              $15,829,067                            $191,725
---------------------------------------- -------------------------------------- --------------------------------------
Michael Helfand                          $129,746                               $1,572
---------------------------------------- -------------------------------------- --------------------------------------
Steve Bardwell                           $1,974,000                             $23,910
---------------------------------------- -------------------------------------- --------------------------------------
All Management Participants
as a Group                               $18,646,418                            $225,849
---------------------------------------- -------------------------------------- --------------------------------------





    Their interests in the net book value and net earnings of the Company after giving effect to the merger and related transactions, based on their percentage ownership of the common stock of Parent, assuming the merger occurred on March 31, 2002, excluding options, warrants and preferred stock, are as follows:




Name                            Percentage of                Interest in Net Book         Interest in Net
                                Common Stock of              Value, if Merger             Earnings, if Merger
                                Parent after the             Occurred on March            Occurred on March
                                Merger                       31, 2002                     31, 2002
------------------------------- ---------------------------- ---------------------------- ----------------------------
Brendan Keating                 2.92%                        $2,706,140                   $32,777
------------------------------- ---------------------------- ---------------------------- ----------------------------
Joel Cartun                     13.48%                       $12,492,729                  $151,315
------------------------------- ---------------------------- ---------------------------- ----------------------------
Michael Helfand                 1.29%                        $1,195,521                   $14,480
------------------------------- ---------------------------- ---------------------------- ----------------------------
Steve Bardwell                  1.36%                        $1,260,394                   $15,266
------------------------------- ---------------------------- ---------------------------- ----------------------------

All Management Participants     19.05%                       $17,654,784                  $213,839
as a Group
------------------------------- ---------------------------- ---------------------------- ----------------------------

    The percentage ownership of the Parent's common stock set forth above is subject to change depending upon, among other items, the number of shares of the Company's common stock contributed to Parent immediately prior to the merger in exchange for shares of Parent common stock by members of the Company's management who were not parties to the contribution agreement.




Risks That the Merger Will Not Be Completed

    Completion of the merger is subject to various risks, including, but not limited to, the following:

        o that the merger agreement will not be adopted and approved by the holders of at least a majority of the votes cast, either in person or by proxy, by our shareholders at the annual meeting;

        o that Parent will not receive sufficient cash from its financing transactions to pay the merger consideration;

        o that we will experience a business interruption, incident, change, development, occurrence or event that has a material adverse effect on us that would permit Parent to terminate the merger agreement and abandon the merger;

        o that the parties will not have performed in all material respects their obligations contained in the merger agreement to be performed before the completion of the merger;

        o that the representations and warranties made by the Company in the merger agreement (other than those representations and warranties made as of a particular date) that are not qualified by materiality will not be true and correct in all material respects as of the closing of the merger and that those representations and warranties of the Company that are qualified by materiality will not be true and correct in all respects as of the closing of the merger; and

        o that a governmental entity brings or overtly threatens to bring a lawsuit or a court imposes a restraint that prohibits the merger.

    As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite shareholder approval is obtained.

Conduct of the Business of Vestcom if the Merger is Not Consummated

    If Vestcom does not consummate the merger, our board of directors, if reelected, expects to seek to retain Vestcom's current management team, although there can be no assurance it will be successful in doing so. There are no plans in such circumstances to operate the Company's business in a manner substantially different than presently operated.

Merger Financing

    Parent estimates that the total amount of funds necessary to consummate the merger and related transactions will be approximately $84.3 million. GE has committed to provide up to $42.0 million in senior secured debt to be used to
(i) provide partial financing for the acquisition of the Company, (ii) to refinance existing indebtedness of the Company, (iii) to provide financing for ongoing working capital needs of the surviving corporation and (iv) to finance expenses relating to the acquisition. In addition, Cornerstone has agreed that it and/or its affiliates will provide up to $10.5 million in subordinated debt financing for the merger and to pay fees and expenses incurred in connection with the merger. Each of these commitments is subject to the satisfaction of conditions contained therein.

    Additional equity financing in the amount of up to $35.9 million will be provided by Cornerstone through the purchase of equity securities of Parent. Additional equity financing in the amount of approximately $5.5 million will be provided by the Management Participants resulting from the contribution of a portion or all of their shares of Vestcom common stock and/or stock options to purchase shares of Vestcom common stock to Parent in exchange for equity securities of Parent.

Voting Agreement

    Certain shareholders of the Company, owning in the aggregate 1,822,498 shares, representing 20.1% of the issued and outstanding shares of our common stock, have signed a voting agreement and granted an irrevocable proxy to Merger Sub pursuant to which they have agreed to vote their shares in favor of the merger agreement and agreed to vote their shares against any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the merger.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

    The Special Committee. In considering the recommendations of the board of directors, our shareholders should be aware that certain of our executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of our shareholders generally. The board of directors appointed the special committee, consisting solely of directors who are not officers or employees of the Company and who have no financial interest in the proposed merger different from our shareholders generally, to evaluate, negotiate and recommend the merger agreement, and to evaluate whether the merger is in the best interests of our shareholders (other than the Management Participants). The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in recommending to the board of directors that the merger agreement be approved and adopted.

    In February 2002, the board of directors determined that each member of the special committee would receive a one time fee of $25,000 in connection with his service on the special committee, regardless of whether any proposed transaction is completed.

    Richard D. White, a director of Vestcom since 1997 and a member of the special committee, was a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets, until April 30, 2002. Mr. White is currently negotiating the terms of his separation agreement with CIBC Capital Partners. If the transaction with Cornerstone is consummated and CIBC World Markets receives its transaction fee, there is a possibility that Mr. White may receive additional compensation (estimated at approximately $95,000).

    Management of the Company Following the Merger. It is currently expected that Messrs. Brendan Keating, Joel Cartun, Michael Helfand and Steve Bardwell will be officers of the surviving corporation after the completion of the merger. Messrs. Keating, Cartun, Helfand and Bardwell have each agreed to a form of employment agreement with the surviving corporation that will be executed after the consummation of the merger. In addition, it is expected that several other members of our current management will remain as members of management of the surviving corporation following the merger, although these roles have not been defined. As of the date of this proxy statement, there are no definitive employment or other agreements related to any other member of our management regarding the terms of their employment with the surviving corporation.

    Pre-Existing Indemnification and Insurance. The Company's certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by New Jersey law. We also maintain directors' and officers' liability insurance for the benefit of such persons.

    Additional Indemnification of Directors and Officers. The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing on the date of the merger agreement in favor of current or former directors or officers of the Company and its subsidiaries as provided under their certificates of incorporation and by-laws (or similar organizational documents) and as provided under applicable state law will survive the merger and the obligation to provide such rights will be assumed by the surviving corporation.

    Directors' and Officers' Insurance. The merger agreement provides that for six years after the effective time of the merger, the surviving corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy, in their capacities as directors and officers for acts or omissions occurring prior to the merger, on terms with respect to such coverage and amounts no less favorable in any material respect to such persons than those as in effect on the date of the merger agreement. The Company and the surviving corporation are required to use their best efforts to negotiate a one-time premium for such coverage, but they are not obligated to spend more than $700,000 for such one-time premium.

    Stock Options. As a result of the merger, the vesting of all options held by our directors and executive officers, and all other employees, will be accelerated.

    Change in Control Agreements. Messrs. Brendan Keating, Joel Cartun, Michael Helfand and Steve Bardwell have agreed to waive, as a condition to Parent's participation in the merger, their respective rights to receive certain "change in control" payments aggregating approximately $1,625,000 that would otherwise be owing to them upon the closing of the merger. Unless other arrangements are made, Sheryl Bernstein Cilenti will be entitled to receive a "change in control" payment upon the closing of the merger and Messrs. David Adler, Andrew Lewkowicz and Tim McKenzie will be entitled to receive payments if their employment is terminated during specified periods after the closing of the merger. Certain other key employees are entitled to receive payments upon termination of their employment, regardless of whether the merger is consummated, pursuant to letter agreements with the Company or, with respect to certain Canadian employees, pursuant to applicable Canadian law. In addition, under the current terms of a $100,000 loan previously made by the Company to Mr. Keating, the loan will be forgiven upon the consummation of the merger.

    Equity Securities of Parent held by Management Participants. Pursuant to the Contribution Agreement, dated June 12, 2002, by Parent, Merger Sub and Messrs. Cartun, Keating and Bardwell, each of Messrs. Cartun, Keating and Bardwell agreed to contribute, immediately prior to the merger, a portion or all of their shares of common stock of Vestcom to the capital of Parent and, in exchange, Parent agreed to issue shares of its common stock and preferred stock to such persons. Pursuant to a letter agreement, dated June 12, 2002, by and among Parent and the Management Participants, each of the Management Participants agreed to purchase at fair market value, immediately following the consummation of the merger, a certain number of shares of common stock of Parent. Pursuant to a letter agreement, dated June 12, 2002, by and among Parent and the Management Participants, Parent agreed to (i) as soon as reasonably practicable after the consummation of the merger, establish a deferred compensation plan for the benefit of the Management Participants and (ii) issue shares of preferred stock of Parent to the deferred compensation plan for the benefit of the Management Participants with an aggregate value of $1,625,000. The ownership of equity securities of Parent presents the Management Participants with inherent conflicts of interest in connection with the merger. In considering the recommendation of the board of directors with respect to the merger, shareholders should be aware of such interests. The Special Committee and the board of directors was aware of such interests and considered them along with other factors described under "SPECIAL FACTORS -- Reasons for the Special Committee's Determination; Fairness of the Merger."

    Cornerstone, Parent and Merger Sub. The merger is being completed to permit Cornerstone, together with the Management Participants, to acquire the Company from the public shareholders and take the Company from being a public corporation to being a private corporation. After the merger, Cornerstone will indirectly control the surviving corporation through its control of Parent.

    Stockholders Agreement and Registration Rights Agreement. In connection with the merger, Parent, Cornerstone and the Management Participants will enter into a stockholders agreement under which such shareholders of Parent will agree to vote in favor of certain members of the board of directors of Parent designated by certain groups of Parent's shareholders who are parties to the stockholders agreement. Pursuant to the stockholders agreement, Parent will have up to seven directors consisting of: (i) Mr. Cartun shall have the right to designate one member to the board of directors of Parent so long as he continues to own at least 50% of the capital stock that he owns immediately after the consummation of the merger, (ii) the chief executive officer of Parent shall be a member of the board of directors of Parent until he is no longer the chief executive officer, and at such time, shall be replaced by the new chief executive officer of Parent, (iii) Cornerstone shall have the right to designate up to four members (or if the board consists of less than seven members, a majority of the board) to the board of directors of Parent, and (iv) the remaining members of the board of directors of Parent, if any, shall be independent of the Cornerstone and the Management Participants.

    In connection with the Merger, Parent, Cornerstone and the Management Participants will enter into a registration rights agreement. Under the registration rights agreement, the Management Participants and Cornerstone will have the ability to cause Parent to register common equity securities of Parent held by the parties to the registration rights agreement and to participate in registrations by the Parent of its equity securities.

Estimated Fees and Expenses of the Merger

    Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. However, the Company has agreed to pay all expenses related to printing, filing and mailing the proxy statement and all SEC filing fees, and Merger Sub and the Company have agreed to each pay one-half of the filing fee in connection with the filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Under certain circumstances described in "THE MERGER AGREEMENT--Termination Fee and Expense Reimbursement," we will reimburse Cornerstone for the out-of-pocket expenses incurred by Cornerstone, Parent and Merger Sub in connection with the merger, up to an aggregate of $700,000, and/or pay Cornerstone a Termination Fee. The estimated total fees and expenses to be incurred by us and by

    Cornerstone in connection with the merger are as follows:

    Description                                         Company     Cornerstone
    -----------                                         -------     -----------

    Financial advisory fees........................    $ 1,900,000  $  800,000
    Legal and accounting fees and expenses.........        775,000     800,000
    Paying agent fees and expenses.................              0       5,000
    Printing and mailing expenses..................         25,000           0
    Solicitation fees and expenses.................         15,000           0
    Miscellaneous expenses.........................        129,208   1,236,000
    SEC filing fee.................................          5,792           0
                                                       -----------  ----------

    Total..........................................     $2,850,000  $2,841,000

These expenses will not reduce the merger consideration to be received by our shareholders.

No Appraisal or Dissenters' Rights

    Under New Jersey law, our shareholders do not have appraisal or dissenters' rights in connection with the merger.

Regulatory Matters


    We do not believe that any material federal or state regulatory approvals, filings or notices are required as a condition to the merger other than:

        o such approvals, filings or notices required by federal and state securities laws;

        o the filing of a Premerger Notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

        o the filing of the certificate of merger with the Secretary of the Treasury of the State of New Jersey.


    The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired effective July 26, 2002. We do not believe any material third-party consents will be required in connection with the merger.

                              THE MERGER AGREEMENT

    The following is a summary of the material terms of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement, including Appendix A, which sets forth the full text of the merger agreement. Shareholders are urged to read the entire merger agreement.

Effective Time of the Merger

    The merger will become effective upon the filing of a certificate of merger with the Department of the Treasury of the State of New Jersey, or at such other time as we and Merger Sub agree to specify in such certificate, which time is referred to as the "effective time."

Conversion of Common Stock

    At the effective time, each share of our common stock outstanding immediately before the effective time will automatically be converted into and represent the right to receive $6.25 in cash, without interest, referred to as the "merger consideration," except for:

        o shares held by us or any subsidiary of ours, which shall be canceled without any payment;

        o shares held by Parent, Merger Sub or any of their subsidiaries, which shall be canceled without any payment; and

        o certain shares held by Messrs. Cartun, Keating and Bardwell, which they will contribute to the Parent immediately prior to the effective time. The shares so contributed to Parent will be canceled in the merger without any payment.

Payment for Shares

    At the effective time, Parent will deposit with the paying agent sufficient funds to pay the aggregate merger consideration and option consideration (as described below). Promptly after the effective time, the surviving corporation will cause to be mailed to each holder of record of shares of our common stock immediately prior to the effective time a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

    Our shareholders will be entitled to receive $6.25 for each share of our common stock they hold only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions attached to the letter of transmittal. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed, and otherwise in proper form for transfer and (2) the person requesting such exchange pay any transfer and/or other taxes that may be required to the satisfaction of Parent or the paying agent. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration. The surviving corporation shall be entitled to deduct and withhold from the merger consideration otherwise payable to any shareholder any amounts that are required to be withheld under federal, state, local or foreign tax law.

    Shareholders should not forward their stock certificates to the paying agent without a letter of transmittal, and should not return their stock certificates with the enclosed proxy.

Transfer of Shares

    After the effective time, there will be no further transfer on our records or by our transfer agent of certificates representing shares of our common stock and any such certificates presented to the surviving corporation for transfer will be canceled. From and after the effective time, the holders of share certificates will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law.

Treatment of Stock Options

    In connection with the merger, the vesting of all outstanding stock options to purchase our common stock will accelerate and such stock options will become fully exercisable. Any stock option to purchase shares of Vestcom common stock which is outstanding immediately prior to the effective time of the merger will be canceled. In consideration of such cancellation, the surviving corporation will cause the paying agent to pay to the holder of each canceled stock option, promptly after the effective time, a cash payment equal to the product of (1) the excess, if any, of $6.25 over the per share exercise price of the stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option. This cash payment is referred to as the "option consideration". At the effective time, all such stock options will be converted into, and will thereafter only represent the right to receive, the option consideration.

Representations and Warranties

    The merger agreement contains various representations and warranties made by us to Parent and Merger Sub, including, but not limited to, representations and warranties relating to:

        o our due organization, valid existence, good standing and requisite corporate power and authority;

        o   our subsidiaries;

        o   our capitalization;

        o the authorization, execution, delivery, performance and enforceability of the merger agreement and the voting agreement;

        o the absence of any conflicts between the merger agreement and our certificate of incorporation, bylaws, material agreements, judgments and applicable laws;

        o   required consents, approvals and filings;

        o compliance in all material respects of filings made by us with the Securities and Exchange Commission in accordance with its rules and regulations;

        o the absence of certain changes in our business, capitalization or accounting practices since December 31, 2001;

        o   the absence of certain brokerage fees or commissions;

        o the absence of any material claim, suit or action by or against us other than those disclosed to Parent up to the date of the merger agreement;

        o   the absence of undisclosed liabilities;

        o the preparation and fair presentation in accordance with generally accepted accounting principles of our financial statements;

        o   certain matters relating to our employee benefit plans;

        o   certain matters relating to taxes and our tax returns;

        o our compliance with applicable laws, including tax and environmental laws, and receipt of all necessary permits and licenses;

        o the accuracy of information supplied by us for inclusion in the proxy statement;

        o the validity, binding nature and absence of material defaults with respect to our material contracts;

        o the right to use, and absence of infringement of, our intellectual property;

        o   certain matters relating to our leased properties;

        o certain matters concerning our accounts receivable, inventory, customers and transactions with affiliates; and

        o   true and complete disclosure of information provided by the Company.

    The merger agreement also contains various representations and warranties by Parent and Merger Sub to us, including, but not limited to, representations and warranties relating to:

        o the due organization, valid existence, good standing and requisite corporate power and authority of Parent and Merger Sub;

        o the authorization, execution, delivery and performance of the merger agreement;

        o the accuracy of the information supplied by Parent and Merger Sub for inclusion in the proxy statement;

        o the receipt by Parent of financing commitments to be used to pay the merger consideration; and

        o   required consents and approvals.

    None of the representations and warranties made by us, Parent or Merger Sub contained in the merger agreement will survive after the completion of the merger.

Conduct of Business Pending the Merger

    We are subject to restrictions on our conduct and operations until the merger is completed. In the merger agreement, we have agreed that, prior to the effective time, we will operate our business only in the usual and ordinary course consistent with past practices; use our reasonable best efforts to maintain our business organization, retain our officers, consultants and employees and preserve our relationships with customers, suppliers and others having business dealings with us; and maintain all assets in good repair and condition. We have also agreed, with limited exceptions, that we will not take or fail to take certain types of actions, including, but not limited to, the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Parent:

        o   adopt or amend employee benefit plans;

        o increase compensation to directors, officers or employees other than deferred increases not in excess of 5% of the applicable individual's compensation or increases in the ordinary course of business and consistent with past practice;

        o declare, set aside or pay any dividends or make any other distributions;

        o redeem or repurchase any outstanding shares of our capital stock or other equity interests of any of our subsidiaries (other than the redemption of the Dividend Access Shares of our Canadian subsidiary and our one outstanding share of Series B preferred stock in connection with the merger);

        o   split, combine or reclassify any shares of our capital stock;

        o sell, pledge, issue or authorize any shares of, or rights of any kind to acquire shares of, our capital stock (other than the issuance of shares upon the exercise of stock options outstanding on the date of the merger agreement);

        o acquire, dispose of, transfer or encumber any assets, other than in the ordinary course of business and consistent with past practices;

        o grant any lien, other than in the ordinary course of business and consistent with past practices;

        o   amend our certificate of incorporation or bylaws;

        o   effect any change in any of our accounting methods;

        o incur any additional indebtedness or other liabilities, other than in the ordinary course of business and consistent with past practices;

        o enter into material contracts, other than in the ordinary course of business consistent and with past practices;

        o   fail to maintain adequate insurance;

        o make any capital expenditures except as provided in the merger agreement; or

        o   agree to take any of the foregoing actions.

Limitations on Considering Other Acquisition Proposals

    We have agreed that, except as described below, until the effective time or the termination of the merger agreement, neither we, nor any of our subsidiaries, officers, directors, employees, representatives or agents will:

        o directly or indirectly initiate, solicit, encourage or knowingly facilitate an acquisition proposal from any party other than Parent, Merger Sub or their affiliates;

        o participate in discussions or negotiations with, or otherwise communicate with, or provide non-public information to, any party (other than Parent, Merger Sub or their affiliates) in connection with an acquisition proposal; or

        o enter into an agreement requiring us to approve another acquisition proposal or to abandon the merger.

    Under the merger agreement, an acquisition proposal means any proposal for a merger, consolidation, exchange offer, reorganization, recapitalization, leveraged buyout, tender offer, other business combination, sale of assets or sale of stock involving us or any of our subsidiaries.

    However, prior to the annual meeting, upon the execution of a confidentiality agreement, we may furnish information to, or enter into discussions or negotiations with, any person or group that makes an unsolicited, bona fide acquisition proposal if our board of directors determines in good faith, after consultation with legal counsel, that:

        o failure to take such action is reasonably likely to constitute a breach of the board's fiduciary duties;

        o such proposal is not subject to any financing contingency more significant than the financing contingencies to which the merger is subject upon signing the merger agreement or any other material contingency which such party has not demonstrated its ability to overcome;

        o   such proposal is reasonably likely to be consummated; and

        o such proposal is more favorable to our shareholders (other than the Management Participants) from a financial point of view than the merger.

    Under the merger agreement, a proposal that meets the criteria described above is a "Competing Transaction".

    If we receive any inquiries, offers or proposals with respect to an acquisition proposal, within 12 hours of receiving any such inquiries, we will inform Merger Sub of the material terms and conditions of such proposal and the identity of the person making it and will keep Merger Sub informed in all material respects of the status and details of such inquires.

    We may terminate the merger agreement if we receive and accept a Competing Transaction from a third party, as discussed under "--Termination."

Conditions to Completing the Merger

    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of certain conditions, including, but not limited to, the following:

        o   our shareholders must have approved the merger agreement; and

        o there must be no order, judgment or injunction that prohibits consummation of the merger or limiting in any material respect the operation of the business after the consummation of the merger.

    Conditions to the Obligation of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to complete the merger is also subject to the satisfaction or waiver of other conditions, including, but not limited to, the following:

        o our representations and warranties in the merger agreement (except those made as of a particular date) must be true and correct in all material respects as of the closing date as though made on and as of the closing date, except that our representations and warranties qualified by materiality must be true and correct as of the closing date in all respects;

        o we must have in all material respects performed each agreement and complied with each covenant required by the merger agreement to be performed by us prior to the merger;

        o we must have delivered to Parent certain specified certificates of officers;

        o since the date of the merger agreement, no change, event or effect shall have occurred which has had, or would reasonably be expected to have, a material adverse effect; and

        o Parent must have received the proceeds from the financings sufficient to complete the merger.

    Under the merger agreement, a "material adverse effect" is defined as any change, event, occurrence or development that:

        o has a material adverse effect on the business, financial condition, results of operations, properties, assets or liabilities of the Company and its subsidiaries, measured by reference to the Company and its subsidiaries, taken as a whole; or

        o materially impairs or delays the ability of the Company to perform its obligations under the merger agreement or prevents the completion of the merger.

    The merger agreement further provides that a "material adverse effect" will not include any change in or effect upon our business, financial condition, results of operations, properties, assets or liabilities arising out of or attributable to:

        o any decrease in the market price of shares of our common stock (but not any change, event, occurrence or development underlying such decrease to the extent it would otherwise constitute a "material adverse effect" on the Company);

        o conditions, events or circumstances generally affecting the industries in which the company and its subsidiaries operate;

        o any change in any accounting standards or principles applicable generally to companies in the Company's industry;

        o any acts of terrorism or war that do not have a material adverse effect on the capital markets in the United States; or

        o certain other factors about the Company disclosed to the Parent and Merger Sub.

    Conditions to the Company's Obligation. Our obligation to complete the merger is subject to the satisfaction or waiver of additional conditions, including the following:

        o the representations of Parent contained in the merger agreement (except those representations and warranties made as of a particular date) must be true and correct in all material respects as of the closing date as though made on and as of the closing date; and

        o Parent and Merger Sub must have in all material respects performed each agreement and complied with each covenant required by the merger agreement to be performed by them prior to the merger.

    We are not aware of any material fact, event or circumstance that would prevent any of the conditions to closing discussed above from being satisfied. The Company, Parent and Merger Sub do not anticipate that any of the closing conditions will be waived. However, in the event any of the closing conditions are waived after the annual meeting, we do not anticipate that we will resolicit proxies.

Termination

    We and Parent may agree by mutual written consent to terminate the merger agreement at any time before the effective time.

        In addition, either the Parent or the Company may terminate the merger agreement if:

            o the merger is not completed by the later of 180 days after the date of the merger agreement and 45 days after the date this proxy statement is mailed to shareholders (the "Outside Date") (provided that the right to terminate for this reason shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the closing to occur by such date), provided that in no event will the Outside Date be later than 240 days after the date of the merger agreement;

            o a court or governmental entity issues a final order or judgment prohibiting the merger (provided that the party seeking to terminate for this reason shall have used all reasonable efforts to remove such order or judgment);

            o the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall not have expired or been terminated prior to the 120th day after the parties shall have initially filed their applications under such Act (provided that the right to terminate the merger agreement for this reason will not be available to any party whose failure to perform any of its obligations resulted in the failure of this condition); or

            o our shareholders do not approve and adopt the merger agreement (provided that the right to terminate for this reason shall not be available to the Company if its breach of the merger agreement has been the cause of or resulted in the failure to obtain such shareholder approval).

            In addition, Parent and Merger Sub may terminate the merger agreement if:

            o there shall have been an intentional breach or failure to perform or comply with any of the material covenants or agreements of the Company under the merger agreement (other than the non-solicitation provision);

            o there shall have been any breach or failure to perform or comply with any of the material covenants or agreements of the Company under the merger agreement (other than the non-solicitation provision), and such breach does not provide a basis for termination under the item described above, provided that the Company will have a period of 10 business days to cure such breach;

            o there has been an intentional act or omission which causes any representation or warranty of the Company that is qualified as to materiality (other than a representation or warranty made as of a particular date) to be untrue in any respect as of any date subsequent to the date of the merger agreement or causes any representation or warranty that is unqualified by materiality to be untrue in any material respect as of any date subsequent to the date of the merger agreement;

            o there has been a breach of any representation or warranty of the Company under the merger agreement such that the condition to the obligation of Parent and Merger Sub described above cannot be satisfied and such breach does not otherwise constitute a basis for termination, provided that the Company will have a period of 10 business days to cure such breach;

            o the Company unintentionally breaches or fails to perform or comply with any of its covenants or agreements set forth in the non-solicitation provision of the merger agreement and such breach or failure is material; or

            o the Company intentionally breaches or fails to perform or comply with any of its covenants or agreements set forth in the non-solicitation provision of the merger agreement.

        The Company may terminate the merger agreement if:

            o prior to the annual meeting in accordance with the non-solicitation provision of the merger agreement, provided that the Company has complied with the material provisions of the non-solicitation provision and has paid the termination fee to Cornerstone described below

            o if the commitments reflected in the commitment letters pertaining to the debt financing to be obtained by Cornerstone are withdrawn or if the conditions contained in the commitment letters are changed in a manner such that one or more conditions are likely to be unsatisfied and Parent and/or Merger Sub do not obtain substitute financing commitments on substantially the same terms or on more favorable terms.

    Subject to limited exceptions, including the survival of any obligations to pay the termination fee and expenses, if the merger agreement is terminated, then it will be of no further force or effect. Generally, there will be no liability on the part of us or Parent or Merger Sub or their respective representatives, and all obligations of the parties will cease. However, no party will be relieved from any liability for fraud or from its obligations with respect to any material breach of the merger agreement.

Termination Fee and Expense Reimbursement

    The merger agreement provides that all fees and expenses will be paid by the party incurring them, except as described below.

        o The Company will bear all expenses related to printing, filing and mailing the proxy statement and all Securities and Exchange Commission filing fees.

        o Merger Sub and the Company will bear equally one half of the filing fees in connection with filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        o In the event the merger agreement is terminated (1) by the Company prior to the annual meeting because the Company has accepted a Competing Transaction in accordance with the terms of the merger agreement, or (2) by Parent or Merger Sub if the Company unintentionally breaches or fails to perform or comply with any of its covenants or agreements set forth in the non-solicitation provisions of the merger agreement and such breach or failure is material or the Company intentionally breaches or fails to perform or comply with any of its covenants or agreements set forth in the non-solicitation provisions of the merger agreement, then, on the date of such termination, the Company will pay Cornerstone a termination fee of $3.0 million (the "Termination Fee") plus an amount equal to the costs and expenses incurred by Cornerstone, Parent and Merger Sub in connection with the proposed merger, up to $700,000 (the "Reimbursable Costs"). This is the exclusive remedy of Parent, Merger Sub and Cornerstone in such circumstances.

        o In the event the merger agreement is terminated by Parent, Merger Sub or the Company because the Company's shareholders do not approve the merger agreement, and a proposed transaction with another party is publicly announced or publicly disclosed prior to the meeting of shareholders, then, on the date of such termination, the Company will pay Cornerstone the Reimbursable Costs. In addition, if within one year after such termination the Company enters into or consummates a transaction with another party, then, on the date of such consummation, the Company will pay Cornerstone the Termination Fee. This is the exclusive remedy of Parent, Merger Sub and Cornerstone in such circumstances.

        o In the event the merger agreement is terminated by Parent or Merger Sub because of an intentional breach or failure to perform or comply with any of the Company's covenants in the merger agreement (other than the non-solicitation provision), or an intentional act or omission which causes the Company's representations and warranties that are qualified by materiality to be untrue in any respect or which causes the Company's representations and warranties which are not qualified by materality to be untrue in any material respect, then, on the date of such termination, the Company will pay Cornerstone the Reimbursable Costs. This is not the exclusive remedy of Parent, Merger Sub or Cornerstone in such circumstances and such parties may pursue any other remedies against the Company.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    Our common stock has traded on the Nasdaq National Market since July 30, 1997, under the symbol "VESC". The following table sets forth the range of high and low closing sales prices for the common stock on the Nasdaq National Market for the periods indicated:

                                                    High                 Low
                                                    ----                 ---
    Year ending December 31, 2002:
         First quarter                            $ 3.740             $ 1.730
         Second quarter                             6.120               3.000

    Year ended December 31, 2001:
         First quarter                              2.750               1.813
         Second quarter                             2.490               1.750
         Third quarter                              2.990               1.950
         Fourth quarter                             2.820               1.520

    Year ended December 31, 2000:
         First quarter                              6.375               3.500
         Second quarter                             5.375               3.063
         Third quarter                              4.000               2.375
         Fourth quarter                             2.656               1.531

    As of March 20, 2002, there were 60 holders of record of our common stock.

    On June 11, 2002, the last full trading day before the public announcement of the merger agreement, the closing sale price for our common stock as reported on the Nasdaq National Market was $4.15 per share. On __________, 2002, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing sale price per share of our common stock as reported on the Nasdaq National Market was $___ per share. Shareholders should obtain current market quotations for our common stock before making a decision with respect to the merger.

    We have not declared or paid any dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our credit facility with Fleet National Bank restricts our ability to pay cash dividends on our common stock. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information with respect to the beneficial ownership of Vestcom's Common Stock as of August 1, 2002 by (i)each person or group of affiliated persons who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of Vestcom's directors, (iii) each of Vestcom's chief executive officer and the four other most highly compensated executive officers of the Company during 2001 and (iv) all directors and current executive officers as a group. Unless otherwise indicated, the address for each of the persons listed in the table is c/o Vestcom International, Inc., 5 Henderson Drive, West Caldwell, New Jersey 07006. Stock options are included only to the extent that they are exercisable by October 1, 2002.



Name and Address of Beneficial Owner     Shares Beneficially Owned      Percent of Class
------------------------------------     -------------------------      ----------------
Vector Merger Corp.....................          2,014,498 (1)                21.8%
717 Fifth Avenue
Suite 1100
New York, New York  10022

Gary J. Marcello.......................            824,652 (2)                 9.1 %
P.O. Box 1108
Dover, New Jersey  07802

Dimensional Fund Advisors Inc..........            730,000 (3)                 8.06%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

Newcastle Partners, L.P................            722,820 (4)                 7.98%
4514 Cole Avenue, Suite 600
Dallas, Texas  79205

Joel Cartun............................          1,546,498 (5)                17.1 %
Brendan Keating........................            205,500 (6)                 2.2 %
Stephen R. Bova........................            240,600 (7)                 2.5 %
Leonard J. Fassler.....................             46,500 (8)                 *
Robert J. Levenson.....................             48,500 (9)                --
David M. Walke.........................             12,000 (10)               --
Richard D. White.......................             82,296 (11)                *
Michael D. Helfand.....................             37,000 (12)                *
David Adler............................             21,700 (13)                *
Andrew Lewkowicz.......................              7,000 (14)                *
All current executive officers,
directors and nominees for
director as a group (11 persons).......          2,282,194 (15)               24.2

---------------------
*Less than one percent.

(1) Vector Merger Corp. (Merger Sub) has indicated in its filing with the SEC that it may be deemed to beneficially own these shares, as to which it has shared voting and dispositive power, by way of the voting agreement described under PROPOSAL ONE. Such filing also provides that each of Parent, Cornerstone and Cornerstone Equity Investors IV, L.L.C., exclusively through their direct or indirect ownership of Merger Sub, indirectly beneficially owns such shares and has shared voting and dispositive power over such shares by virtue of such voting agreement. Messrs. Cartun, Keating and Helfand, and certain of their affiliates, are also parties to such voting agreement and Merger Sub's Securites and Exchange Commission filing. See PROPOSAL ONE--ADOPTION AND APPROVAL OF THE MERGER AGREEMENT--THE MERGER--Voting Agreement".

(2) Mr. Marcello has indicated in his filing with the SEC that he has sole voting and sole dispositive power with respect to 298,000 of these shares and shared voting and dispositive power with respect to 526,652 of these shares.

(3) Dimensional Fund Advisors Inc. has indicated in its filing with the SEC that it has the sole power to vote and dispose of these shares as investment advisor or manager to various funds.

(4) Newcastle Partners, L.P. has indicated in its filing with the SEC that each of Newcastle Partners, L.P., Newcastle Capital Management, L.P., Newcastle Capital Group, L.L.C. and Marc Schwarz has shared voting and dispositive power with respect to these shares.

(5) Includes 200,000 shares held by trusts for the benefit of Mr. Cartun's children. As trustee of such trusts, Mr. Cartun's wife has the right to vote and dispose of such shares.

(6)  Includes 135,000 shares issuable upon the exercise of stock options.

(7)  Includes 44,000 shares issuable upon the exercise of stock options.

(8) Includes 1,000 shares held by Mr. Fassler's wife. Mr. Fassler disclaims beneficial ownership of such shares. Also includes 44,000 shares issuable upon the exercise of stock options.

(9)  Includes 39,000 shares issuable upon the exercise of stock options.

(10) Represents shares issuable upon the exercise of stock options.

(11) Includes 44,000 shares issuable upon the exercise of stock options.

(12) Includes 24,000 shares issuable upon the exercise of stock options.

(13) Includes 10,700 shares issuable upon the exercise of stock options.

(14) Includes 1,000 shares held jointly with Mr. Lewkowicz's wife. Also includes 6,000 shares issuable upon the exercise of stock options.

(15) Includes an aggregate of 387,300 shares issuable upon the exercise of stock options.

    Steve Bardwell, Chief Operating Officer of Vestcom Retail Solutions Group, Inc., a Vestcom subsidiary, and a Management Participant in the merger, beneficially owned 225,500 shares of Vestcom common stock as of August 1, 2002, or 2.5% of the outstanding shares. These shares include 90,000 shares held by Mr. Bardwell's wife and 33,000 shares issuable upon the exercise of stock options through October 1, 2002. Mr. Bardwell has been granted a total of 70,000 stock options.

                        COMMON STOCK PURCHASE INFORMATION

    None of Vestcom, its executive officers or directors, Parent or Merger Sub has engaged in any transaction with respect to Vestcom common stock in the past 60 days, other than Brendan Keating, President and Chief Executive Officer of Vestcom, who, on or about June 21, 2002, transferred 3,000 shares from a brokerage account held jointly with his minor child into an individual brokerage account in his name.

                                  PROPOSAL TWO

                              ELECTION OF DIRECTORS

Board of Directors' Nominees

    The directors elected at this annual meeting will serve as such only if the merger is not completed. The holders of Vestcom's Common Stock will elect seven directors at the annual meeting, each of whom will be elected for a one year term. Unless a stockholder either indicates "withhold authority" on his white proxy card or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election of the persons named in the table below to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

    The Company's by-laws provide that the board of directors will consist of not less than one nor more than 21 members, the actual number to be determined by the board from time to time. The board currently consists of seven members.

    The table below sets forth the names and ages (as of July 1, 2002) of each of the board's nominees, the other positions and offices presently held by each such person within the Company, the period during which each such person has served on the board of directors of the Company, the expiration of their respective terms if elected and the principal occupations and employment of each such person during the past five years. In each instance in which dates are not provided in connection with a nominee's business experience, such nominee has held the position indicated for at least the past five years.

                                                    Expiration
                                     Director        of Term
          Name and Age                Since         if Elected                      Business Experience
          ------------                -----         ----------                      -------------------
Stephen R. Bova, 55                    1997            2003        Chairman and Chief Executive Officer of IntelliMark
                                                                   Inc. (an IT services and staffing company, and a
                                                                   former subsidiary of Edgewater Technology, Inc.)
                                                                   (November 2000 to present); President and Chief
                                                                   Operating Officer of Edgewater Technology, Inc.
                                                                   (formerly, StaffMark, Inc.) (a provider of human
                                                                   resource and professional services) (September 1999
                                                                   to November 2000); Managing Director, International
                                                                   Operations, Intelligroup, Inc. (a computer services
                                                                   company) (January 1999 to November 1999); President
                                                                   of the Global Banking Division of Electronic Data
                                                                   Systems Corporation (a provider of technical and
                                                                   information services) (November 1996 to December
                                                                   1998); President of the Global Financial Division of
                                                                   Alltel Information Services, Inc. (a provider of
                                                                   software and information services) (prior years to
                                                                   November 1996).  Mr. Bova is also a director of
                                                                   Edgewater Technology, Inc.

Joel Cartun, 63                        1996            2003        Chairman of the Board of Vestcom (August 1997 to
                                                                   present); Chief Executive Officer of Vestcom (from
                                                                   Vestcom's incorporation in September 1996 to May
                                                                   2000); President of Vestcom (from Vestcom's
                                                                   incorporation in 1996 to March 1999); Chief
                                                                   Executive Officer of Comvestrix Corp. (now known as
                                                                   Vestcom Mid-Atlantic, Inc. ("VMA")) (from its
                                                                   incorporation in 1969 to April 2000); President of
                                                                   VMA (1969 to October 1998).

Leonard J. Fassler, 70                 1997            2003        President of Sage Equities, Inc. (a private
                                                                   investment company) (1985 to present); Co-Chairman
                                                                   of Interliant, Inc. (a web-hosting company)
                                                                   (December 1997 to present); Co-Chairman of Vytek
                                                                   Wireless, Inc. (a wireless integration company)
                                                                   (April 2000 to present); Consultant to GE Capital
                                                                   Information Technology Systems, Inc. (an
                                                                   international computer reselling and integration
                                                                   company affiliated with General Electric) (August
                                                                   1996 to January 1999); Co-Chairman of AmeriData
                                                                   Technologies, Inc. (an international computer
                                                                   integration and support company) (prior years to
                                                                   July 1996).

Brendan Keating, 47                    1998            2003        Chief Executive Officer of Vestcom (May 2000 to
                                                                   present); President of Vestcom (March 1999 to
                                                                   present); Chief Operating Officer of Vestcom
                                                                   (October 1997 to present); Executive Vice President
                                                                   of Vestcom (October 1997 to March 1999); Vice
                                                                   President of Bowne & Co., Inc. (a financial printing
                                                                   company) (1991 to October 1997); Vice President of
                                                                   Operations of Bowne of New York City, Inc. (1985 to
                                                                   1991); President of Bowne Business Communications
                                                                   (1993 to 1995).

Robert J. Levenson, 60                 1998            2003        Managing Member of Lenox Capital Group, L.L.C. (a
                                                                   private venture capital company) (April 2000 to
                                                                   present); Executive Vice President of First Data
                                                                   Corporation (an electronic commerce and payment
                                                                   services processor) (1993 to May 2000).  Mr.
                                                                   Levenson is also a director of First Data
                                                                   Corporation, Superior Telecom, Inc. (the largest
                                                                   North American wire and cable manufacturer) and
                                                                   Emisphere Technologies, Inc. (a biopharmeceutical
                                                                   company).

David M. Walke, 47                     2002            2003        Chief Executive Officer and a director of FIND/SVP,
                                                                   Inc. (a business advisory and consulting services
                                                                   company) (November 2001 to present); Co-Founder and
                                                                   Senior Managing Director of Morgen-Walke Associates,
                                                                   Inc. (a financial public relations, investor
                                                                   relations and corporate communications firm) (prior
                                                                   years to December 2001).  Mr. Walke is also a
                                                                   director of Interliant, Inc.


Richard D. White, 48                   1997            2003        Managing Director of CIBC Capital Partners
                                                                   (February 1998 to April 2002); Managing Director of
                                                                   CIBC Oppenheimer Corp. (successor to Oppenheimer &
                                                                   Co., Inc.) (prior years to February 1998).  Mr.
                                                                   White is also a director of Midway Games Inc.

    V Investment Partners LLC announced on June 20, 2002 that it was suspending its proxy contest to elect its nominees to Vestcom's board of directors in light of Vestcom's announcement that it had entered into the merger agreement.

    All of the Company's directors and nominees for director are U.S. citizens. The business address for Joel Cartun, Brendan Keating and Richard D. White is c/o Vestcom International, Inc., 5 Henderson Drive, West Caldwell, New Jersey 07006. The addresses of the other directors are as follows:

Stephen R. Bova                                     Robert J. Levenson
Chairman and CEO                                    Managing Member
IntelliMark Inc.                                    Lenox Capital Group, L.L.C.
2300 Cottondale Drive                               One Mack Centre Drive
Suite 250                                           Paramus, NJ  07652
Little Rock, AR  72202

Leonard J. Fassler                                  David M. Walke
President                                           CEO
Sage Equities, Inc.                                 FIND/SVP Inc.
Co-Chairman                                         625 Avenue of the Americas
Vytek Wireless, Inc.                                New York, NY  10011
925 Westchester Avenue
Suite L-1
White Plains, NJ  10604


    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE BOARD'S SEVEN NOMINEES DESCRIBED ABOVE.

Executive Officers

    All of the Company's executive officers are U.S. citizens, and their business address is c/o Vestcom International, Inc., 5 Henderson Drive, West Caldwell, New Jersey 07006. The age (as of July 1, 2002) and five year business history of each executive officer, other than Joel Cartun and Brendan Keating, is set forth below. For a description of the business background of Messrs. Cartun and Keating, see "Board of Directors' Nominees."

    Michael D. Helfand, age 42, has served as Executive Vice President, Chief Financial Officer and Treasurer of Vestcom since October 1999 and as Assistant Secretary since February 2000. Prior to joining Vestcom, Mr. Helfand served as the Executive Vice President and Chief Financial Officer of World Color Press from February 1998 to December 1998. Prior to that, he served as Vice President and Assistant Controller of ABC, Inc. from October 1994 to February 1998.

    Sheryl Bernstein Cilenti, age 33, has served as Vice President and General Counsel of Vestcom since October 1997 and as Secretary of Vestcom since November 1997. From September 1993 until joining Vestcom, Ms. Cilenti was an associate at Lowenstein Sandler PC in Roseland, New Jersey, where she practiced law primarily in the areas of mergers and acquisitions, securities and general corporate law.

    David Adler, age 50, has served as Vice President of Vestcom since February 2001 and as Chief Technology Officer of Vestcom, and Vice President and Chief Technology Officer of VMA since May 1998. Prior to joining Vestcom, from 1993 through April 1998, Mr. Adler served as the Director of Database Marketing and Management for the Business Marketing Division of AT&T (a telecommunications company). Prior to that, he served as Vice President - Information Services and Chief Information Officer for AT&T American Transtech, from 1988 through 1993.

    Andrew Lewkowicz, age 40, has served as Senior Vice President of Sales and Marketing since March 2001 and as and officer of Vestcom since December 2001. Prior to joining Vestcom, from July 1999 to February 2001, Mr. Lewkowicz was the President and founder of Merrill IR Edge, a unit of Merrill Corporation and a provider of Internet based investor relations communications. Prior to that, from April 1997 to July 1999 he was Vice President of Business Development for Merrill Corporation, where he focused on acquisition strategy and general management in New England. Prior to that, from 1994 to 1997, Mr. Lewkowicz was President of RR Donnelley and Sons' Healthcare Communications Solutions unit, where he developed products and services for insurance and managed care organizations nationwide. Prior to that, from 1990 to 1994 he was Vice President of Donnelley's Financial Printing business unit, where he managed sales and operations in the Eastern region.

    None of the Company's directors or executive officers has been convicted of a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, none of the Company's directors or executive officers was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


    Steve Bardwell is Chief Operating Officer of Vestcom Retail Solutions Group, Inc., a subsidiary of the Company. Although Mr. Bardwell is not an executive officer of the Company, he is a Management Participant. (See Proposal One.) Mr. Bardwell is a U.S. citizen, and his business address is c/o Vestcom International, Inc., 5 Henderson Drive, West Caldwell, New Jersey 07006. Mr. Bardwell, who was 43 years old as of July 1, 2002, has served as Chief Operating Officer of Vestcom Retail Solutions Group, Inc. since 1998. From 1997 to 1998 he served as President of Electronic Imaging Services, Inc., also a Vestcom subsidiary. Mr. Bardwell has not been convicted of a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, he was not a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


Officers, Directors and Managers of Parent, Merger Sub, and Cornerstone Equity Investors IV, L.L.C.

    Executive Officers and Directors of Merger Sub

    The names of the directors and the names and titles of the executive officers of Merger Sub are Dana O'Brien, president and director, and Stephen Larson, secretary and director. Mr. O'Brien is a Senior Managing Director of Cornerstone and has served in that capacity for more than the past five years. Mr. Larson is a Managing Director of Cornerstone and joined Cornerstone in 1998. Previously, he was a Managing Director of C.F. Capital Corporation. The business address for each of Messrs. O'Brien and Larson is c/o Cornerstone Equity Investors, L.L.C., 717 Fifth Avenue, Suite 1100, New York, NY 10022. Each of Messrs. O'Brien and Larson is a U.S. citizen.

    Executive Officers and Directors of Parent

    The names of the directors and the names and titles of the executive officers of Parent are Dana O'Brien, president and director, and Stephen Larson, secretary and director. For a description of the business experience of Messrs. O'Brien and Larson and their business addresses, see "Executive Officers and Directors of Merger Sub."

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file with the Securities and Exchange Commission certain reports regarding such persons' ownership of the Company's securities. These persons are also required by federal securities regulations to give Vestcom copies of those reports. The Company is required to disclose any failures to file such reports on a timely basis. Based solely on a review of the copies of the reports furnished to the Company, the Company believes that during 2001, all applicable filing requirements were satisfied on a timely basis.

Board Meetings and Committees

    The board of directors of the Company held five meetings during 2001. The board's Audit Committee, which is responsible for reviewing significant audit and accounting principles, policies and practices and for meeting with the Company's independent accountants, met five times during 2001. The Audit Committee presently consists of Leonard J. Fassler, Robert J. Levenson and Richard D. White (Chairman).

    During 2001, the board did not have a Nominating Committee. The Company's current by-laws establish formal procedures for considering nominees recommended by shareholders.

    The board has a Compensation Committee to, among other things, administer the Company's Stock Option Plan. The Compensation Committee presently consists of Stephen R. Bova and Richard D. White and held five meetings during 2001.

    The board of directors and the Compensation Committee also acted by unanimous consent in 2001.

    During the year ended December 31, 2001, each member of the Company's board of directors was present for 75% or more of the aggregate of the total meetings of the board and each board committee on which he serves.

Security Ownership of Management

    For information regarding the beneficial ownership of Vestcom's common stock by current management and any shareholder known by the Company to beneficially own more than 5% of Vestcom's common stock as of July 1, 2002, see "PROPOSAL ONE--ADOPTION AND APPROVAL OF THE MERGER AGREEMENT--SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".


                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

    The following table sets forth, for the fiscal years ended December 31, 2001, 2000 and 1999, the annual and long-term compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company during 2001 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                   Annual                            Long-Term
                                                                Compensation                       Compensation
                                                                                                      Common
                                                                                                       Shares
                                                                                                      Subject to
Name and                                                                            Other Annual       Options      All Other
Principal Position                          Year      Salary         Bonus        Compensation(A)      Granted    Compensation (B)
----------------------------------------------------------------------------------------------------------------------------------
Joel Cartun...........................    2001       $200,000            --            --                --            $ 3,825
    Chairman of the Board                 2000        200,000            --            --                --              3,958
                                          1999        200,000            --            --                --              3,775

Brendan Keating.......................    2001        300,000            --            --                --              3,825
    President, Chief Executive Officer    2000        200,000            --            --              50,000            3,958
    and Chief Operating Officer           1999        200,000       $70,000            --              50,000            3,775

Michael D. Helfand(C).................    2001        200,000        50,000            --              20,000            3,825
    Executive Vice President,             2000        200,000        70,000            --                --              2,365
    Chief Financial Officer and           1999         46,154        20,000            --              50,000              --
    Treasurer

David Adler...........................    2001        160,000        20,000            --              10,000            3,825
    Chief Technology Officer              2000        150,000        25,000            --                --              3,939
                                          1999        150,000        15,000            --               2,000            3,233

Andrew Lewkowicz(D)...................    2001        161,539        50,000            --              30,000              --
    Vice President

------------------------

(A) No Named Officer received personal benefits from the Company in excess of 10% of such individual's reported salary and bonus. Amounts below the threshold are not included in the table.
(B) For 2001, represents contributions made by the Company of $3,825 for each of Messrs. Cartun, Keating, Helfand and Adler to the Company's 401(k) plan to match 2001 pre-tax elective deferral contributions (included under "Salary") made by such persons to such plan.
(C)  Mr. Helfand joined the Company in October 1999.
(D)  Mr. Lewkowicz joined the Company in March 2001.

Employment Agreements

    Mr. Keating, pursuant to a letter agreement with the Company dated September 1997, is entitled to receive four months notice prior to any termination of employment.

    Mr. Helfand, Executive Vice President and Chief Financial Officer of the Company, entered into a letter agreement with the Company in September 1999, pursuant to which he serves as an at-will employee with a current annual base salary of $200,000. The letter agreement also provides that Mr. Helfand was entitled to earn a bonus of up to 50% of his annual salary for 2001 based on achieving mutually agreed-upon goals and the Company's performance. Mr. Helfand was guaranteed a minimum bonus of $50,000 in 2001. Mr. Helfand's agreement provides that if he were terminated for any reason other than cause (as defined), he would be entitled to receive six months severance.

    Mr. Adler, Chief Technology Officer of the Company, entered into a letter agreement with the Company in April 1998 pursuant to which he serves as an at-will employee at a current annual salary of $160,000. Mr. Adler's letter agreement provides that if his employment were terminated following a change in control (as defined), he would be entitled to receive one year's salary as severance.

    Mr. Lewkowicz, Senior Vice President Sales and Marketing of the Company, entered into a letter agreement with the Company in February 2001 pursuant to which he serves as an at-will employee at a current annual salary of $200,000. Mr. Lewkowicz was guaranteed a minimum bonus of $50,000 in 2001 and is guaranteed a minimum bonus of $50,000 in 2002. Mr. Lewkowicz's letter agreement provides that if his employment were terminated for any reason other than for cause or as a result of voluntary resignation, he would be entitled to receive six months salary as severance.

    All of the Named Officers are entitled to participate in all compensation and employee benefit plans maintained by the Company and its subsidiaries, including such bonuses as may be authorized by the Board of Directors from time to time. Each executive is also entitled to a car allowance of $850 per month.

    Each of Messrs. Cartun, Keating and Helfand has a Change in Control agreement with the Company. Pursuant to these Change in Control agreements, upon the occurrence of a "Trigger Event", the executive would be entitled to receive a lump sum payment equal to two times the sum of his annualized base salary immediately prior to the "Change in Control" and the annual bonus the executive received during the full fiscal year immediately prior to the Change in Control. In addition, upon a Change in Control, all stock options would immediately become vested.

    Pursuant to the Change in Control agreements, a "Change in Control" will be deemed to have occurred if (a) any person acquires 40% or more of the total voting power of the Company's then outstanding securities, (b) in general, over 50% of the composition of the Board of Directors changes without the approval of the existing directors, (c) there is a merger or reorganization of the Company after which less than 75% of the voting power of the surviving entity is owned by holders of the Company's securities prior to the transaction, or (d) the shareholders of the Company approve a plan of complete liquidation.

    A "Trigger Event" means either (i) termination of the executive's employment at any time from the effective date of a Change in Control until 12 months after the Change in Control (other than for cause and including a termination by the executive for Good Reason (as defined)), or (ii) a failure, upon a Change in Control, of the Company or a successor to continue the executive's employment for at least 12 months with a salary and bonus at least equal to what the executive received immediately prior to the Change in Control, or (iii) a failure, upon a Change in Control, for the executive's employer to be a public company, or (iv) the executive's termination of employment after failure of the Company or any successor to acknowledge upon request the obligations set forth in the executive's employment agreement and Change in Control agreement.

    Mr. Lewkowicz's letter agreement with the Company contains substantially the same change in control provisions as are described above.


    Pursuant to an employment agreement dated as of March 10, 1997, as amended on August 1, 1999, between Steve Bardwell and Electronic Imaging Services, Inc. trading as Vestcom Retail Solutions, a subsidiary of the Company (the "Subsidiary"), Mr. Bardwell serves as Chief Operating Officer of the Subsidiary at a current base salary of $228,240. The amended agreement provides that if Mr. Bardwell's employment is terminated without cause or if he terminates his employment following a "constructive discharge," which includes his termination of employment following a change in control, he would be entitled to receive as a severance payment $4,020 times the number of full months remaining in the term (which expires on August 4, 2003). Mr. Bardwell, a Management Participant in the merger, has agreed to waive certain of these payments in connection with the merger. See "THE MERGER-Interests of Certain Persons in the Merger; Potential Conflicts of Interest."


Stock Options

    The following table contains information regarding the grant of stock options to the Named Officers during the year ended December 31, 2001. In addition, in accordance with rules adopted by the SEC, the following table sets forth the hypothetical gains or "option spreads" that would exist for the respective options assuming rates of annual compound price appreciation in the Company's Common Stock of 5% and 10% from the date the options were granted to their final expiration date.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              Individual Grants (A)

                                                                                                                    Potential
                                                                                                                 Realizable Value
                                Number of            % of Total                                                at Assumed Annual
                              Common Shares         Options Granted                                              Rates of Stock
                            Underlying Options      to Employees in     Exercise Price                         Price Appreciation
Name                              Granted             Fiscal 2001      Per Share ($/sh.)   Expiration Date       for Option Term
----                        ------------------        -----------      -----------------   ---------------     -------------------
                                                                                                                  5%          10%
                                                                                                                  --          ---
Joel Cartun............             --                      --                  --                  --             --           --
Brendan Keating........             --                      --                  --                  --             --           --
Michael D. Helfand.....           20,000                    8.1%           $   2.13             5/22/2011       $26,791     $67,893
David Adler............           10,000                    4.1%               2.13             5/22/2011        13,395      33,947
Andrew Lewkowicz.......           30,000                   12.2%              2.375              3/4/2011        44,809     113,554

-----------

(A) The options granted to Messrs. Helfand, Adler and Lewkowicz were granted under the Company's 1997 Equity Compensation Program (the "Stock Option Plan"). Options generally are granted at exercise prices equal to the fair market value of the Common Stock on the grant date and typically vest in 20% increments commencing one year after the date of grant. The committee which administers the Stock Option Plan may accelerate the vesting of any option upon the occurrence of a change in control event (as defined in the Stock Option Plan).

    During 1998, the Company canceled options previously granted to Mr. Keating and granted new options to him. The following table provides certain information with respect to these "repricings". No other repricings have occurred.

                       Ten Year Option/SAR Repricings (A)

                                                                                                              Length of
                                             Number of         Market                                         Original
                                             Securities        Price of         Exercise                     Option Term
                                             Underlying        Stock at         Price at                      Remaining
                                              Options          Time of           Time of         New          at Date of
                                              Repriced or    Repricing or     Repricing or      Exercise      Repricing or
            Name                 Date        Amended(#)      Amendment($)     Amendment($)      Price($)       Amendment
            ----                 ----        ----------      ------------     ------------      --------      ------------
Brendan Keating...........     08/12/98       100,000            $8.25           $21.625         $8.25          9 years
   President and Chief
   Operating Officer

--------------------

(A) On August 12, 1998, options covering 100,000 shares of Common Stock granted to Mr. Keating in 1997 at an exercise price of $21.625 were canceled. Also on August 12, 1998, Mr. Keating was granted options to purchase 60,000 shares at an exercise price of $8.25 per share, the then current market price. On March 16, 1998, Mr. Keating was granted options covering 35,000 shares at an exercise price of $10.125 per share.

    No stock options were exercised by the Named Officers during the year ended December 31, 2001. The following table provides information concerning the number of shares of the Company's Common Stock covered by both exercisable and non-exercisable stock options held by the Named Officers at December 31, 2001. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise prices of existing options and $2.18, the closing sale price of the Company's Common Stock on December 31, 2001, the last trading day of the year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                                         Number of Shares
                                   Number of                          Underlying Unexercised         Value of Unexercised
                                Shares Acquired      Value               Options at Fiscal         In-the-Money Options at
                                 on Exercise(#)    Realized ($)            Year-End (#)               Fiscal Year-End ($)
                                 --------------    ------------            ------------               -------------------

                                                                   Exercisable   Unexercisable    Exercisable    Unexercisable
                                                                   -----------   -------------    -----------    -------------
Joel Cartun..................          --             --                  --             --               --             --
Brendan Keating..............          --             --             101,250         93,750               --             --
Michael D. Helfand...........          --             --              20,000         50,000               --         $1,000
David Adler..................          --             --               6,425         13,075               --            500
Andrew Lewkowicz.............          --             --                  --         30,000               --             --

                      Equity Compensation Plan Information

    The following table gives information about the Company's Common Stock that may be issued upon the exercise of options, warrants and rights under the Company's 1997 Equity Compensation Program, as amended, as of December 31, 2001. The 1997 Equity Compensation Program, as amended, was the Company's only equity compensation plan in existence as of December 31, 2001.

                                                                                                                 (c)
                                                                                                         Number Of Securities
                                         (a)                                                           Remaining Available For
                                Number Of Securities                                                    Future Issuance Under
                                  To Be Issued Upon                             (b)                     Equity Compensation
                                     Exercise Of                     Weighted-Average Exercise             Plans (Excluding
                                Outstanding Options,                     Price Of Outstanding          Securities Reflected In
Plan Category                   Warrants and Rights                 Options, Warrants and Rights              Column (a))
-------------                   -------------------                 ----------------------------       -----------------------
Equity Compensation Plans
Approved by
Shareholders...............            997,750                                 $5.63                         320,250


Equity Compensation Plans
Not Approved by
Shareholders...............                 --                                    --                              --
                                ---------------------                                                  --------------------
TOTAL                                  997,750                                                               320,250
                                =====================                                                  ===================

Arrangements with Directors

    Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual retainer of $12,000 and an additional fee of $1,000 for each day's attendance at a Board of Directors meeting and/or committee meeting. Under the Company's Stock Option Plan, each non-employee director also receives options to acquire 12,000 shares of Common Stock at the beginning of his or her first year of service as a director, and options covering 12,000 shares of Common Stock for each year of service thereafter. The options become fully exercisable one year after the date of grant. Directors of the Company are entitled to reimbursement for out-of-pocket expenses incurred in their capacity as directors of the Company. In connection with the merger agreement, each non-employee director has agreed to waive his right to receive the 12,000 share stock option grant for 2002.

    In February 2002, the Board agreed that all non-employee directors of the Company would be entitled to receive a one time fee of $25,000 in connection with their service on a special committee of directors which was established to evaluate expressions of interest in acquiring the Company. This fee is payable regardless of whether a transaction is consummated.

Compensation Committee Report on Executive Compensation

    Pursuant to rules adopted by the SEC designed to enhance disclosure of corporate policies regarding executive compensation, the following is a report of the Compensation Committee of the Board of Directors regarding compensation policies as they affect the Named Officers.

    The Compensation Committee views compensation of executive officers as having three distinct parts, a current compensation program, a set of standard benefits and a long-term benefit program. The current compensation element focuses upon the executive officer's salary and is designed to provide competitive reimbursement for services rendered. The Company's standard benefit package consists primarily of the matching portion of the Company's 401(k) plan, health insurance benefits and eligibility for annual bonuses based upon performance of the specific individual and the Company. The long-term benefit element is reflected in the grants of stock options.

    Stock options granted to executive officers of the Company have been granted at a price equal to fair market value on the date of grant. Accordingly, such options will gain appreciable value if, and only if, the market value of the Common Stock increases. The Compensation Committee believes that the issuance of stock options at fair market value provides incentives to employees to maximize the Company's performance and to assure continued affiliation with the Company.

    During 2001, Mr. Keating's salary was increased to reflect his increased responsibilities as Chief Executive Officer. Mr. Keating did not receive a bonus for 2001 since the Company's earnings did not meet a predetermined threshold amount. No stock options were granted to Mr. Keating in 2001 in light of the stock options granted to him in prior years. In order to further align Mr. Keating's interests with those of the shareholders, in May 2001, the Company loaned Mr. Keating $100,000 to purchase shares of Vestcom Common Stock. Mr. Keating issued a promissory note to the Company, which is secured by the shares of stock purchased with the monies. The note is forgivable as long as Mr. Keating remains in the continuous full-time employment of the Company through the maturity date of the note in May 2004.

    Each of Messrs. Helfand, Adler and Lewkowicz received bonuses in light of their individual performance and contributions to the Company in 2001. The bonuses to Mr. Helfand and Mr. Lewkowicz were guaranteed pursuant to their employment arrangements with the Company. Messrs. Helfand, Adler and Lewkowicz each received stock option grants in 2001 to reward them for their individual performance and contributions to the Company. Mr. Cartun's salary remained unchanged in 2001. He did not receive a bonus since predetermined goals were not achieved.

    All of the Named Officers have change in control or severance arrangements. The Compensation Committee thought it was important for the Company to enter into these arrangements in order to provide security to these officers in the event of a change in control (as defined), to promote their continued affiliation with the Company and to protect both the Company and the shareholders by assuring continuity during a transition period related to any change in control.

    The Compensation Committee believes that an appropriate compensation program can help in promoting strong earnings performance if it reflects an appropriate balance between providing current rewards to executive officers while at the same time effectively controlling cash compensation costs. It is the Committee's objective to continue monitoring the Company's compensation program to assure that this balance is maintained.

                               By: Stephen R. Bova
                                   Richard D. White

Audit Committee Matters

    Audit Committee Charter. The Audit Committee has adopted a charter. A copy of the charter was included as Appendix A to the Company's 2001 Proxy Statement.

    Independence of Audit Committee Members. The Company's Common Stock is listed on the Nasdaq National Market and Vestcom is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace rules.

    Audit Committee Report. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2001:

    (1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management;

    (2) the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by SAS 61;

    (3) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence; and

    (4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2001 Annual Report on Form 10-K.

By: The Audit Committee of the Board of Directors

    Leonard J. Fassler
    Robert J. Levenson
    Richard D. White

Audit Fees and Related Matters

    Audit Fees. The Company was billed $335,000 for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed during 2001.

    Financial Information Systems Design Implementation Fees. The Company was billed $0 for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of the SEC's Regulation S-X (in general, information technology services) rendered by the Company's principal accountant during the year ended December 31, 2001.

    All Other Fees. The Company was billed $140,000 for non-audit services (other than the non-audit services described above) rendered by the Company's principal accountant during the year ended December 31, 2001, which related primarily to the furnishing of tax services.

    Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of information technology services and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

    Of the time expended by the Company's principal accountant to audit the Company's financial statements for the year ended December 31, 2001, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

Shareholder Return Comparison

    Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the NASDAQ Market Index and a Peer Group consisting of SourceCorp Incorporated (formerly FYI Incorporated), Lason Inc. (which, in December 2001, filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code) and Ikon Office Solutions, Inc. for the period from July 30, 1997 (the date the Company's Common Stock first began trading on the Nasdaq National Market) (July 30, 1997 = 100) through December 31, 2001. The Company's management considers the companies included in the Peer Group to be those companies whose primary businesses were most similar to the business of the Company. The performance of the Company's Common Stock reflected below is not necessarily indicative of future performance.

                 COMPARISON OF TOTAL RETURN SINCE JULY 30, 1997
                 AMONG VESTCOM INTERNATIONAL, INC. COMMON STOCK,
                       NASDAQ MARKET INDEX AND PEER GROUP

                               7/30/97   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
                               -------   --------   --------   --------   --------   --------
Vestcom International, Inc.     100.00     137.69     55.38      21.54      11.16      13.42

Peer Group                      100.00      97.20     36.08      31.14      17.73      49.60

Nasdaq Market Index             100.00      98.95    139.56     246.14     154.71     123.32

                     Assumes $100 invested in July 30, 1997
                           Assumes dividend reinvested
                       Fiscal Year Ended December 31, 2001

Compensation Committee Interlocks and Insider Participation

    Compensation decisions are made by the members of the Compensation Committee. During the fiscal year ended December 31, 2001, Stephen R. Bova, Fred S. Lafer and Richard D. White served as members of the Compensation Committee. None of Messrs. Bova, Lafer or Mr. White has ever served as an employee or officer of Vestcom or any of its subsidiaries.

Certain Transactions

    Joel Cartun, Vestcom's Chairman of the Board, has a 50% interest in the partnership which owned the property previously used by Vestcom and VMA in Lyndhurst, New Jersey. The partnership leased the property to VMA, pursuant to a lease which expired in May 2001. VMA's related party rent expense for this property for 2001 was approximately $311,000.

    Vestcom has entered into an arrangement with Interliant, Inc. whereby Vestcom utilizes Interliant's technology hosting and related services. During 2001, Vestcom paid Interliant approximately $169,000 for such services. Leonard Fassler, a member of Vestcom's Board of Directors, is co-chairman and a director of Interliant and David Walke, another member of Vestcom's Board of Directors, is a director of Interliant. Vestcom believes the arrangement to be on fair market terms.

    In order to further align Mr. Keating's interests with those of the shareholders, in May 2001, the Company loaned Mr. Keating $100,000 to purchase shares of Vestcom Common Stock. Mr. Keating issued a promissory note to the Company, which is secured by the shares of stock purchased with the monies. The note is forgivable as long as Mr. Keating remains in the continuous full-time employment of the Company through the maturity date of the note in May 2004.

    In March 2002, Vestcom entered into an agreement with CIBC World Markets for financial advisory services and agreed to pay CIBC World Markets upon consummation of the merger an aggregate fee based on a percentage of the total consideration, including liabilities assumed, payable in the merger. The fee payable to CIBC World Markets currently is estimated to be approximately $1.9 million. Richard D. White, a director of Vestcom and a member of Vestcom's Compensation Committee was until April 2002 a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets. Mr. White is currently negotiating the terms of his separation agreement with CIBC Capital Partners. If the transaction with Cornerstone is consummated and CIBC World Markets receives its transaction fee, there is a possibility that Mr. White may receive additional compensation from CIBC World Markets (estimated at approximately $95,000).


Company Policy

    Future transactions with affiliates of the Company are anticipated to be minimal, are generally required to be approved by the Fairness Committee of the Board of Directors and by a majority of the full Board of Directors, and will be made on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                                 PROPOSAL THREE

             SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER RIGHTS PLAN

Proponent's Proposal

    Robert R. Rogus ("Rogus"), whose address is 10 Benedict Crescent, Basking Ridge, New Jersey 07920, has requested that the following proposal be included in this Proxy Statement. Rogus has advised Vestcom that he owns 126,933 shares of Vestcom common stock.

    The stockholder's proposal is as follows:

    Resolved: The stockholders of Vestcom International, Inc. ("Vestcom" or the "Company") request the Board of Directors to redeem the stockholders purchase rights distributed on December 16, 1999 (the "Adoption Date") unless such distribution is approved by the affirmative vote of stockholders, to be held as soon as may be practicable.

Proponent's Supporting Statement

    On October 7, 1997 Vestcom's common stock share price closed at its all time high of $22.62. On September 30, 1998 it closed at $9.25. On the Adoption Date, Vestcom's common stock closed at $3.87, a drop of 83% since October 7, 1997. On November 20, 2001, Vestcom's common stock closed at $1.58, a drop of 93% sine October 7, 1997, and 59% since the Adoption Date.

    Not only has the price of Vestcom common stock dropped, but so has the trading volume. The dollar value of Vestcom shares traded has shrunk dramatically. In 1997, an average of $1.1 million worth of Vestcom common stock was traded daily. In 1998 only $500,000 worth of Vestcom common stock was traded daily. In 2001 (through November 15), only $13,500 worth of Vestcom common stock was traded daily.

    Our Company's Board and executives must accept responsibility for both the operating performance of Vestcom and the decline in Vestcom common stock, which I believe have been caused by mismanagement and utter neglect from the Board of Directors.

    I believe this is a particularly prudent moment for our Board of Directors to begin to eliminate management-entrenching corporate governance structures, particularly Vestcom's poison pill.

    The Board of Directors created the Company's current poison pill rights plan in order to entrench management. I do not share the Board's view that our Company should have put a poison pill rights plans into effect without stockholder approval.

    I believe the terms of the rights are designed to discourage or thwart an unwanted takeover of our Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, I do not believe that the future possibility of a takeover justifies the unilateral implementation of such a poison pill type device.

    The effect of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of rights plans states that "The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management."

    A 1992 study by Professor John Pound of Harvard University's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

    Given the undeniably undemocratic way in which the share rights have been assigned to stockholders and maintained, the poor operating performance of the Company and the dramatic and persistent decline in Vestcom's stock price, I believe these rights should either be redeemed or voted on by shareholders.

    I urge shareholders to vote for this resolution!

Our response to Stockholder Proposal Regarding Shareholder Rights Plan

    If the merger described under Proposal One is consummated, our Shareholder Protection Rights Agreement will terminate upon such consummation.

    We adopted the Shareholder Protection Rights Agreement (the "Rights Plan") in December 1999 because the Board believed that the Rights Plan would enable the Board to better represent the interests of all of our stockholders in the event of a hostile takeover attempt. We continue to believe that the Rights Plan guards against certain actions, including partial tender offers, squeeze-outs, open market accumulation and other actions intended to gain control of the Company without paying all stockholders a fair price, particularly when the Company's stock is undervalued.

    The Rights Plan is intended to prevent against potential abuses during a takeover attempt and to allow the Board to carry out its fiduciary duties carefully and thoughtfully, with time to consider all relevant information. The Rights Plan will not prevent an appropriate transaction that is in the best interest of all of our stockholders, but should encourage anyone seeking to acquire Vestcom to negotiate with the Board directly prior to attempting a takeover.

    The Rights Plan does not affect any takeover proposal the Board of Directors finds in the exercise of its fiduciary duties to be in the best interest of the Company and its stockholders. The purpose of the Rights Plan is to strengthen the Board's ability, in the exercise of those fiduciary duties, to protect and maximize the value of the stockholders' investment in the Company in the event of an attempt to acquire control of the Company. The plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. Nor is it intended as a deterrent to a shareholder's initiation of a proxy contest. A federal court reached the same conclusion in upholding the plan under New Jersey law just two years ago. Vestcom International, Inc. v. Harish Chopra, 114 F.Supp. 2d 292 (D.N.J. 2000).

    Our Board believes that the Rights Plan places it in a better position to obtain a full and fair price from any potential bidder. On their own, shareholders do not have the ability to negotiate with a potential acquiror. However, because the Rights Plan provides an economic incentive for the potential acquiror to discuss a proposed transaction with the Board, and to request redemption of the rights, the Board is able to act on behalf of the shareholders collectively in negotiating a potential transaction. Accordingly, we believe that the Rights Plan is an essential tool that allows the Board to properly discharge its fiduciary duties to all of our stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL RELATING TO OUR SHAREHOLDER RIGHTS PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

                                  OTHER MATTERS

    We are not aware of any matters to be presented at the annual meeting other than those described in this proxy statement. However, if other matters should come before the annual meeting, it is intended that the holders of proxies solicited hereby will vote on such matters in their discretion.

                          FUTURE SHAREHOLDER PROPOSALS

    If the merger is completed, there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in the Company's shareholders' meetings. If the merger is not completed, we will inform our shareholders, by press release or other means determined reasonable by us, of the date by which shareholder proposals must be received by us for inclusion in the proxy materials relating to next year's annual meeting, which proposals must comply with the rules and regulations of the Securities and Exchange Commission and the Company's by-laws then in effect.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this proxy statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing herein.

                  WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

    We are currently subject to the informational reporting requirements of the Securities Exchange Act of 1934 and accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information can be inspected and copies made at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the Securities and Exchange Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at: http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol "VESC."

    We are incorporating by reference into this proxy statement the following documents which were previously filed by the Company with the Securities and Exchange Commission:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 2001, as amended;

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002; and


    3. The Company's Current Reports on Form 8-K filed with the SEC on June 13, 2002, June 18, 2002 and July 23, 2002.


    This means that the documents listed above are deemed to be a part of this proxy statement. Any statement contained in any of these documents is deemed to be modified or superseded to the extent that a statement contained in this proxy statement modifies or replaces such statement.

    We are enclosing with this proxy statement the Company's annual report to shareholders for the year ended December 31, 2001 (which includes the Annual Report on Form 10-K for the year ended December 31, 2001) and Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

    If you would like a copy of any of the documents incorporated by reference, please mail a written request to Vestcom International, Inc., 5 Henderson Drive, West Caldwell, New Jersey 07006, Attention: Michael D. Helfand and a copy will be provided to you free of charge. If you would like to request documents from us, please do so at least five business days before the date of the annual meeting in order to receive timely delivery of the documents before the meeting.

    We have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. Certain information contained in the Schedule 13E-3 has been omitted from this proxy statement. The Schedule 13E-3, including all amendments and exhibits filed or incorporated by reference as part of the
Schedule 13E-3, is available for inspection and copying at our principal executive offices at the location noted above during regular business hours by any interested holder of our common stock or their representative who has been designated in writing.

    None of the Company, Parent or Merger Sub has made any provisions in connection with the merger to grant unaffiliated security holders access to the corporate files of the Company, Parent or Merger Sub or to obtain counsel at the expense of the Company, Parent or Merger Sub.

    This proxy statement is dated ______________, 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date.

    You should rely only on the information contained in this proxy statement to vote your shares at the annual meeting. No persons have been authorized to provide any information or to make any representation other than those contained in this proxy statement, and if made or given, the information or representations must not be relied upon as having been authorized by us or any other person. We have supplied all information contained in this proxy statement relating to us and Cornerstone has supplied all information contained in this proxy statement relating to it and its affiliates, including Parent and Merger Sub. No information on our website shall be deemed to be a part of this proxy statement or soliciting materials in connection with the transactions described herein.

                                             By Order of the Board of Directors

                                             Sheryl Bernstein Cilenti
                                             Secretary

____________________, 2002


    A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE (EXCLUDING EXHIBITS) WITHOUT COST TO SHAREHOLDERS UPON WRITTEN REQUEST MADE TO INVESTOR RELATIONS, VESTCOM INTERNATIONAL, INC., 5 HENDERSON DRIVE, WEST CALDWELL, NEW JERSEY 07006.

                                                                     Appendix A

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), dated as of June 12, 2002, is by and among Vector Investment Holdings, Inc., a Delaware corporation (the "Parent"), Vector Merger Corp., a New Jersey corporation and wholly owned subsidiary of the Parent ("Merger Sub"), and Vestcom International, Inc., a New Jersey corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, (i) Parent, Merger Sub, Cornerstone Equity Investors IV, L.P. ("Cornerstone") and certain members of management (collectively, the "Management Participants") have executed and delivered a contribution agreement (the "Contribution Agreement") and (ii) immediately prior to the Closing, in accordance with the Contribution Agreement and subject to the terms thereof, Parent, Merger Sub, Cornerstone and the Management Participants shall consummate the transactions contemplated thereby (the "Pre-Merger Contribution");

         WHEREAS, pursuant to the Contribution Agreement, immediately prior to the Closing, the Management Participants will contribute an aggregate of 883,050 shares (the "Contributed Shares") of the common stock, no par value, of the Company (the "Shares") to Parent;

         WHEREAS, pursuant to the Contribution Agreement, immediately prior to the Closing, Cornerstone will contribute up to $35,900,000 in equity to Parent (the "Equity Contribution");

         WHEREAS, the Surviving Corporation and/or Parent, as the case may be, will, contemporaneous with the consummation of the Merger, obtain the debt financing (the "Debt Financing") described in the Commitment Letters;

         WHEREAS, the respective Boards of Directors of the Parent and Merger Sub have approved and declared advisable a merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Merger Agreement, with the Company surviving the Merger (the "Surviving Corporation"), and the Board of Directors of the Company has approved the Merger upon the terms and subject to the conditions set forth in this Merger Agreement and resolved to recommend that the holders of Shares approve the Merger and the other transactions contemplated by this Merger Agreement (the Merger and such other transactions, the "Transactions") upon the terms and subject to the conditions set forth in this Merger Agreement;

         WHEREAS, the Boards of Directors of Merger Sub and the Company have determined that the Merger is fair to and in the best interests of their respective shareholders (excluding the Management Participants in the case of the Company's shareholders); and

         WHEREAS, the Merger is subject to the approval of the holders of the Shares and satisfaction of certain other conditions described in this Merger Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parent, Merger Sub and the Company hereby agree as follows:

         1.       THE MERGER

         1.1 Contribution Agreement. Parent, Merger Sub, Cornerstone and the Management Participants have executed and delivered the Contribution Agreement, a copy of which has been delivered to the Company. Pursuant to the Contribution Agreement, subject to the conditions set forth in this Merger Agreement, (i) Cornerstone and Parent have agreed to consummate the CEI Contribution (as such term is defined in the Contribution Agreement) as of immediately prior to the Closing, (ii) the Management Participants and Parent have agreed to consummate the Shareholder Contribution (as such term is defined in the Contribution Agreement) as of immediately prior to the Closing and (iii) Parent and Merger Sub have agreed to consummate the Parent Contribution (as such term is defined in the Contribution Agreement) immediately after the consummation of the CEI Contribution and the Shareholder Contribution.

         1.2 Debt Financing. Contemporaneously with the consummation of the Merger, the Surviving Corporation and/or Parent, as the case may be, will use reasonable best efforts to obtain the Debt Financing pursuant to the terms of the Commitment Letters. If any portion of the Debt Financing becomes unavailable for any reason, Parent will use reasonable best efforts to obtain alternative financing with aggregate proceeds that are equal to the portion of the Debt Financing that has become unavailable on substantially comparable or more favorable terms (from the perspective of Parent) from other sources. During the period between the date hereof and the Closing, Parent will promptly advise the Company to the extent that it becomes aware that any of the conditions set forth in the Commitment Letters cannot be satisfied.

         1.3 The Merger. At the Effective Time (as defined in Section 1.5), in accordance with this Merger Agreement and the New Jersey Business Corporation Act (the "New Jersey Law"), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation. The separate corporate existence of the Company, with all its rights, privileges, immunities, powers, purposes and franchises, shall continue unaffected by the Merger except as otherwise provided herein.

         1.4 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 14A:10-6 of the New Jersey Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without further act or deed, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

         1.5 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver (if permissible) of the conditions set forth in
Article 6, the parties hereto will cause the Merger to be consummated by properly filing a Certificate of Merger with the Department of the Treasury of the State of New Jersey, in such form as required by, and executed in accordance with, the relevant provisions of applicable law. The date and time of the filing of the Certificate of Merger (or such later date as may be agreed by the parties hereto and specified in the Certificate of Merger) with the Department of the Treasury of the State of New Jersey is referred to herein as the "Effective Time."

         1.6 Certificate of Incorporation; By Laws. The Certificate of Incorporation and By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, and thereafter shall continue to be its Certificate of Incorporation and By-Laws until amended as provided therein and under New Jersey Law, except that as of the Effective Time, Article I of such Certificate of Incorporation shall be amended as follows: "The name of the Corporation is Vestcom International, Inc."

         1.7      Directors and Officers of Surviving Corporation.

         (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law and this Merger Agreement.

         (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law and this Merger Agreement.

         1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the securities of the Company or Merger Sub:

         (a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 1.8(b) and the Contributed Shares) shall be canceled and extinguished and be converted into and represent the right to receive from the Surviving Corporation $6.25 in cash, without interest (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders of the Shares, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 1.12.

         (b) Cancellation of Treasury Stock. Each Share issued and outstanding immediately prior to the Effective Time that is (i) held in the treasury by the Company or by a wholly-owned subsidiary of the Company or (ii) owned by the Parent (including the Contributed Shares) or any direct or indirect subsidiary of the Parent (including the Merger Sub) shall be canceled and retired and no payment shall be made with respect thereto.

         (c) Conversion of Securities of Merger Sub. Each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Common Stock, no par value, of the Surviving Corporation.

         (d) Conversion of Stock Options. Except to the extent that Merger Sub and the holder of any option otherwise agree, each Stock Option (as defined in Section 1.13(a)), issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into the right to receive from the Surviving Corporation the Option Consideration (as defined in Section 1.13(a)) without interest thereon. As of the Effective Time, all such Stock Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Stock Option shall cease to have any rights with respect thereto, except the right to receive the cash into which their Stock Options have been converted by the Merger as provided in this Section 1.8(d) and Section 1.13.

         (e) Dissenters' Rights. Pursuant to the New Jersey Law, no shareholder of the Company will have dissenters' rights with respect to the Merger.

         1.9 Dividend Access Shares. Within one day after this Merger Agreement is executed, the Company shall cause its majority-owned subsidiary, 504087 NB. Inc. (the "Canadian Subsidiary"), to deliver a notice to the holders of the Dividend Access Shares, pursuant to Article 7 of Schedule A of the Canadian Subsidiary's Articles of Incorporation, to the effect that the Automatic Redemption Date (as defined in such Articles) shall be accelerated to the time immediately prior to the Effective Time. Promptly thereafter, the Company shall send a notice to the Canadian Subsidiary and the holders of the Dividend Access Shares to the effect that the Company will, on the Automatic Redemption Date, exercise its right to assume the Canadian Subsidiary's redemption obligations by purchasing the Dividend Access Shares directly. On the Automatic Redemption Date, the Company shall purchase the Dividend Access Shares by issuing one Share in exchange for each outstanding Dividend Access Share and shall purchase the Company's one outstanding share of Class B Preferred Stock by paying $1.00 to the holder thereof.

         1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Merger Agreement and to vest the Surviving Corporation with full rights, title and possession to all assets, properties, rights, privileges, immunities and franchises of the Company or its Subsidiaries, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Merger Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

         1.11 Closing. Immediately prior to the filing of the Certificate of Merger pursuant to Section 1.5, a closing (the "Closing") shall take place at the offices of Kirkland & Ellis at 153 East 53rd Street, New York, New York (or such other place as the parties hereto may agree), at 9:00 a.m., local time on a date to be specified by the parties, which shall be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in
Article 6 (the "Closing Date").

         1.12     Exchange of Certificates.

         (a) Paying Agent. Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent") to receive the funds to which the holders of Shares shall become entitled pursuant to Section 1.8(a) and to which the holders of Stock Options shall become entitled pursuant to Section 1.8(d).

         (b)      At the Closing, Surviving Corporation shall deliver:

                  (i) to each individual, corporation, partnership, limited liability company, trust or other entity (each, a "Person") who shall have surrendered to the Merger Sub at the Closing the certificates which, immediately prior to the Effective Time, represented shares of outstanding common stock of Merger Sub, the securities of the Surviving Corporation into which the shares of common stock of Merger Sub represented by such certificates have been converted pursuant to the provisions of this Article 1;

                  (ii) to the Paying Agent, for the benefit of the holders of Shares entitled to receive Merger Consideration, the amount of Merger Consideration which such holders of Shares are entitled to receive pursuant to the provisions of this Article 1; and

                  (iii) to the Paying Agent, for the benefit of the holders of Stock Options entitled to receive Option Consideration, the amount of Option Consideration which such holders of Stock Options are entitled to receive pursuant to the provisions of this Article 1.

         (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail or caused to be mailed to each holder of record of any certificate, which as of immediately prior to the Effective Time represents the right to receive Merger Consideration (all such certificates, the "Certificates"), (i) a letter of transmittal (which shall be in the form and substance of the letter approved by the Company (such approval not to be unreasonably withheld) and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the address specified therein) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. The Paying Agent shall, pursuant to irrevocable instructions given by Parent at the Closing, pay the Merger Consideration and the Option Consideration out of the funds received pursuant to
Section 1.12(b), in accordance with the provisions of this Section 1.12(c) and
Section 1.13. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor from the Paying Agent the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.8, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.12, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.8. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate, the amount of cash into which the Shares represented by such Certificate have been converted pursuant to Section 1.8, except that when authorizing such payment, the Board of Directors of the Surviving Corporation, may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to indemnify the Surviving Corporation and the Paying Agent with respect to such Certificate and, if such Certificate represents more than 1,000 Shares, to deliver a bond in an amount necessary to cover such indemnification.

         (d) Withholding. Merger Sub, Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable or issuable pursuant to this Merger Agreement to any holder of Shares such amount as Merger Sub, Surviving Corporation or Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such withholding was made.

         (e) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 1.

         (f) No Liability. At any time following the expiration of twelve months after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates and Stock Options, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or with respect to the Option Consideration payable upon cancellation of their Stock Options, without any interest thereon. Notwithstanding the foregoing, none of Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official or entity pursuant to any applicable abandoned property, escheat or similar law.

         1.13     Stock Options; Plans.

         (a) Except as set forth in this Section 1.13 and except to the extent that Merger Sub and the holder of any option otherwise agree, the Surviving Corporation shall promptly after the Effective Time cause the Paying Agent to pay to each holder of an outstanding option to purchase Shares (a "Stock Option") issued pursuant to the Company's 1997 Equity Compensation Program, as amended (the "Stock Option Plan"), in settlement of each such Stock Option, whether or not exercisable or vested, an amount in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Stock Option, and (y) the number of Shares subject to such Stock Option immediately prior to its settlement (the "Option Consideration") (such payment to be net of applicable withholding taxes). Upon receipt of the Option Consideration, the Stock Option shall be canceled. The surrender of a Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of all rights the holder had or may have had in respect of that Stock Option.

         (b) Prior to the Effective Time, the Company shall obtain all consents or releases from holders of the Stock Options and make any amendments to the terms of the Stock Option Plan or arrangements that are necessary to give effect to the transactions contemplated by Section 1.8(d) and this Section 1.13.

         (c) Except as may otherwise be agreed by Merger Sub and the Company, the Stock Option Plan shall terminate as of the Effective Time, and no holder of Stock Options or any participant in the Stock Option Plan shall have any rights thereunder, including any rights to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof, other than to receive Option Consideration payable pursuant to Section 1.13(a).

         (d) Except as may otherwise be agreed by Merger Sub and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof at or after the Effective Time.

         1.14 Adjustment of Merger Consideration and Option Consideration. In the event that, subsequent to the date of this Merger Agreement but prior to the Effective Time, the outstanding Shares shall be changed into a different number of shares and/or into a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and the Option Consideration shall be appropriately adjusted. The Merger Consideration and the Option Consideration have been calculated based upon the representations and warranties made by the Company in Section 3.4. The provisions of this Section 1.14 shall not, in any event, derogate from the representations and warranties set forth in Section 3.4.

         1.15 Rights Agreement. Pursuant to amendments to the Rights Agreement approved and adopted by the Company's Board of Directors, Parent, Cornerstone and Merger Sub will not constitute "Acquiring Persons" with respect to the transactions contemplated hereby.

         2.       REPRESENTATIONS AND WARRANTIES OF THE PARENT

         The Parent and Merger Sub represent and warrant to the Company as follows:

         2.1 Organization and Qualification. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power to carry on its respective business as now conducted. The Parent is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Parent and its subsidiaries taken as a whole.

         2.2 Authority Relative to this Merger Agreement. Each of the Parent and Merger Sub has the requisite power and authority to enter into this Merger Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Merger Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of the Parent and Merger Sub, and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by the Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each such entity. Subject to compliance with the applicable provisions of the New Jersey Law, neither the Parent nor Merger Sub is subject to or obligated under any provision of (i) its respective Certificate or Articles of Incorporation, or By-Laws, (ii) any contract, agreement, mortgage, indenture or other document, (iii) any license, franchise or permit or
(iv) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created by its execution and performance of this Merger Agreement, except (as to (ii), (iii) or (iv) above) where such breach, violation or right would not individually, or in the aggregate, prevent or materially delay the Parent or Merger Sub from performing its obligations under this Merger Agreement. The consummation of the Merger by the Parent and Merger Sub will not require the consent or approval of any party other than (i) satisfaction of applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state "blue sky" or takeover laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Competition Act (Canada), (ii) filing and recordation of appropriate merger documents as required by the New Jersey Law and (iii) where failure to obtain such consents or approvals would not prevent or materially delay the Parent or Merger Sub from performing its obligations under this Merger Agreement.

         2.3      Financing.

         (a)      Parent and/or Merger Sub has received written commitments from
(i) General Electric Capital Corporation ("GE"), dated June 10, 2002 (the "Senior Commitment Letter"), pursuant to which GE has committed, subject to the terms and conditions contained therein, to provide up to $42 million in senior debt financing for the Transactions and (ii) Cornerstone, dated June 12, 2002 (the "Subordinated Commitment Letter" and, together with the Senior Commitment Letter, the "Commitment Letters"), pursuant to which Cornerstone has committed, subject to the terms and conditions contained therein, to provide up to $10,500,000 in subordinated debt financing for the Transactions. Merger Sub has delivered true, correct and complete copies of the Commitment Letters and the Contribution Agreement to the Company. To the knowledge of Parent and Merger Sub, assuming all of the representations and warranties of the Company set forth herein are true and assuming that the Company performs all of its obligations hereunder, the proceeds from the Debt Financing, to the extent funded pursuant to the Commitment Letters, together with the Equity Contribution, shall provide sufficient funds to satisfy the condition set forth in Section 6.3(g)

         (b) Promptly after the date hereof, Merger Sub and Parent shall deliver to GE a true and complete copy of the Disclosure Letter attached hereto.

         (c) The obligations to fund the commitments under the Commitment Letters and the Contribution Agreement are not subject to any conditions other than those set forth in the Commitment Letters and Contribution Agreement. Parent and Merger Sub have no actual knowledge of any fact or occurrence existing on the date of this Merger Agreement which in their good faith judgment would reasonably be expected to (i) make the material assumptions or statements set forth in the Commitment Letters inaccurate, (ii) cause the Commitment Letters or the Contribution Agreement to be ineffective or (iii) make any of the conditions set forth in the Commitment Letters or the Contribution Agreement incapable of being satisfied. As of the date hereof, the Commitment Letters and the Contribution Agreement are in full force and effect and have not been amended in any material respect.

         2.4 Information Supplied. The information supplied by Parent and/or Merger Sub for inclusion in the Proxy Statement will not, on the date when the Proxy Statement is first mailed to the Company's shareholders, and the Proxy Statement, as then amended or supplemented, will not, on the date of the Meeting or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing representation shall not apply with respect to the accuracy of information furnished in writing by the Company specifically for inclusion in the Proxy Statement or which is taken from reports filed by the Company under the Exchange Act, which accuracy shall be the sole responsibility of the Company.

         2.5 Legal Proceedings. There are no actions, suits or proceedings pending or, to the knowledge of the Parent, threatened against Cornerstone, the Parent or any of its Subsidiaries that are reasonably likely, in the aggregate, to materially adversely affect the Parent's ability to consummate the Merger and pay all of the Merger Consideration and the Option Consideration.

         3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Each of the following representations and warranties is qualified by reference to specific sections of the disclosure letter (the "Disclosure Letter") delivered to the Parent immediately prior to the execution hereof. Except as otherwise set forth in the Disclosure Letter, the Company represents and warrants to the Parent and Merger Sub as follows:

         3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to own, lease and operate the properties and assets it currently owns, leases or operates and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a "Material Adverse Effect". As used in this Merger Agreement, the term "Material Adverse Effect" shall mean any change, event, occurrence or development that (i) has a material adverse effect on the business, financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries and shall be measured by reference to the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs or delays the ability of the Company to perform its obligations under the Merger Agreement or prevents the consummation of the Transactions. Notwithstanding the foregoing, a "Material Adverse Effect shall not include any change in or effect upon the business, financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries taken as a whole arising out of or attributable to (a) any decrease in the market price of the Shares (but not any change, event, occurrence or development underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on the Company), (b) conditions, events, or circumstances generally affecting the industries in which the Company and its Subsidiaries operate; (c) any change in any accounting standards or principles applicable generally to companies in the Company's industry; (d) any act or acts of terrorism or war that do not have a material adverse effect on the capital markets in the United States or (e) any factor described in Section
3.1 of the Disclosure Letter.

         3.2 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws in the form attached to Section 3.2 of the Disclosure Letter are the Certificate of Incorporation and By-Laws of the Company as in effect on the date of this Merger Agreement. Such Certificate of Incorporation and By-laws are in full force and effect and have not been modified or amended in any way since January 1, 2002. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.

         3.3 Subsidiaries. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate the properties and assets it currently owns, leases or operates and to carry on its business as it is now being conducted. Each such Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Except as otherwise provided in the Disclosure Letter with respect to shares of the Canadian Subsidiary not owned by the Company (the "Dividend Access Shares"), all of the outstanding shares of capital stock of each of the Company's Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly owned Subsidiary of the Company, free and clear of all Liens, and there are no proxies outstanding with respect to such shares. Except with respect to the Dividend Access Shares, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of the capital stock of such Subsidiary or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement.
Section 3.3 of the Disclosure Letter sets forth a true and complete list of the direct or indirect ownership or equity interests of the Company in its Subsidiaries and in any other corporation, partnership, joint venture, limited liability company or other business association or entity and sets forth the jurisdiction of incorporation of such subsidiary, its authorized capital stock and the number of issued and outstanding shares of capital stock.

         3.4 Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of undesignated stock (the "Undesignated Stock") and 20,000,000 Shares. As of the date hereof, (i) 9,056,806 Shares (including the Shares described in clause (iv) below) and one share of Class B Preferred Stock (representing Undesignated Stock) are outstanding, all of which were validly issued, fully paid, nonassessable and free of any preemptive rights with respect thereto, (ii) no Shares are held in the treasury of the Company or any of its Subsidiaries, (iii) 1,358,520 Shares are reserved for issuance pursuant to the Stock Option Plan, a copy of which has heretofore been furnished to the Parent, and (iv) 112,242 Shares are reserved for redemption of all of the Dividend Access Shares. As of March 31, 2002, 1,014,650 Stock Options were outstanding pursuant to the Stock Option Plan; no Stock Options have been granted by the Company subsequent to March 31, 2002. Section 3.4 of the Disclosure Letter sets forth a true and complete listing of all outstanding Stock Options, setting forth the names of the holders of such Stock Options, the number of Stock Options so held, the exercise prices and vesting schedules of such Stock Options and the number of Shares to be received upon exercise of such Stock Options (the "Common Stock Equivalents") as well as the aggregate number of Shares and the aggregate exercise price for all of the Common Stock Equivalents outstanding as of the date hereof. Pursuant to an Amended and Restated Shareholder Protection Rights Agreement, dated April 19, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), the Company has issued to its shareholders rights to purchase shares of capital stock of the Company. Except as set forth above and except as set forth in Section 3.4 of the Disclosure Letter, there are not now, and at the Effective Time there will not be, any shares of capital stock or other equity securities of the Company issued or outstanding or any options, warrants, convertible securities, calls, subscriptions or other rights, agreements, arrangements, commitments, or claims of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold, contingently or otherwise, any shares of capital stock of the Company or of any Subsidiary or any other securities convertible, exercisable or exchangeable into or evidencing the right to subscribe for any such shares of capital stock. Except as set forth in Section 3.4 of the Disclosure Letter, there are no outstanding contracts of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Company or any Subsidiary. There are no outstanding stock appreciation rights or similar phantom equity securities with respect to the capital stock of the Company. Other than the Voting Agreement, there are no voting trusts or shareholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company and to the Company's knowledge, there are no such agreements among its shareholders other than those listed in Section 3.4 of the Disclosure Letter. Other than the Voting Agreement, to the Company's knowledge, there are no irrevocable proxies with respect to shares of capital stock of the Company or any Subsidiary.

         3.5 Authority Relative to this Merger Agreement and Voting Agreement. The Company has the requisite corporate power and authority to enter into this Merger Agreement and the Voting Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Merger Agreement and the Voting Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the Board of Directors of the Company (the "Board") and no other approvals or corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Merger Agreement and the Voting Agreement and the consummation by it of the Transactions, except for any required approval of the Merger by the Company's shareholders as set forth in Section 5.2 of this Merger Agreement. The Board has (i) duly and validly approved this Merger Agreement, the Voting Agreement, the Merger and the other Transactions, and (ii) recommended that the shareholders of the Company approve and adopt this Merger Agreement and the Transactions. This Merger Agreement and the Voting Agreement have been duly and validly executed and delivered by the Company and each such agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except as set forth in Section 3.5 of the Disclosure Letter, neither the Company nor any Subsidiary is subject to or obligated under any provision of (i) its respective Certificate or Articles of Incorporation or By-Laws, (ii) any contract, agreement, license, lease, mortgage, indenture or other document (excluding all arrangements which are terminable upon 90 days or less notice without premium or penalty or arrangements involving not more than $200,000 per fiscal year in payments expected to be paid or received by the Company or any Subsidiary), (iii) any franchise or permit, or (iv) any law, regulation, order, judgment or decree, which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination, amendment, approval, consent or acceleration, or a loss of a material benefit or any Lien on any of its assets would be created or suffered by the Company's execution and performance of this Merger Agreement, the Voting Agreement or the consummation of the Transactions, except (as to clauses (ii), (iii) or (iv) above) where such breach, violation, right of termination or acceleration, or encumbrance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 3.5 of the Disclosure Letter, the execution and delivery of this Merger Agreement and the Voting Agreement and the consummation of the Transactions by the Company will not require the consent or approval of or registration or filing with any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority, body, commission, tribunal or agency, domestic or foreign, other than (i) approval of the Company's shareholders, (ii) applicable requirements, if any, of the Exchange Act, state "blue sky" or takeover laws, the HSR Act and the Competition Act (Canada), (iii) filing and recordation of appropriate merger documents as required by the New Jersey Law and (iv) where failure to obtain such consents or approvals or to make such registration or filing would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on or prevent or materially delay the Company from performing its obligations under this Merger Agreement. No state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Merger Agreement or any of the Transactions other than the New Jersey Shareholder Protection Act, N.J.S.A. 14A:10A-1 et seq. (the "Protection Act"). By virtue of resolutions approved by the Company's Board of Directors, the Merger, this Merger Agreement and the Transactions will not be subject to the restrictions otherwise applicable under the Protection Act or the Rights Agreement.

         3.6      Commission Filings and Financial Statements. (a) Since
January 1, 1999, the Company has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Parent, true and complete copies of all forms, reports, schedules, statements, and other documents required to be filed by it (including all exhibits, financial statements and proxy statements) under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") and the SEC's rules and regulations thereunder (the forms, reports, schedules, statements and other documents so filed by the Company, the "SEC Documents"). Except with respect to statements or omissions in any SEC Document which have been superseded or amended by statements made in any SEC Document filed thereafter but prior to the date hereof, (i) as of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC promulgated thereunder and applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will deliver to the Parent as soon as they become available true and complete copies of any forms, reports, schedules, statements and other documents filed by the Company under the Securities Act or the Exchange Act subsequent to the date hereof and prior to the Effective Time. None of the Subsidiaries are required to file any forms, reports or other documents with the SEC.

         (b) The consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents filed with the SEC since January 1, 2001 comply as to form in all material respects with applicable accounting requirements and published rules of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders' equity (to the extent applicable) and statements of cash flow for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein, none of which (with respect to periods after December 31, 2001) would individually or in the aggregate have a Material Adverse Effect. Except as set forth in Section 3.6 of the Disclosure Letter, the consolidated unaudited financial statements of the Company and its Subsidiaries as of and for the three months ended March 31, 2002 (the "Unaudited First Quarter Financial Statements") previously provided to the Parent have been prepared in accordance with GAAP using the same accounting principles and policies and in a manner consistent with the consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2001 (except as may be indicated in the notes thereto and except as permitted by Form 10-Q and Regulation S-X of the SEC), and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of March 31, 2002 and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the three months ended March 31, 2002, subject to normal year-end adjustments and any other adjustments described therein, none of which would individually or in the aggregate have a Material Adverse Effect. Except as set forth on Section 3.6(b) of the Disclosure Letter, the consolidated unaudited financial statements of the Company as of and for the month and four months ended April 30, 2002 previously provided to Parent
(i) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of April 30, 2002 and the consolidated results of operations of the Company and its consolidated Subsidiaries for the month and the four months ended April 30, 2002 and (ii) have been prepared in accordance with the monthly management account procedures of the Company or its Subsidiaries, as applicable, on a basis consistent with the policies and practices used in preparing the audited consolidated financial statements included in the SEC Documents, except for such policies and practices used in preparing such audited financial statements that reasonably would not be regarded as appropriate or usual for internal management purposes.

         3.7 Absence of Certain Changes or Events. Since December 31, 2001, except as set forth in Section 3.7 of the Disclosure Letter or as contemplated by this Merger Agreement, neither the Company nor any of its Subsidiaries has:

         (a) suffered any Material Adverse Effect or any event, change, occurrence or development, known as of the date hereof, reasonably likely to cause or have a Material Adverse Effect;

         (b) conducted its business and operations other than in the ordinary course of business and consistent with past practices;

         (c) declared, set aside or paid any dividend on, or other distribution (whether in cash, stock or property, or any combination thereof) in respect of, any of the Company's or any of its Subsidiary's capital stock, or purchased, redeemed or otherwise acquired or agreed to purchase, redeem or otherwise acquire, any of the Company's capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities;

         (d) undergone a material change in accounting methods, principles or practices except as may be required by GAAP or reflected in any of the financial statements included in the SEC Documents or except any change after the date hereof in accounting standards or principles applicable generally to companies in the Company's industry;

         (e) authorized for issuance, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell, deliver or grant any shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or its Subsidiaries, other than pursuant to and in accordance with the terms of the Common Stock Equivalents (including the Stock Options) listed on Section 3.4 of the Disclosure Letter;

         (f) except in the ordinary course of business and consistent with past practice, (i) created or incurred any indebtedness for borrowed money, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation,
(iii) made any loans or advances to any other individual, firm or corporation, or (iv) mortgaged, pledged or subjected to any Lien, any asset having a book or market value in excess of $50,000;

         (g) granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers and employees, except for increases or changes based upon changed responsibilities or duties and increases or changes made in the ordinary course of business consistent with past practice;

         (h) adopted, modified or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers and employees other than changes which do not increase the aggregate cost of such plan or contract and an amended bonus program provided to all employees of the Company and its Subsidiaries on January 1, 2002;

         (i) except for the provision of services or sales in the ordinary course of business and consistent with past practice, sold, leased, licensed, transferred or otherwise disposed of any of its assets or property having a book or market value in excess of $50,000;

         (j) entered into any new line of business, or incurred or committed to incur any capital expenditures, obligations or liabilities in connection therewith in excess of $50,000 in the aggregate;

         (k) acquired or agreed to acquire by merging or consolidating with, or agreed to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business of any other Person;

         (l) made any cancellation or waiver of (i) any right material to the operation of the business of the Company or its Subsidiaries, or (ii) any debts or claims against any affiliate of the Company;

         (m) made any disposition of, or failed to keep in effect any material right in, to or for the use of any material patent, trademark, service mark, trade name, copyright or trade secret of the Company or its Subsidiaries;

         (n) entered into any agreement, arrangement or transaction with any affiliate of the Company; or

         (o) agreed to do any of the things described in the preceding clauses (a) through (n).

         3.8      Litigation and Liabilities. (a) Except as disclosed in
Section 3.8 of the Disclosure Letter, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its properties or assets that, if adversely determined, would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, or to materially adversely affect the Company's ability to consummate the Merger, or that would be required to be disclosed in an Annual Report on Form 10-K of the Company. As of the date hereof, neither the Company nor any of its Subsidiaries or any of its properties or assets is subject to any judgment, award, decree, injunction, rule, determination or order of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

         (b) Neither the Company nor any of its Subsidiaries have any liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for taxes) other than such liabilities or obligations (i) disclosed in Section 3.8 of the Disclosure Letter, (ii) that have been specifically disclosed or provided for in the most recent audited consolidated balance sheet of the Company filed with the SEC or that arise in the ordinary course of business (consistent with past practice) out of (x) the performance of agreements to which the Company or any of its Subsidiaries is subject or (y) benefit plans referenced in the Disclosure Letter, (iii) that have been incurred in the ordinary course of business consistent with past practice since the date of the most recent audited consolidated balance sheet of the Company filed with the SEC (none of which results from, arises out of, or relates to any breach of contract, tort, infringement or violation of law) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.9      Employee Benefits.

         (a) True and complete copies of all documents pursuant to which each of the Benefit Plans is maintained, funded and administered have been provided to the Parent and a list of such Benefit Plans is set forth in Section 3.9(a) of the Disclosure Letter. For purposes of this Merger Agreement, the term "Benefit Plan" means any plan, contract or arrangement (regardless of whether funded or unfunded, or foreign or domestic) which is sponsored by the Company or any of its Subsidiaries, or to which the Company or any ERISA Affiliate makes contributions or which covers any employee of the Company or any ERISA Affiliate in his or her capacity as an employee or to which the Company or any ERISA Affiliate has any obligation or liability and which is (i) an "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) a stock option plan or any other plan of deferred compensation; or (iii) any other material employee benefit plan, program, or arrangement of any kind. For purposes of this Section 3.9, the term "ERISA Affiliate" means any entity that, together with the Company, is treated as a single employer under Section 414 of the Code.

         (b) All Benefit Plans are valid and binding and in full force and effect and there are no material defaults thereunder. Except as set forth in
Section 3.9(b) of the Disclosure Letter, each Benefit Plan complies currently, and has complied in the past, in all material respects in form and operation, with the terms of such Benefit Plan and with all applicable provisions of ERISA, the Code, and other applicable law. Except as set forth in Section 3.9(b) of the Disclosure Letter, the Company does not sponsor any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") which is intended to be qualified under Section 401(a) of the Code. Each Pension Plan that is intended to be qualified under Section 401(a) of the Code, or the prototype for such Pension Plan, has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan, or such prototype, is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such determination letter that is likely to adversely affect the qualification of such Pension Plan or such prototype. All such Pension Plans have been or will be amended for the requirements of the tax legislation commonly known as "GUST" and will be submitted to the Internal Revenue Service for a favorable determination letter within the remedial amendment period prescribed by GUST. There is no pending or, to the knowledge of the Company, threatened litigation relating to the Benefit Plans. To the knowledge of the Company, neither the Company nor any ERISA Affiliate has engaged in, or failed to engage in, a transaction with respect to any Benefit Plan that could subject the Company or any of its Subsidiaries to a tax or penalty imposed under either the Code or ERISA.

         (c) No Benefit Plan subject to Title IV of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA) has been sponsored or contributed to by the Company or any ERISA Affiliate since the Company's inception or, with respect to each of the Company's Subsidiaries, since the date of the Company's acquisition of each such Subsidiary. To the knowledge of the Company, none of the Company or any ERISA Affiliate has any liability or potential liability under Title IV of ERISA.

         (d) All contributions required to be made, and claims and premiums to be paid, under the terms of any Benefit Plan have been timely made or paid or reserves therefor on the balance sheet of the Company have been established, which reserves are adequate in all respects.

         (e) Except as set forth in Section 3.9(e) of the Disclosure Letter, none of the Company or any of its Subsidiaries has any obligation to provide or other liability in connection with any life, health, or other welfare or welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Company or any of its Subsidiaries, except for health continuation coverage required by
Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA") or as otherwise required by applicable law in respect of the termination of employment of employees in Canada. The Company and its ERISA Affiliates have complied in all material respects with the requirements of COBRA.

         (f) Each Benefit Plan governed by the laws of any jurisdiction outside of the United States (each, a "Foreign Plan") has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Plan's governing documents, and no Foreign Plan which is a funded plan has any unfunded or underfunded liabilities.

         3.10 Taxes. (a) For the purposes of this Section 3.10, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on the Company or any of its respective Tax Affiliates (as defined below) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental and other taxes, duties or assessments of any nature whatsoever.

         (b) Except as set forth in Section 3.10 of the Disclosure Letter, since January 1, 1998, the Company has filed or caused to be filed timely (taking into account all available extensions) all material federal, state, local and foreign tax returns required to be filed by each of it and any member of its consolidated, combined, unitary or similar group (each such member, a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects. The Company has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither the Company nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Except as set forth in Section 3.10 of the Disclosure Letter, neither the Company nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and, subject to completion of pending or scheduled audits, no deficiencies for any tax in excess of the amount reserved or provided therefor have, to the knowledge of the senior management of the Company, been threatened, claimed, proposed or assessed. Except as set forth in Section 3.10 of the Disclosure Letter, no waiver or extension of time to assess any taxes has been given or requested and remains in effect on the date hereof.

         (c) The Company has delivered or made available to Parent complete and correct copies of all income and franchise tax returns filed by, and all tax examination reports and statements of deficiencies assessed against or agreed to by, the Company and its Subsidiaries since January 1, 1997.

         (d) Except as set forth in Section 3.10 of the Disclosure Letter, none of the Company and its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could require it to make any payments that are not deductible under Section 280G of the Code. The Company and its Subsidiaries have withheld and paid over all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, shareholder, creditor, affiliate, customer, supplier or other third party. There are no accounting method changes, or proposed or threatened accounting method changes, of the Company or any Subsidiary that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

         (e) Except as set forth in Section 3.10 of the Disclosure Letter, none of the Company and its Subsidiaries (i) is a party to any joint venture, partnership or other arrangement that is treated as a partnership under United States federal income tax law or the tax law of any jurisdiction in which the Company or such Subsidiary is subject to tax; or (ii) has any liability for taxes of any person other than itself (other than the consolidated group of which the Company is the common parent) (A) under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

         (f) During the time that the Company has owned its foreign Subsidiaries, none of the Company's foreign Subsidiaries (i) was engaged in the conduct of a trade or business within the United States, within the meaning of
Section 864(b) or Section 882(a) of the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise; (ii) participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; or (iii) maintained an office or other fixed place of business in the United States within the meaning of Section 1.864-7 of the Treasury Regulations promulgated under the Code.

         3.11 Information Supplied. Any proxy statement and any other documents to be filed with the SEC or any governmental authority in connection with the Transactions mailed by the Company to the holders of Shares after the date hereof and all amendments and supplements thereto will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and will not, at the time of (a) the first mailing thereof or (b) the meeting called pursuant to Section 5.2 contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or Merger Sub expressly for inclusion in such proxy statement.

         3.12     Licenses and Permits; Governmental Notices.

         (a) The Company and its Subsidiaries have obtained all material licenses and permits necessary to conduct their respective businesses and to own and operate their respective assets and such licenses and permits are valid and in full force and effect. No defaults or violations exist or have been recorded since January 1, 2001, and no notice of cancellation or termination has been delivered since January 1, 2001, in respect of any material license or permit of the Company and its Subsidiaries. No proceeding is pending or, to the knowledge of the Company, threatened, that is reasonably likely to result in the revocation, limitation or non-renewal of any material license or permit. Each of the Company and each of its Subsidiaries has filed when due all documents required to be filed with any governmental authority in connection with such permits and licenses (other than such failures to make timely filings as have not materially adversely affected continuing effect of such permits and licenses), and at the time of the filing thereof, all such filings were accurate and complete in all material respects.

         (b) Since December 31, 2000, except as set forth in Section 3.12 of the Disclosure Letter, the Company has not received any written notice regarding, and has not been made a party to, any proceeding which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect brought by any governmental authority alleging that (a) the Company or any of its Subsidiaries is, or may be, in violation of any law, governmental regulation or order, (b) the Company or any of its Subsidiaries must change any of its business practices to remain in compliance with any law, governmental regulation or order, (c) the Company or any of its Subsidiaries has failed to obtain any license or permit required for the conduct of its business, or (d) the Company or any of its Subsidiaries is in default under or violation of any license or permit.

         3.13 Compliance with Laws. Except as set forth in Section 3.13 of the Disclosure Letter, the Company and its Subsidiaries have complied in a timely manner and in all material respects with all laws and governmental regulations and orders relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, the labor, equal employment opportunity, occupational safety and health, environmental waste disposal and antitrust laws.

         3.14 Insurance. As of the date hereof, the Company and each of its Subsidiaries are covered under insurance policies and programs (as set forth in Section 3.14 of the Disclosure Letter) which provide coverage to the Company and its Subsidiaries by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company and its Subsidiaries. All material policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors of which the Company has copies have previously been made available for inspection by the Parent and are in full force and effect. The Company and its Subsidiaries are not in breach or default (including with respect to the payment of premiums or the giving of notices) of any such insurance policies. Except as otherwise set forth in Section 3.14 of the Disclosure Letter, as of the date hereof, there are no material claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause other than a customary reservation of rights clause. All necessary notifications of material claims have been made to insurance carriers other than those where the failure to so notify is not reasonably expected to have a Material Adverse Effect.

         3.15 Contracts. (a) Section 3.15 of the Disclosure Letter is a list of all contracts, agreements, commitments and other documents to which the Company or any Subsidiary is a party as of the date hereof or by which the Company, any Subsidiary, or any of their assets is in any way affected or bound as of the date hereof, and that relate to (i) leases with respect to any personal property of the Company or its Subsidiaries which provide for the receipt or expenditure by the Company or its Subsidiaries, after the date of this Merger Agreement, of more than $250,000; (ii) sales contracts which provided for the receipt or expenditure by the Company or its Subsidiaries of more than $750,000 during calendar year 2001; (iii) contracts or commitments for future capital expenditures or acquisitions in excess of $100,000 for one project or set of related projects (other than capital expenditures described in the capital budget referred to in Section 3.15 of the Disclosure Letter, a copy of which budget has been furnished to Parent); (iv) guarantees of third party obligations in excess of $100,000 (other than guarantees included in the Leases and guarantees of the performance of contractual obligations of the Company's Subsidiaries); (v) agreements (including non-competition agreements) which restrict the kinds of businesses in which the Company or its Subsidiaries may engage or the geographical area in which any of them may conduct their business;
(vi) indentures, mortgages, loan agreements or other agreements relating to the borrowing of money by the Company, the granting of Liens by the Company or lines of credit by the Company, in each case, involving an amount in excess of $100,000; (vii) brokerage or finders agreements (other than those relating to the Leases); (viii) employment agreements (excluding employment arrangements with at will employees), consulting agreements, severance agreements or management agreements involving an annual salary, an annual fee or a severance payment in an amount in excess of $125,000; or (ix) licenses of intellectual property granted by or to the Company or its Subsidiaries (except for licenses granted by the Company or its Subsidiaries in the ordinary course of its business and shrinkwrap or clickwrap agreements or agreements relating to "off-the-shelf" software that is generally available to the public) (all items required to be disclosed in Section 3.15 of the Disclosure Letter being hereinafter referred to as "Material Contracts"). To the knowledge of the Company, all Material Contracts are legally valid and binding and in full force and effect, and each of the Company and its Subsidiaries have duly performed its obligations thereunder in all material respects. There are no material breaches or defaults by the Company or any Subsidiary under such Material Contracts and to the Company's knowledge, no material breach or default by any party thereto has occurred. The Company has previously made available for inspection by the Parent a true and correct copy of all written Material Contracts.

         (b) The Company has previously provided the Parent with true and correct copies of, and Section 3.15(b) of the Disclosure Letter identifies, any agreement with any officer, director or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Merger Agreement, (B) providing any compensation guarantee of more than $100,000 per year or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee.

         3.16 Title to Properties. Except as set forth in the Disclosure Letter, the Company and its Subsidiaries have good title to, or a valid leasehold interest in, all real, personal and intangible property and assets reflected in the consolidated balance sheet of the Company dated March 31, 2002 previously delivered to Parent (except as disposed of since such date in the ordinary course of business) or owned or used by them, free and clear of all mortgages, security interests, liens, pledges, charges, encumbrances, restrictions and other burdens ("Liens") other than (a) Liens under the Equipment Facility and Revolving Credit Agreement between the Company and Fleet National Bank (formerly Summit Bank), dated as of August 13, 1997, as amended (the "Credit Agreement"), (b) purchase money Liens, (c) such other Liens which in the aggregate do not and will not materially impair the value of such assets or properties and (d) the interests of landlords and lessors in property and assets leased by the Company and its Subsidiaries.

         3.17 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is or, since January 1, 2001, has been a party or by which any of them is or, since January 1, 2001, was bound and no collective bargaining agreement is being negotiated by the Company. To the knowledge of the Company, since January 1, 2001, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. To the knowledge of the Company, as of the date hereof, no key employee or group of employees of the Company or any Subsidiary has any plans to terminate employment with the Company or its Subsidiaries. Section 3.15 of the Disclosure Letter sets forth all agreements, arrangements or policies pursuant to which employees of the Company or its Subsidiaries would be entitled to severance or termination payments in excess of $125,000 in the event that such employees are terminated by the Company or its Subsidiaries, except such payment obligations as arise under Canadian law with respect to the termination of the employment of employees. Except as set forth on Section 3.17 of the Disclosure Letter, there are no actions, suits, claims, labor disputes, grievances or arbitration proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Subsidiary relating to any labor, safety or discrimination matters involving any employee of the Company or any Subsidiary, including charges of unfair labor practices or discrimination complaints, that would reasonably be expected to, individually or in the aggregate, result in a material liability to the Company. Since January 1, 1998, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would reasonably be expected to, individually or in the aggregate, result in a material liability to the Company.


         3.18 Environmental Matters. Except as set forth in Section 3.18 of the Disclosure Letter, the Company and its Subsidiaries have complied in all material respects with all federal, state or local statutes, ordinances, orders, judgments, rulings or regulations relating to protection of the environment or natural resources or to environmental regulation or control (collectively, "Environmental Laws"). Neither the Company nor any Subsidiary is, to the Company's knowledge, the subject of any federal, state, local or foreign investigation, and neither the Company nor any of its Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any person, relating to any material liability or material remedial action under any applicable Environmental Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, employees, representatives or agents, nor, to the knowledge of the Company, any other person, has utilized, treated, stored, processed, released, manufactured, discharged, spilled or otherwise disposed of any odor, pollutant, contaminant or other substance defined as hazardous or toxic by any Environmental Law, or any waste or by-product thereof, at any real property or any other facility owned or leased by the Company or any of its Subsidiaries, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may reasonably be expected to have a Material Adverse Effect.

         3.19 Rights Agreement. Neither the execution and delivery of this Merger Agreement nor the consummation of the Transactions will trigger the exercisability of any right under the Rights Agreement or otherwise affect any rights or obligations under the Rights Agreement. Pursuant to the terms of the Rights Agreement, the Rights Agreement will expire immediately prior to the Effective Time and, thereafter, no Person shall have any rights, liabilities or obligations under the Rights Agreement.

         3.20 Intellectual Property. The Company and its Subsidiaries own and possess all right, title and interest to or possess valid and enforceable licenses as set forth on Section 3.15 of the Disclosure Letter to use all Intellectual Property (as defined in this Section 3.20) used by such entity in, and material to, its business as currently conducted or necessary to conduct its business ("Company IP"), free and clear of all Liens, and have taken all commercially reasonable measures consistent with industry standards to maintain and protect the Company IP, including appropriately accruing or paying all valid and undisputed maintenance fees, renewals or expenses related to the Company IP.
Section 3.20 of the Disclosure Letter contains an accurate and complete list of all of the following included in the Company IP: (i) patents, registrations and applications; (ii) material unregistered trademarks, service marks, logos and slogans, and trade names and corporate names; (iii) material unregistered copyrights; (iv) computer software (other than shrinkwrap or clickwrap agreements or agreements relating to "off-the-shelf" software that is generally available to the public); and (v) Internet domain names. Except as set forth in
Section 3.20 of the Disclosure Letter, to the knowledge of the Company, (i) neither the use of the Company IP nor the conduct of the businesses of the Company and its Subsidiaries in accordance with each such entity's past practice, misappropriates, infringes upon or conflicts with any Intellectual Property of any third party, and (ii) no claim has been made by any third party or is currently outstanding contesting the validity, enforceability, use or ownership of the Company IP. No loss or expiration of the Company IP is, to the Company's knowledge, threatened or pending (except for computer software and patents expiring at the end of their statutory terms and not due to any failure of the Company to pay maintenance or license fees). To the Company's knowledge, neither the Company nor any Subsidiary has, since January 1, 2000, received any notices of the foregoing from any third party, including any demand letters or offers to license Intellectual Property. To the knowledge of the Company, no third party has misappropriated, infringed upon or conflicted with any Company IP. No order, decree, judgment, temporary restraining order or preliminary or permanent injunction has been rendered by any governmental entity against the Company or any Subsidiary relating to the Company IP. For purposes of this Agreement, the term "Intellectual Property" means all intellectual property rights in any jurisdiction in the United States or Canada, including all (i)(a) patents, inventions, discoveries, processes, technology, know-how and related improvements; (b) copyrights and works of authorship in any media, including computer programs, databases, data and related items, and Internet site content;
(c) trademarks, service marks, trade names, brand names, corporate names, Internet domain names and URLs, logos and trade dress; (d) trade secrets and proprietary or confidential and data information; and (e) computer software (including source codes and object codes, but excluding software subject to shrinkwrap or clickwrap agreements or agreements relating to "off-the-shelf" software that is generally available to the public), (ii) registrations, applications, recordings, and licenses or other agreements related thereto;
(iii) rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or other legal protections; and (iv) all copies and tangible embodiments of the foregoing.

         3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company, other than arrangements with CIBC World Markets Corp. A true and complete copy of the engagement letter between the Company and CIBC World Markets Corp. has previously been delivered to the Parent and there have been no amendments or revisions to such engagement letter.

         3.22     Real Property.

         (a)      Neither the Company nor any Subsidiary owns any real property.

         (b) Section 3.22 of the Disclosure Letter sets forth a list of all leases, subleases and other occupancy agreements to which the Company or any of its Subsidiaries is bound, including all amendments, extensions and other modifications thereto (the "Leases") (including the date and name of the parties to such Lease document, and the commencement date, expiration date and fixed annual rent payable under each such Lease), for real property (the "Leased Real Property"). The Company has delivered to Parent a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3.22 of the Disclosure Letter, with respect to each of the Leases: (a) such Lease is legal, valid, binding, enforceable and in full force and effect; (b) no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Merger Agreement or the consummation of the transactions contemplated hereby; (c) since January 1, 2001 or the commencement date of such Lease, whichever is more recent, the Company's or Subsidiaries' possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed in any material respect; (d) neither the Company or any of its Subsidiaries (nor, to the Company's knowledge, any other party) is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of a material amount of rent under such Lease; (e) no security deposit or portion thereof deposited with respect to such Lease by the Company or any of its Subsidiaries has been applied in respect of a breach or default under such Lease which has not been restored in full; (f) the other party to such Lease is not an affiliate of, or otherwise has any economic interest in, the Company or any Subsidiary of the Company; (g) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any person or entity unaffiliated with the Company or its Subsidiaries the right to use or occupy such Leased Real Property or any portion thereof, and (h) the Company and its Subsidiaries have not collaterally assigned or granted any other security interest in such Lease or any interest therein.

         3.23 Shareholder Vote Required. The affirmative vote of the holders of a majority of the Shares present (by proxy or otherwise) and voted at the Meeting, assuming a quorum is present (by proxy or otherwise) at the Meeting, is the only vote of the holders of any class or series of securities of the Company necessary to approve and adopt the Merger, this Merger Agreement and the Transactions.

         3.24 Opinion of Financial Advisor. The Board has received the opinion, dated as of the date of this Agreement, of CIBC World Markets Corp., the Company's financial advisor (the "Financial Advisor"), to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of the Shares (other than the Management Participants and their respective affiliates) (the "Opinion"), a complete and correct written copy of which will be delivered to Parent for informational purposes after receipt thereof by the Company. The Company has received the approval of the Financial Advisor to permit the inclusion of a copy of its written Opinion in its entirety in the Proxy Statement, subject to the Financial Advisor's review of the Proxy Statement and right to approve any reference to the Financial Advisor or the Opinion in the Proxy Statement.

         3.25 Change of Control Provisions. Except with respect to the acceleration of vesting of Stock Options under the Stock Option Plan, the benefits payable pursuant to the change in control agreements described in
Section 3.25 of the Disclosure Letter and the other benefits described in
Section 3.25 of the Disclosure Letter, none of the Company's (or any Subsidiary's) employee benefit plans, programs, agreements or arrangements contain any provision that would become operative as the result of a change of control of the Company or that will become operative as a result of the consummation of the Merger or the Transactions.

         3.26 Condition of Assets. All machinery, equipment and other tangible assets currently being used by the Company or its Subsidiaries which are owned or leased by the Company or its Subsidiaries are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put, except where any other condition of any machinery, equipment or other tangible asset would not have a Material Adverse Effect.

         3.27 Notes and Accounts Receivable. Subject to the reserve for bad debts included in the consolidated balance sheet of the Company dated March 31, 2002, as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Company and its Subsidiaries, (a) all notes and accounts receivable of the Company and its Subsidiaries are reflected properly on its books and records and (b) to the Company's knowledge, as of the date hereof, such notes and accounts receivable are not subject to material setoffs, counterclaims or risks of non-collectibility.

         3.28 Inventory. Subject to the reserve for inventory write-downs included in the consolidated balance sheet of the Company dated March 31, 2002, as adjusted for the passage of time through the date hereof in accordance with the past practice of the Company and its Subsidiaries, to the Company's knowledge, as of the date hereof, the inventory of the Company (consisting of raw materials and supplies, goods in progress and finished goods) is, in all material respects, fit for the purposes for which it was procured.

         3.29 Customers and Suppliers. To the knowledge of the Company and except as otherwise provided on Section 3.29 of the Disclosure Letter, no Material Customer has, during the period from January 1, 2001 though the date hereof, notified the Company or any of its Subsidiaries that it does not intend to employ the services of, or purchase the products offered by, the Company or its Subsidiaries in the future. To the knowledge of the Company and except as otherwise provided on Section 3.29 of the Disclosure Letter, no material supplier of the Company or its Subsidiaries has, during the period from January 1, 2002 though the date hereof, notified the Company or its Subsidiaries that it would not supply materials, products or services to the Company or any of its Subsidiaries, other than notifications which did not materially adversely affect the Company and its Subsidiaries taken as a whole. For purposes of this Section 3.29, the term "Material Customer" shall mean a customer of the Company and/or its Subsidiaries which was responsible for more than $250,000 of the Company's consolidated revenues during either calendar year 2000 or calendar year 2001.

         3.30 Transactions with Affiliates. Except for (i) agreements or arrangements relating to employment (which, to the extent disclosure is required pursuant to this Merger Agreement, are disclosed in the Disclosure Letter), (ii) agreements or arrangements relating to indemnification provided for in the certificate of incorporation or by-laws of the Company or its Subsidiaries or under applicable law or (iii) matters set forth on Section 3.30 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with any of its directors, officers or key employees, and no director, officer or key employee of the Company or any of its Subsidiaries owns any material asset, property, or intangible right that is used in the Company's or any of its Subsidiaries' businesses.

         3.31 Disclosure. To the Company's knowledge, the factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company in writing to the Parent or their Representatives for purposes of or in connection with this Merger Agreement or the Transactions has been true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.

         3.32 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Company does not make any express or implied representation or warranty on behalf of the Company or any of its affiliates.

         4.       CONDUCT OF BUSINESS PENDING THE MERGER

         4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless the Parent shall otherwise agree in writing or as otherwise expressly contemplated by this Merger Agreement or disclosed in Section 4.1 of the Disclosure Letter:

         (a) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

         (b) except as contemplated herein with respect to the Dividend Access Shares and the one share of Series B Preferred Stock outstanding, the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries; (ii) amend its Certificate of Incorporation or By-Laws; or (iii) split, combine, subdivide or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise, or redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

         (c) except as contemplated herein with respect to the Dividend Access Shares, the Company shall not, and shall cause each of its Subsidiaries not to (i) authorize for issuance, issue, pledge, encumber or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, convertible securities, commitments, subscriptions, rights to purchase or otherwise), except for unissued Shares reserved for issuance upon the exercise of Stock Options issued and outstanding prior to the date hereof and listed on Section 3.4 of the Disclosure Letter in accordance with their existing terms, as such Stock Options may be accelerated pursuant to their existing terms; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any indebtedness, Lien or any other liabilities (actual or contingent) other than in the ordinary course of business and consistent with past practices, provided that the Company may borrow money for general working capital purposes in the ordinary course of business consistent with past practice under the Credit Agreement; (iv) assume, endorse (other than in the ordinary course of business consistent with past practices), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a Subsidiary); (v) make any loans, advances or capital contributions to, or investments in, any other person, other than to its Subsidiaries, or otherwise enter into any Material Contract other than in the ordinary course of business and consistent with past practices (it being understood and agreed that the Company may renew its directors' and officers' liability insurance policy when required; provided, however, the Company shall consult with the Parent prior to renewing such insurance policy (such renewed policy, the "Renewed Policy") to explore possibilities of reducing any losses or expenses (including additional premiums) that may be incurred by the Company as a result of the early termination of the Renewed Policy subsequent to the consummation of the Merger); (vi) make any loans to employees, other than advances in the ordinary course of business; (vii) fail to maintain adequate insurance consistent with past practices for their businesses and properties;
(viii) make capital expenditures in excess of $2,000,000 in any calendar month or $6,000,000 in the aggregate after the date hereof; (ix) commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law; (x) take any action that, if taken after December 31, 2001 but prior to the date hereof, would be required to be disclosed in Section 3.7 of the Disclosure Letter (other than events outside the Company's control that would require disclosure in response to Section 3.7(a) or that are permitted pursuant to any other provision of this Section 4.1(c)); (xi) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended tax return, settle any tax claim or assessment relating to the Company or its Subsidiaries (other than in connection with the pending tax audits listed on Section 3.10 of the Disclosure Letter, provided that the aggregate amount of any such settlements does not exceed $100,000), surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or its Subsidiaries, fail to timely file any tax return, take a position on a tax return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future tax liability or decreasing any present or future tax asset of the Company or its Subsidiaries; (xii) adopt a plan of complete or partial liquidation or engage in a consolidation, merger, restructuring or recapitalization other than in connection with the Transactions or as permitted by Section 5.4; or (xiii) authorize or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) preserve intact the business organization of the Company and its Subsidiaries, (ii) keep available the services of its and their present officers, employees and consultants, (iii) preserve the goodwill and the current relationships of the Company and its Subsidiaries with customers, distributors, suppliers, licensees, licensors, contractors and other persons with which the Company or its Subsidiaries has significant business relations,
(iv) maintain all assets in good repair and condition (except for ordinary wear and tear) other than those disposed of in the ordinary course of business, (v) maintain all insurance necessary to the conduct of the Company's business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner and (vii) maintain and protect all of the material Company IP in a manner consistent with past practice;

         (e)      the Company shall not and shall cause its Subsidiaries not to
(i) enter into any new agreements (other than in its ordinary course of business consistent with past practice) or amend or modify any existing agreements (other than in its ordinary course of business consistent with past practice) with any of their respective officers, directors or employees or with any "disqualified individuals" (as defined in Section 280G(c) of the Code), (ii) grant any increases in the compensation of their respective directors, officers and employees or any "disqualified individuals" other than deferred increases not in excess of 5% of the applicable individual's compensation, increases (to Persons who do not received such deferred increases) in the ordinary course of business and consistent with past practice to persons who are not directors or corporate officers of or "disqualified individuals" with respect to the Company or any of its Subsidiaries and increases made pursuant to employment agreements existing on the date hereof which are either disclosed in Section 3.15 of the Disclosure Letter or not required to be disclosed therein, (iii) enter into, adopt, amend or terminate, or grant any new benefit not presently provided for under, any employee benefit plan or arrangement, except as required by law; provided, however, it is understood that the Company is permitted to pay bonuses to the extent described in Section 3.15 of the Disclosure Letter; or (iv) except as contemplated by any agreement referenced as a severance agreement in Section
3.15 of the Disclosure Letter or not required to be disclosed in Section 3.15 of the Disclosure Letter, take any action with respect to the grant of any severance or termination pay;

         (f) the Company shall not, and shall not permit any Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than in the ordinary course of business consistent with past practice); and

         (g) the Company shall use reasonable best efforts to take all actions reasonably necessary so that the conditions to the Parent's or Merger Sub's obligations to consummate the Merger and the Transactions are satisfied on a timely basis, except as contemplated by this Merger Agreement.


         5.       ADDITIONAL AGREEMENTS

         5.1 Proxy Statement. As promptly as practicable after the date hereof, the Company shall prepare and (subject to the Parent's approval (which shall not be unreasonably withheld), review and comment thereon) file with the SEC under the Exchange Act, and shall use its reasonable best efforts to have cleared by the SEC, a proxy statement (including, without limitation, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") if required under the Exchange Act) (the "Proxy Statement"), with respect to the meeting of the Company's shareholders referred to in Section 5.2. The Company shall use its reasonable best efforts to (i) file a preliminary copy of the Proxy Statement with the SEC within 45 days of the date hereof, (ii) respond to any comments of the SEC (after providing Merger Sub with a reasonable opportunity to review and comment thereon) and (iii) cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC's staff. The Company shall notify Merger Sub promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. The Company will cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its affiliates and the Transactions and such further and supplemental information as may be reasonably requested by the other party. If at any time prior to the Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement; provided, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing the Merger Sub the reasonable opportunity to review and comment thereon and without the approval of Merger Sub, which approval shall not be unreasonably withheld. The Company and its counsel shall request that the SEC and its staff permit Merger Sub and its counsel to participate in all face-to-face meetings with the SEC and its staff relating to the Proxy Statement, this Agreement or the Transactions. The Proxy Statement shall contain the recommendation of the Board in favor of the Merger and for approval and adoption of this Merger Agreement. Subject to the Financial Advisor's review of the Proxy Statement and right to approve any reference to the Financial Advisor or its Opinion in the Proxy Statement, the Company shall include a copy of the written Opinion in the Proxy Statement.

         5.2      Meeting of the Shareholders of the Company.

         (a) As promptly as practicable after the date hereof, the Company shall take all action necessary in accordance with New Jersey Law and its Certificate of Incorporation and By-Laws to convene a meeting of its shareholders (the "Meeting") promptly to consider and vote upon the approval of the Merger, the Transactions and the adoption of this Merger Agreement unless the Board shall have properly exercised its rights set forth in Section 5.4(b). The Board will recommend that the shareholders of the Company vote to adopt and approve the Merger and the Transactions and adopt this Merger Agreement and the Board shall not withdraw or modify such recommendation, and the Company shall use its best efforts to solicit from shareholders of the Company proxies in favor of such adoption and approval and shall take all other action necessary or advisable to secure the vote and consent of such shareholders required by New Jersey Law unless, in any such case, the Board shall have properly exercised its rights set forth in Section 5.4(b). At any such meeting, the Parent shall vote, or cause to be voted, all of the Shares then owned by the Parent or any subsidiary of the Parent in favor of the Merger.

         5.3      [Intentionally Omitted].

         5.4      No Solicitation.

         (a) Except as set forth in this Section 5.4(a), the Company shall not and the Company shall cause its Subsidiaries not to, and will not permit any of its Representatives to, directly or indirectly, solicit, initiate, encourage or knowingly facilitate (including by way of furnishing or disclosing non-public information), or participate in discussions or negotiations with, or otherwise communicate with or provide any non-public information to any corporation, partnership, company, Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than the Parent, Merger Sub, or an affiliate, associate, representative or agent of the Parent or Merger Sub) concerning, any merger, consolidation, exchange offer, leveraged buyout, business combination, reorganization, recapitalization, sale of or tender offer for shares of capital stock, sale of assets, plan of liquidation or similar transaction involving the Company or its Subsidiaries (an "Acquisition Transaction") or enter into or consummate any agreement, arrangement or understanding requiring it to agree to approve or recommend an Acquisition Transaction or to abandon (or fail to consummate) the Merger or this Merger Agreement. Notwithstanding the foregoing, prior to the Meeting, the Company may, directly or indirectly, furnish information and access, in each case in response to an unsolicited, bona-fide written proposal for an Acquisition Transaction that did not otherwise result from a breach of this Section 5.4, and subject to compliance with Section 5.4(c), to any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder), pursuant to appropriate confidentiality agreements (on terms no less favorable to the Company than the terms contained in the Confidentiality Agreement dated May 30, 2001 between Cornerstone and the Company) (the "Competing Party Confidentiality Agreement"), and may participate in discussions and negotiate with such Person or "group" concerning any proposal or offer from any Person relating to any such Acquisition Transaction, if the Board determines (by requisite approval in accordance with the Company's by-laws) in its good faith judgment after consultation with the Company's counsel that (i) failing to take such action is reasonably likely to constitute a breach of the fiduciary duties of the Board under applicable law, (ii) such proposal is not subject to (A) any financing contingency more significant than the financing contingencies to which the Merger is subject upon execution of this Merger Agreement or (B) any other material contingency to which such Person has not demonstrated its ability to overcome, (iii) such proposal is reasonably likely to be consummated and (iv) such proposal is more favorable to the shareholders of the Company (other than the Management Participants) from a financial point of view than the Transactions (such proposal to be referred to as a "Competing Transaction"). In addition, in the event of such determination by the Board, the Company shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such Person or "group", subject to the execution of the Competing Party Confidentiality Agreement.

         (b) Neither the Company, its Subsidiaries, the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or Merger Sub, the approval, adoption or recommendation by the Board or any such committee of this Merger Agreement, the Merger or the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Transaction, (iii) enter into, approve or recommend, or propose to approve or recommend, or execute, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any Acquisition Transaction or agree or propose to agree to do any of the foregoing, or (iv) submit any Acquisition Transaction at the Meeting or any other shareholders meeting for purposes of voting upon approval and adoption of the Acquisition Transaction; provided, however, that prior to the Meeting, the Company may, to the extent required by the fiduciary obligations of the Board, as determined in good faith by the Board (by requisite approval in accordance with the Company's by-laws) after consultation with the Company's counsel, and after compliance with the following sentence, terminate this Merger Agreement pursuant to Section 7.1(d) (provided that concurrently with such termination the Company enters into a definitive agreement containing the terms of the Competing Transaction). If the Company shall exercise its right to terminate this Merger Agreement pursuant to this
Section 5.4(b), the Company shall deliver to Cornerstone (i) a payment by check or wire transfer of same day funds in the amount of the Termination Fee as provided in Section 5.7(b) and (ii) written acknowledgment from the Company and from the other Person to the Competing Transaction that the Company and such other Person have irrevocably waived any right to contest such payment.

         (c) The Company promptly (and in any event within 12 hours of the relevant event) shall notify Merger Sub orally and in writing of any proposal or inquiry for a possible Acquisition Transaction or any inquiry with respect to or that could reasonably be expected to lead to any Acquisition Transaction (including any request for non-public information) and such notice shall include the identity of the person making any such Acquisition Transaction, inquiry or request, and, in each case, the material terms and conditions thereof, including any amendment or other modification to the terms and conditions. The Company shall keep Merger Sub fully apprised of the status of any proposal relating to an Acquisition Transaction on a current basis.

         (d) The Company shall not cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to the date of this Merger Agreement. Upon the execution of this Merger Agreement, the Company shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction.

         (e) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4 by any Representative or affiliate of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

         5.5      Intentionally omitted.

         5.6 Additional Agreements; Consents; Filings. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and all other Transactions, including (i) filing the Certificate of Merger referred to in Section 1.5, (ii) using reasonable best efforts to remove any legal impediment to the consummation or effectiveness of such transactions and (iii) obtaining all necessary waivers, consents, permits, licenses, authorizations and approvals and effecting all registrations, notices and filings that are (A) necessary, or in the reasonable opinion of the Company, the Parent or Merger Sub, desirable in connection with the authorization, execution and delivery of this Merger Agreement and the consummation of the Transactions or (B) required to prevent a Material Adverse Effect from occurring prior to the Effective Time or a Surviving Corporation Material Adverse Effect from occurring after the Effective Time, including, but not limited to, filings under the Exchange Act, any other applicable federal or state securities laws, New Jersey Law, the HSR Act and the Competition Act (Canada), if applicable, and submissions of information requested by governmental authorities, and, upon the instruction of the Parent, sending notices to Steven Bardwell, Timothy McKenzie, David Adler and Andrew Lewkowicz under their respective employment or letter agreements with the Company; provided, that Parent, Merger Sub and the Company shall cooperate with each other (i) in connection with the making of all such filings, including (to the extent permitted by law) providing copies of all such documents to the non-filing party and its advisors prior to filing and (ii) in using their respective reasonable best efforts to obtain expeditiously all regulatory approvals necessary, if any, to carry out the Transactions. In the event that the Parent, Merger Sub or the Company shall fail to obtain any third party consent described in the immediately preceding sentence, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Parent, Merger Sub or the Company (and its Subsidiaries), and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         (b) From the date of this Merger Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, claim, proceeding or investigation by any governmental authority or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of Shares into cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of the Surviving Corporation to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case would have a Material Adverse Effect prior to the Effective Time, or a Surviving Corporation Material Adverse Effect after the Effective Time. The term "Surviving Corporation Material Adverse Effect" means, when used in connection with the Surviving Corporation, any change, effect, event, occurrence, condition or development that is materially adverse to the business, assets, liabilities, properties, results of operations or financial condition of the Surviving Corporation and its Subsidiaries, taken as a whole.

         (c) The Company, the Parent and Merger Sub shall (to the extent permitted by law) furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the Transactions.

         (d) If any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Merger Agreement or any of the other Transactions, the Company, the Parent and Merger Sub will use their reasonable best efforts to take all action necessary to assure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

         5.7      Expenses.

         (a) Except as provided in this Section 5.7, all fees and expenses incurred in connection with the Merger, this Merger Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that (i) the Company shall bear all expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and (ii) Merger Sub and the Company shall bear equally one-half of the filing fee in connection with any filing under the HSR Act or the Competition Act (Canada) which is related to the Merger.

         (b)      (i) In the event that this Merger Agreement is terminated by
(x) the Company pursuant to Section 7.1(d) or (y) Parent or Merger Sub pursuant to Section 7.1(e), on the date of such termination, the Company shall pay Cornerstone by wire transfer of immediately available funds to an account specified by Cornerstone a payment in an amount equal to the sum (such sum, the "Termination Fee") of (x) the Liquidated Amount and (y) the Reimbursable Costs.

                  (ii) In the event that (A) this Merger Agreement is terminated by Merger Sub, Parent or the Company pursuant to Section 7.1(b)(iii) and (B) a proposed transaction (other than the Transactions) which would constitute either an Acquisition Transaction or an Alternative Transaction is publicly announced or publicly disclosed prior to the Meeting, then, on the date of such termination, the Company shall pay Cornerstone by wire transfer of immediately available funds to an account specified by Cornerstone a payment in an amount equal to the Reimbursable Costs. In the event that (C) this Merger Agreement is terminated by Merger Sub, Parent or the Company pursuant to Section 7.1(b)(iii),
(D) a proposed transaction (other than the Transactions) which would constitute either an Acquisition Transaction or an Alternative Transaction is publicly announced or publicly disclosed prior to the Meeting, and (E) within one year after such termination, the Company shall have entered into an agreement-in-principle or agreement for, or consummated, an Alternative Transaction, then on the date of the consummation of such Alternative Transaction, the Company shall also pay the Liquidated Amount to Cornerstone by wire transfer of immediately available funds to an account specified by Cornerstone.

                  (iii) In the event that this Merger Agreement is terminated by Merger Sub or Parent pursuant to Sections 7.1(c)(i) or 7.1(c)(iii), then, on the date of such termination, the Company shall pay Cornerstone by wire transfer of immediately available funds to an account specified by Cornerstone a payment in an amount equal to the Reimbursable Costs.

                  (iv) For purposes of this Merger Agreement, the term "Alternative Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than 20% of the total outstanding voting securities of the Company or any of its Subsidiaries; (B) any merger, consolidation, leveraged buyout, business combination, reorganization, recapitalization or similar transaction involving the Company or its Subsidiaries pursuant to which the shareholders of the Company or its Subsidiaries immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 30% of the assets of the Company; or (D) any liquidation or dissolution of the Company.

                  (v) For purposes of this Agreement, the term "Liquidated Amount" shall mean $3,000,000 and the term "Reimbursable Costs" shall mean the lesser of (x) $700,000 and (y) the sum of (i) all costs, fees and expenses of counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to the negotiation, preparation and execution of this Merger Agreement and the attempted financing and consummation of the Transactions (including, without limitation, commitment fees and the legal fees and expenses of the providers of the Commitment Letters), the related documentation and the shareholders' meetings and consents and (ii) other out-of-pocket expenses incurred in connection with this Merger Agreement and the attempted financing and consummation of the Transactions, in each case, of Merger Sub, the Parent and Cornerstone. The Reimbursable Costs shall be estimated by Parent in good faith prior to the date of any payment of Reimbursable Costs hereunder, subject to an adjustment payment between the parties upon the parties' definitive determination of such Reimbursable Costs.

         (c) Notwithstanding any other provision herein to the contrary, it is understood and agreed that the remedies provided in Sections 5.7(b)(i) and 5.7(b)(ii) shall be the exclusive remedies of Merger Sub and Parent for any act or omission resulting in the termination of this Merger Agreement pursuant to Sections 7.1(b)(iii), 7.1(d) or 7.1(e). Notwithstanding any other provision herein to the contrary, it is understood and agreed that the remedies provided in Section 5.7(b)(iii) are not the exclusive remedies of, or liquidated damages for, Merger Sub or Parent for any act or omission resulting in the termination of this Merger Agreement pursuant to Sections 7.1(c)(i) or 7.1(c)(iii) and that Merger Sub and Parent reserve all rights to pursue any other remedies against the Company (at law or in equity) available to it if this Merger Agreement is terminated pursuant to Sections 7.1(c)(i) or 7.1(c)(iii).


         5.8      Indemnification, Exculpation and Insurance.

         (a) The Parent and Merger Sub agree that, except as may be limited by applicable law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date hereof in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an "Indemnified Person") as provided in their respective certificates of incorporation and by-laws (or similar organizational documents) and as provided under applicable state law shall survive the Merger, shall be retained by such persons after the Merger, and shall continue in full force and effect after the Merger is consummated in accordance with their terms, and the obligation to provide such rights shall be assumed by the Surviving Corporation in the Merger at the Effective Time, without further action.

         (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

         (c) For six years after the Effective Time, the Surviving Corporation shall maintain (and Parent shall cause the Surviving Corporation to maintain) in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy in their capacities as directors and officers for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Merger Agreement; provided that the Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.8(c). The Company and the Surviving Corporation shall use their respective best efforts to negotiate a one time premium for such coverage, provided that the Company and the Surviving Corporation shall not be obligated to spend more than $700,000 for such one time premium. If the Company's existing carrier or a reputable insurance company is willing to provide such coverage in exchange for a one time premium but such one time premium exceeds $700,000, the directors of the Company immediately prior to the Effective Time (other than the Management Participants)(the "Non-Management Directors") shall be permitted to elect as a group either (i) to allow the Company or the Surviving Corporation to obtain as much comparable insurance as possible for a one time premium equal to $700,000 or (ii) to seek coverage on a one-time premium basis from another carrier, in which event the Company (or, if the Company fails to do so, the Surviving Corporation) shall pay the cost of such alternate coverage up to an amount equal to $700,000. If neither the Company's carrier nor any reputable insurance company known to Parent is willing to provide such coverage in exchange for a one time premium, (i) the Surviving Corporation shall pay annual premiums for the coverage described in the first sentence of this Section 5.8(c), provided that the Surviving Corporation shall not be obligated to pay annual premiums for such coverage from any source other than the escrow account provided for in this Section 5.8(c), (ii) the Parent shall cause the Surviving Corporation to deposit $700,000 in an interest-bearing escrow account mutually satisfactory to Parent and a majority of the Non-Management Directors, such deposit to occur promptly after the Effective Time, and (iii) any taxes on the income earned in such account shall be paid from such account.

         (d) In the event that any action, suit, proceeding or investigation is commenced relating to matters for which indemnification is provided hereunder or to the Transactions, whether such commencement is before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto and Parent shall be entitled to participate in the defense of such action, suit, proceeding or investigation at its expense. Notwithstanding anything contained in this Section 5.8(d), neither the Merger Sub nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Person if the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

         (e) The provisions of this Section 5.8 are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives.

         5.9 Notification of Certain Matters. The Company shall give prompt notice to the Parent, and the Parent shall give prompt notice to the Company, of
(i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any representation or warranty contained in this Merger Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any failure of the Company (or its Subsidiaries) or the Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (iv) the receipt of any notice or other communication from any governmental authority in connection with the Transactions; provided, however, that no such notification will alter, otherwise affect, or cure any breach of any such representations, warranties, covenants, conditions or agreement.

         5.10     Confidentiality; Access to Information.

         (a) Parent, Merger Sub and the Company shall each, and shall each use its reasonable best efforts to cause its Representatives to, keep confidential and not disclose to any other person (other than such Representatives) or use for its own benefit or the benefit of any other person confidential proprietary information in its or their possession regarding the Company on the one hand, or Parent, Merger Sub or Cornerstone on the other. The obligations of the parties hereto under this Section 5.10(a) shall not apply to information which (i) is or becomes generally available to the public without breach of this Section 5.10(a); or (ii) is required to be disclosed by law or a governmental authority; provided, however, that, in any such case involving a legally required disclosure, the Person subject to such requirement shall notify the other party as promptly as reasonably practicable prior to disclosure to allow the other party to take appropriate measures to preserve the confidentiality of such information. The provisions of this Section 5.10(a) (other than the provisions of this sentence) shall terminate as of the Effective Time. Notwithstanding the foregoing, nothing in this Section 5.10(a) shall prevent the Company from complying with its obligations contained in Section 5.16.

         (b) From the date hereof to the Effective Date, the Company shall (and shall cause each of its Subsidiaries to) (i) provide Parent, Merger Sub and their Representatives full access to all information and documents which Parent and Merger Sub may reasonably request regarding the business, properties, assets, contracts, liabilities, employees and other aspects of the Company or its Subsidiaries, and furnish promptly any such information to Parent and Merger Sub, and (ii) provide reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof. For purposes of this Merger Agreement, the term "Representatives" shall mean, with respect to any party, such party's lenders, other financing sources, investment bankers, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives.

         (c) No investigation by Parent, Merger Sub or the Company, whether prior to the execution of this Agreement or pursuant to this Section 5.10, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         (d) Parent and its Representatives shall have the right to conduct any environmental and engineering inspections at any of the Company's properties (to the extent permitted under any applicable lease), which inspections shall be at Parent's expense; provided, that all of Parent's and its Representatives' activities pursuant to this Section 5.10(d) shall be conducted in a manner that does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries.

         (e) Notwithstanding anything contained herein to the contrary, the Company acknowledges that Parent may cause an offering memorandum or other documents to be prepared and used in connection with the financing of the Transactions and the Company shall use its reasonable best efforts to cause its and its Subsidiaries' officers, employees, consultants, agents, accountants and attorneys to cooperate with Parent and its Representatives in connection with the consummation of the financing of the Transactions. Such offering memorandum and other documents shall either (i) not contain any material non-public information regarding the Company and its Subsidiaries or (ii) be furnished to third-parties under circumstances that will assure that such memorandum and documents are maintained in confidence.

         5.11 Employee Benefits. The Parent and the Company agree that all employees of the Company and its Subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Corporation and its Subsidiaries immediately after the Effective Time, it being understood that, except for employees of the Company and its Subsidiaries with employment agreements restricting the Surviving Corporation's ability to terminate their employment and in such cases, only to the extent so restricted, the Parent shall not have any obligation to continue employing such employees for any length of time thereafter. The Parent and the Company agree that, after the Effective Time, all employees of the Company and its Subsidiaries shall continue to be entitled to and shall receive benefits that are no less favorable in the aggregate than the benefits currently provided to the employees of the Company and its Subsidiaries under the Company's existing benefit plans identified in Section 3.9 of the Disclosure Letter (other than any equity or equity-linked compensation plan or program or any keyman life insurance contract) through six months from the Effective Time so long as the continued provision of such benefit plans to such employees does not cause any benefit plan of the Surviving Corporation to be in violation of any law or regulation governing such plans. From and after six months from the Effective Time, the then employees of the Surviving Corporation and its Subsidiaries shall be entitled to and shall receive such benefits as the then constituted management of the Surviving Corporation deems necessary and appropriate. With respect to any such benefit arrangements ("Ultimate Plans"), the Parent shall grant all employees of the Company and its Subsidiaries, who become participants in the Ultimate Plans after the Effective Time, credit for all service with the Company and its Subsidiaries, or their respective predecessors (or any other party for which service has been recognized by the Company or its Subsidiaries), prior to the Effective Time for all purposes (other than for benefit accrual purposes under a defined benefit pension plan) for which such service was recognized by the Company or its Subsidiaries prior to the Effective Time. To the extent that the Benefit Plans or Ultimate Plans provide medical or dental welfare benefits after the Effective Time, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements, to the extent such requirements would have been met at the Company and its Subsidiaries, to be waived and the Parent shall provide that any expenses incurred on or before the Effective Time shall be taken into account under the Ultimate Plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions. Subject to the rules governing eligibility, vesting and all other terms of any 401(k) plan or other qualified retirement plan or ERISA pension plan maintained by the Parent and its subsidiaries (the "Retirement Plans"), the employees of the Company and its Subsidiaries shall be eligible to participate in and receive benefits under the Retirement Plans on terms similar to the benefits provided to similarly situated employees of the Parent and its subsidiaries, with credit granted for purposes of eligibility and vesting for prior service with the Company and its Subsidiaries.

         5.12 Antitrust Laws. As promptly as practicable, the Company, the Parent and Merger Sub shall make all filings and submissions under the HSR Act and the Competition Act (Canada) as may be reasonably required to be made in connection with this Merger Agreement and the Transactions, which filings shall comply as to form with all requirements applicable thereto and all of the information reported therein shall be true, correct and complete in all material respects. Subject to all applicable confidentiality requirements and all applicable laws, (i) the Company will furnish to the Parent and Merger Sub, and the Parent and Merger Sub will furnish to the Company, such information and assistance as shall be reasonably required in connection with the preparation of any such filings or submissions and (ii) the Company will provide the Parent and Merger Sub, and the Parent and Merger Sub will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Merger Agreement and the Transactions; provided, however, that neither the Parent and Merger Sub on the one hand, nor the Company on the other shall be required to provide the other party with copies of confidential documents or information included in its filings and submissions under the HSR Act or Competition Act (Canada), and provided further that a party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties. Each of the parties shall promptly comply with all requests, if any, for additional information or documentation in connection with any such filings under the HSR Act and Competition Act (Canada).

         5.13 Public Announcements. The Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree that they will consult with the other party prior to issuing any press release (and give such party a reasonable opportunity to comment thereon), or otherwise making any public statement or responding to any press inquiry with respect to this Merger Agreement or the Transactions, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system to which the Company is a party and, in such case, the announcing party shall use reasonable best efforts to consult with all the parties hereto prior to such release or statement being issued and use reasonable best efforts to agree on the making of and content of any filings with any national securities exchange or national securities quotation system with respect to the Transactions. The parties shall agree on the text of a joint press release by which Merger Sub and the Company will announce the execution of this Merger Agreement. Notwithstanding anything contained herein to the contrary, the Company will not use the name of Cornerstone or any of its affiliates without Parent's prior written consent.

         5.14 Employment Arrangements. Except as otherwise agreed to by Parent and the applicable employee, the Parent shall cause the Surviving Corporation to (a) assume and perform each of the employment agreements described in Section 5.14A of the Disclosure Letter, including, without limitation, the "Change in Control" and severance provisions thereof and (b) assume and perform each of the "Change in Control" agreements and obligations described in Section 5.14B of the Disclosure Letter.

         5.15 Dividend Access Shares and Company Class B Convertible Preferred Stock. As soon as practicable following the date of this Merger Agreement, the Company shall, and shall cause the Canadian Subsidiary to, take such actions, including without limitation the giving of all required notices under the Articles of Incorporation of the Canadian Subsidiary and the Purchase Agreement, dated as of March 10, 1997, by and among the Company, the Canadian Subsidiary, and the holders of the Dividend Access Shares of the Canadian Subsidiary, as are required to provide that immediately prior to the Effective Time each holder of the Dividend Access Shares of the Canadian Subsidiary shall, upon the surrender thereof, ultimately receive, for each Dividend Access Share, the Merger Consideration, less any tax required to be deducted or withheld therefrom by the Company or the Canadian Subsidiary, and that the single share of the Company's Class B Preferred Stock shall be redeemed by the Company. The date of the written notice required to be sent under the Articles of Incorporation of the Canadian Subsidiary to inform the holders of the Dividend Access Shares that the "Automatic Redemption Date" (as defined therein) will be accelerated to immediately prior to the Effective Time is referred to herein as the "Canadian Notice Date".

         5.16 Assistance with Financing. In order to assist with the financing of the Transactions, at or prior to Closing, the Company shall, and shall cause its Subsidiaries to, cooperate and take all reasonable actions as are necessary to consummate the financing of the Transactions, including, without limitation:

         (a) At Parent's request, with respect to each of the Leased Premises within the United States, the Company shall use its reasonable best efforts to deliver to the Parent a nondisturbance agreement, a consent and waiver and/or an estoppel letter executed by the landlord, lessor and/or licensor of such Leased Premise, in each case, in form and substance reasonably acceptable to the Parent;

         (b) At Parent's request, the Company shall furnish such financial statements as may be reasonably requested by Parent in connection with the financing of the Transactions;

         (c) At Parent's request, the Company shall take or cause to be taken any other reasonable actions necessary to consummate the financing of the Transactions; and

         (d) At Parent's request, the Company shall make senior officers of the Company and its Subsidiaries available for participation in meetings, due diligence sessions and road shows.

Notwithstanding the foregoing, the Company shall not be required to take any action under this Section 5.16 that would be inconsistent with its obligations under the federal securities laws.

         5.17     Exchange Act and NASDAQ Filings; Delisting.

         (a) Unless an exemption shall be expressly applicable to the Company, or unless Parent agrees otherwise in writing, the Company will file with the SEC and the National Association of Securities Dealers, Inc. ("NASD") all reports required to be filed by it pursuant to the rules and regulations of the SEC and NASD (including, without limitation, all required financial statements). Such reports and other information shall comply in all material respects with all of the requirements of the SEC and NASD rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of the parties shall cooperate with each other in taking, or causing to be taken, all actions necessary to delist all of the Company's securities from the NASDAQ Stock Exchange and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

         5.19 Representations. Each of the Company, the Parent and the Merger Sub (a) will use reasonable best efforts to take all action necessary to render true and correct as of the Closing its respective representations and warranties contained in this Merger Agreement, (b) will use reasonable best efforts to refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time and (c) will perform or cause to be satisfied each agreement or covenant required to be performed by it hereunder.

         5.20 Voting Agreement. The Company shall comply with all of its obligations under the Voting Agreement, dated as of the date hereof, by and among the Company, Merger Sub and the Management Participants (the "Voting Agreement").

         6.       CONDITIONS

         6.1 Conditions to Obligation of Each Party to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction (or waiver by the party for whose benefit such condition exists, to the extent permitted by law, on or prior to the Closing Date) of the following conditions:

         (a) this Merger Agreement, the Merger and the Transactions shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with the Company's Certificate of Incorporation and New Jersey Law;

         (b) (i) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) if the Competition Act (Canada) is applicable to the Transactions, then (x) the Commissioner of Competition (the "Commissioner") appointed under the Competition Act (Canada) shall have issued an Advance Ruling Certificate under Section 102 of the Competition Act (Canada) in respect of the Shares, (y) the Commissioner shall have advised Parent that the Commissioner does not intend to apply to the Competition Tribunal for an order under Section 92 of the Competition Act (Canada) in respect of the Shares or (z) the applicable waiting period under Section 123 of the Competition Act (Canada) shall have expired without the Commissioner's having notified Parent that the Commissioner intends to apply to the Competition Tribunal for an order under
Section 92 of the Competition Act (Canada) in respect of the Shares;

         (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any governmental authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or of limiting or restricting in any material respect the Surviving Corporation's or Merger Sub's conduct or operation of the business of the Company after the Effective Time;

         (d) thirty (30) days shall have elapsed since the Canadian Notice Date; and

         (e) the Company shall have (x) received from the New Jersey Department of Environmental Protection either (i) a letter of non-applicability with respect to the Merger, (ii) a no further action letter, (iii) a negative declaration or (iv) approval of a Remedial Action Workplan, (y) entered into a remediation agreement with such Department or (z) otherwise satisfied the requirements of the New Jersey Industrial Site Recovery Act ("ISRA") such that the Company, the Parent and the Merger Sub may consummate the Merger without violating ISRA.

         6.2 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the conditions (which may be waived, in whole or in part, to the extent permitted by applicable law) that (a) each of the Parent and Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time and (b) Parent's representations and warranties in this Merger Agreement, when made and (with the exception of representations and warranties made as of a particular date) as of the Closing Date, shall be true and complete in all material respects. Parent shall have delivered to the Company a certificate of an officer of Parent, dated as of the Closing Date, as to compliance with the conditions set forth in this Section 6.2.

         6.3 Additional Conditions to Obligations of the Parent and Merger Sub. The obligations of the Parent and Merger Sub to effect the Merger are also subject to the conditions (which may be waived, in whole or in part, to the extent permitted by applicable law) that:

         (a) There shall be no statute, rule, regulation, judgment, injunction or order enacted, entered, issued or deemed applicable to the Merger
(i) making the purchase of, or payment for, some or all of the Shares pursuant to the Merger Agreement illegal, or resulting in a material delay in the ability of the Parent to accept for payment or pay for some or all of the Shares, or to consummate the Merger or seeking to obtain from the Company, the Parent or Merger Sub any damages that would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (ii) imposing, or seeking to impose material limitations on the ability of the Parent effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, (iii) which would require the Parent or any direct or indirect subsidiary of the Parent to dispose of or hold separate any of the Shares or any material portion of the assets or business of the Company and its Subsidiaries taken as a whole, or (iv) prohibit or materially limit the ability of the Parent or any direct or indirect subsidiary of the Parent to own, control or operate any material portion of the businesses, operations or assets of the Company and its Subsidiaries taken as a whole; or (v) otherwise constituting a Material Adverse Effect;

         (b) There shall be no pending governmental or regulatory action or proceeding by or before any court, government or governmental or regulatory authority, domestic or foreign, and no pending action or proceeding by any other person, domestic or foreign, which would, in any such case, reasonably be expected to result in any of the consequences referred to in clauses (i) through
(v) of paragraph (a) above;

         (c) The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time;

         (d) The representations and warranties of the Company set forth in this Merger Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all material respects as of the Closing Date and any representation and warranty of the Company set forth in this Agreement that addresses matters as of a particular date shall be true and correct in all material respects as of the date referred to therein; provided, that, to the extent that any such representations and warranties are qualified by terms such as "material", "materially" or "Material Adverse Effect" (it being understood that any such representation and warranty so qualified shall be referred to herein as a "Materiality Qualified Representation and Warranty" and any representation and warranty that is not a Materiality Qualified Representation and Warranty shall be referred to herein as an "Unqualified Representation and Warranty"), such Materiality Qualified Representations and Warranties shall be true and correct in all respects as of the Closing Date (or if a Materiality Qualified Representation and Warranty addresses matters as of a particular date, such Materiality Qualified Representation and Warranty shall be true and correct in all respects as of the date referred to therein);

         (e) The Company shall have delivered to Parent a certificate of an executive officer of the Company, dated as of the Closing Date, as to compliance with the conditions set forth in Sections 6.3(c) and 6.3(d);

         (f) Since the date of this Merger Agreement, no change, event or effect has occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

         (g) Parent shall have obtained the cash proceeds from the financing transactions (the "Cash Proceeds") sufficient to consummate the Merger (including the payment of the Merger Consideration, the Option Consideration and the repayment of indebtedness for borrowed money of the Company or its Subsidiaries that is required to be repaid as a result of the Transactions), to pay all fees and expenses of the Transaction and to provide ongoing working capital to the Surviving Corporation, all on terms and conditions consistent with the Senior Debt Commitment Letter and reasonably satisfactory to Parent;

         (h) All Stock Options shall have been extinguished and, as of immediately prior to the Effective Time, the Company shall have no liability or obligation with respect to any such Stock Option, except as provided in Sections 1.8(d) and 1.13;

         (i) The Dividend Access Shares and the Series B Preferred Share shall have been redeemed immediately prior to the Effective Time and the Company shall have no liability or obligation thereunder;

         (j) Arrangements reasonably satisfactory to Parent shall have been made such that concurrent with the Effective Time, a portion of the Cash Proceeds shall be utilized to (i) pay in full all outstanding indebtedness for borrowed money of the Company and its Subsidiaries, (ii) effect the termination of any letters of credit of the Company and its Subsidiaries, (iii) cause the release of all Liens on the capital stock of the Company's Subsidiaries and all Liens on the assets of the Company and its Subsidiaries securing indebtedness for borrowed money and (iv) pay all indebtedness for borrowed money guaranteed by the Company or its Subsidiaries to the extent that such guarantees are not released as of the Effective Time; and

         (k) The Company shall have obtained the consents, authorizations, approvals and waivers from third parties, in form reasonably acceptable to the Parent, which are listed in Section 6.3(k) of the Disclosure Letter.


         7.       TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval of the Merger by the shareholders of the Company:

         (a) by mutual written consent of the Boards of Directors (or any committee thereof) of the Parent and the Company;

         (b)      by either the Parent or the Company if:

                  (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to the one hundred and twentieth (120th) day after the parties shall have initially filed their applications under the HSR Act, provided that the right to terminate this Merger Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Merger Agreement resulted in the failure of such condition;

                  (ii) any court, arbitration tribunal, administrative agency or commission, or public or regulatory or governmental entity shall have issued an order, decree, judgment, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, judgment, injunction or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used all reasonable efforts to remove such order, judgment, injunction, decree, ruling or other action;

                  (iii) the Meeting shall have been held and the holders of outstanding Shares shall have failed to approve and adopt this Merger Agreement and the Merger upon a vote taken at such meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Merger Agreement under this Section 7.1(b)(iii) shall not be available to the Company if its breach of this Merger Agreement has been the cause of or resulted in the failure to obtain such shareholder approval; or

                  (iv) the Merger shall not have been consummated by the Outside Date; provided, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur prior to the Outside Date; for purposes of this Agreement, the term "Outside Date" shall mean the later of (x) 180 days after the date hereof and (y) 45 days after the Proxy Statement shall have first been mailed to the Company's shareholders, provided, however, that in no event shall the Outside Date be later than 240 days after the date hereof;

         (c)      by the Parent and Merger Sub if:

                  (i) there shall have been an intentional breach or failure to perform or comply with any of the material covenants, agreements or obligations of the Company hereunder (other than those contained in Section 5.4);

                  (ii) there shall have been any breach or failure to perform or comply with any of the material covenants, agreements or obligations of the Company hereunder (other than those contained in Section 5.4) and such breach or failure does not provide a basis for termination under Section 7.1(c)(i); provided, however, that, if such breach or failure is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent and Merger Sub may not terminate this Agreement under this Section 7.1(c)(ii) for a period of 10 business days from the date on which Merger Sub or Parent delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such breach;

                  (iii) there has been an intentional act or omission which causes any Materiality Qualified Representation and Warranty of the Company (other than a representation or warranty made as of a particular date) to be untrue in any respect as of any date subsequent to the date hereof or causes any Unqualified Representation and Warranty of the Company (other than a representation or warranty made as of a particular date) to be untrue in any material respect as of any date subsequent to the date hereof; or

                  (iv) there has been a breach of any representation or warranty of the Company hereunder such that the condition set forth in Section 6.3(d) would not be satisfied and such breach does not provide a basis for termination under Section 7.1(c)(ii); provided, however, that, if (x) such breach is curable by the Company through the exercise of its reasonable best efforts and (y) the Company continues to exercise such reasonable best efforts, Parent and Merger Sub shall not have the right to terminate this Merger Agreement under this
Section 7.1(c)(iii) for a period of 10 business days from the date on which Merger Sub or Parent delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such breach;

         (d) by the Company prior to the Meeting in accordance with Section 5.4; provided, that in order for the termination of this Agreement pursuant to this Section 7.1(d) to be deemed effective, the Company shall have complied with all of the material provisions of Section 5.4, including the notice provisions contained therein and the payment of the Termination Fee in accordance with
Section 5.7(b);

         (e) by the Parent or Merger Sub, if (i) the Company unintentionally breaches or fails to perform or comply with any of its covenants, agreements or obligations set forth in Section 5.4 and such breach or failure is material or (ii) the Company intentionally breaches or fails to perform or comply with any of its covenants, agreements or obligations set forth in Section 5.4; or

         (f) by the Company if (i) the commitments reflected in the Commitment Letters are withdrawn or if the conditions to the receipt of the Debt Financing are changed in a manner such that one or more conditions are materially less likely to be satisfied and (ii) Parent and/or Merger Sub does not obtain substitute financing commitments on substantially the same terms as are reflected in the Commitment Letters or on more favorable terms (from the perspective of Parent) on or before the earlier of the forty-fifth (45th) day after the event described in clause (i) of this Section 7.1(f) occurs or the Outside Date.

         7.2 Effect of Termination. In the event of termination of this Merger Agreement as provided in Section 7.1, written notice shall be given by the terminating party to the other parties hereto and this Merger Agreement shall forthwith become void and there shall be no liability on the part of the Parent, Merger Sub or the Company, except that (i) the provisions of this
Section 7.2, Section 5.7, and Section 5.10(a) hereof shall survive any such termination, and (ii) nothing herein will relieve any party from liability for fraud and nothing herein, other than the exclusive remedy provision of Section 5.7(c), will relieve any party from liability for any willful breach of any representation or warranty or any breach prior to such termination of any covenant or agreement contained herein; provided, however, that nothing herein, other than the exclusive remedy provision of Section 5.7(c), shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Merger Agreement available to a party by reason of, any intentional breach by the other party or parties of this Merger Agreement.

         7.3 Amendment. This Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties; provided, however, that after the approval of this Merger Agreement by the shareholders of the Company, no such amendment, modification or supplement shall be made which requires the approval of such shareholders under New Jersey Law without obtaining such approval.

         7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

         8.       GENERAL PROVISIONS

         8.1 Survival of Representation, Warranties and Agreements. No representations or warranties contained herein shall survive beyond the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. The provisions of any confidentiality agreement among the Company. Cornerstone and Parent shall apply to all information and material delivered hereunder.

         8.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a party as shall be specified by like notice):

         (a)      if to the Parent or Merger Sub:

                           c/o Cornerstone Equity Investors, LLC
                           717 Fifth Avenue, Suite 1100
                           New York, NY  10022
                           Attention:  Dana O'Brien and Stephen Larson
                           Telephone:  212-753-0901
                           Facsimile:  212-826-6798

                           With copies to:

                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, NY  10022
                           Attention:  Frederick Tanne, Esq.
                           Telephone:  212-446-4800
                           Facsimile:  212-446-4900

         (b)      if to the Company:

                           Vestcom International, Inc.
                           5 Henderson Drive
                           West Caldwell, NJ 07006
                           Attention:  Brendan Keating
                           Telephone:  973-882-7000
                           Facsimile:  973-882-9724

                           With copies to:

                           Lowenstein Sandler PC
                           65 Livingston Avenue
                           Roseland, New Jersey 07068
                           Attention:  Peter H. Ehrenberg
                           Telephone: 973-597-2350
                           Facsimile: 973-597-2351

                           Robert Levenson c/o Lenox Capital Group, LLC One Mack Centre Drive Paramus, New Jersey 07652 Telephone:
                           201-986-6704 Facsimile: 201-986-8427

                           Morgan, Lewis & Bockius LLP
                           101 Park Avenue
                           New York, NY 10178
                           Attention:  Howard L. Shecter
                           Telephone:  (212) 309-6384
                           Facsimile:  (212) 309-7044

         8.3 Interpretation. When a reference is made in this Merger Agreement to subsidiaries of the Parent or the Company, the word "subsidiaries" or "Subsidiaries" means any corporation, partnership, limited liability company, joint venture or other entity fifty percent (50% or more of whose outstanding voting securities or equity interests are directly or indirectly owned by the Parent or the Company, as the case may be. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

         8.4 No Third Party Beneficiaries. Except for the current officers and directors of the Company and its Subsidiaries (who are third-party beneficiaries of the provisions set forth in Section 5.8 hereof), there are no third party beneficiaries of this Merger Agreement and nothing in this Merger Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

         8.5 Miscellaneous. This Merger Agreement and the Voting Agreement (including the documents and instruments referred to herein and therein) (i) constitute the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the confidentiality agreement previously executed by Cornerstone shall continue in full force and effect; (ii) except as otherwise set forth in Section 8.4, are not intended to confer upon any other person any rights or remedies hereunder; (iii) shall not be assigned by operation of law or otherwise, provided that the Parent or Merger Sub may assign its rights and obligations hereunder to (a) a direct or indirect subsidiary of the Parent or (b) as collateral security to any Person providing financing to Parent or the Surviving Corporation, but no such assignment shall relieve the Parent or Merger Sub, as the case may be, of its obligations hereunder; and (iv) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New Jersey without giving effect to the principles of conflict or choice of laws thereof. This Merger Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

         8.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, without the posting of any bond or other security in respect thereof, in addition to any other remedy at law or equity.

         8.7 Knowledge or Awareness. Statements made to the knowledge of the Company, and statements made regarding the awareness of the Company, shall refer to the knowledge and awareness, after reasonable investigation, of the following individuals: Joel Cartun, Brendan Keating, Michael Helfand, Sheryl Bernstein Cilenti, Andrew Lewkowicz, David Adler, Steve Bardwell, John Mortenson, Jim Gambaiani, Pierre Dallain and Craig Volwiler.

         8.8 No Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT
(I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

         8.9 Board of Directors. It is understood that those members of the Board of Directors of the Company who are Management Participants (the "Management Participant Directors") have recused themselves from participation in any determination made by the Board with respect to the Merger and this Merger Agreement. For purposes of this Agreement, all references to actions by the Board shall include actions taken by the Board as to which such Shareholder-Directors have recused themselves from participation.

         8.10 Defined Terms. The following terms are defined in the following sections of this Agreement:

----------------------------------------------------------------------- ----------------------------------------------
Acquisition Transaction                                                 5.4(a)
----------------------------------------------------------------------- ----------------------------------------------
Alternative Transaction                                                 5.7(b)
----------------------------------------------------------------------- ----------------------------------------------
Automatic Redemption Date                                               5.15
----------------------------------------------------------------------- ----------------------------------------------
Benefit Plans                                                           3.9(a)
----------------------------------------------------------------------- ----------------------------------------------
Board                                                                   3.5
----------------------------------------------------------------------- ----------------------------------------------
Canadian Notice Date                                                    5.15
----------------------------------------------------------------------- ----------------------------------------------
Canadian Subsidiary                                                     1.9
----------------------------------------------------------------------- ----------------------------------------------
Cash Proceeds                                                           6.3(g)
----------------------------------------------------------------------- ----------------------------------------------
Certificates                                                            1.12(c)
----------------------------------------------------------------------- ----------------------------------------------
Change in Control                                                       5.14
----------------------------------------------------------------------- ----------------------------------------------
Closing                                                                 1.11
----------------------------------------------------------------------- ----------------------------------------------
Closing Date                                                            1.11
----------------------------------------------------------------------- ----------------------------------------------
COBRA                                                                   3.9(e)
----------------------------------------------------------------------- ----------------------------------------------
Code                                                                    1.12(d)
----------------------------------------------------------------------- ----------------------------------------------
Common Stock Equivalents                                                3.4
----------------------------------------------------------------------- ----------------------------------------------
Company                                                                 Lead-in
----------------------------------------------------------------------- ----------------------------------------------
Company IP                                                              3.20
----------------------------------------------------------------------- ----------------------------------------------
Competing Party Confidentiality Agreement                               5.4(a)
----------------------------------------------------------------------- ----------------------------------------------
Competing Transaction                                                   5.4(a)
----------------------------------------------------------------------- ----------------------------------------------
Commissioner                                                            6.1(b)(ii)
----------------------------------------------------------------------- ----------------------------------------------
Commitment Letters                                                      2.3(a)
----------------------------------------------------------------------- ----------------------------------------------
Contributed Shares                                                      Recital
----------------------------------------------------------------------- ----------------------------------------------
Contribution Agreement                                                  Recital
----------------------------------------------------------------------- ----------------------------------------------
Cornerstone                                                             Recital
----------------------------------------------------------------------- ----------------------------------------------
Credit Agreement                                                        3.16
----------------------------------------------------------------------- ----------------------------------------------
Debt Financing                                                          Recital
----------------------------------------------------------------------- ----------------------------------------------
disqualified individuals                                                4.1(e)
----------------------------------------------------------------------- ----------------------------------------------
Disclosure Letter                                                       Opening Paragraph of Article 3
----------------------------------------------------------------------- ----------------------------------------------
Dividend Access Shares                                                  3.3
----------------------------------------------------------------------- ----------------------------------------------
Effective Time                                                          1.5
----------------------------------------------------------------------- ----------------------------------------------
employee pension benefit plan                                           3.9(b)
----------------------------------------------------------------------- ----------------------------------------------
Employee Benefit Plan                                                   3.9(a)
----------------------------------------------------------------------- ----------------------------------------------
Environmental Laws                                                      3.18
----------------------------------------------------------------------- ----------------------------------------------
Equity Contribution                                                     Recital
----------------------------------------------------------------------- ----------------------------------------------
ERISA                                                                   3.9(a)
----------------------------------------------------------------------- ----------------------------------------------

----------------------------------------------------------------------- ----------------------------------------------
ERISA Affiliate                                                         3.9(a)
----------------------------------------------------------------------- ----------------------------------------------
Exchange Act                                                            2.2
----------------------------------------------------------------------- ----------------------------------------------
Financial Advisor                                                       3.24
----------------------------------------------------------------------- ----------------------------------------------
Financing Letter                                                        1.2
----------------------------------------------------------------------- ----------------------------------------------
Foreign Plan                                                            3.9(f)
----------------------------------------------------------------------- ----------------------------------------------
GAAP                                                                    3.6(b)
----------------------------------------------------------------------- ----------------------------------------------
GE                                                                      2.3(a)
----------------------------------------------------------------------- ----------------------------------------------
"group"                                                                 5.4
----------------------------------------------------------------------- ----------------------------------------------
GUST                                                                    3.9(b)
----------------------------------------------------------------------- ----------------------------------------------
HSR Act                                                                 2.2
----------------------------------------------------------------------- ----------------------------------------------
Indemnified Person                                                      5.8(a)
----------------------------------------------------------------------- ----------------------------------------------
Intellectual Property                                                   3.20
----------------------------------------------------------------------- ----------------------------------------------
ISRA                                                                    6.1(e)
----------------------------------------------------------------------- ----------------------------------------------
Leased Real Property                                                    3.22(b)
----------------------------------------------------------------------- ----------------------------------------------
Leases                                                                  3.22(b)
----------------------------------------------------------------------- ----------------------------------------------
Liens                                                                   3.16
----------------------------------------------------------------------- ----------------------------------------------
Liquidated Amount                                                       5.7(b)
----------------------------------------------------------------------- ----------------------------------------------
Management Participants                                                 Recital
----------------------------------------------------------------------- ----------------------------------------------
Management Participant Directors                                        8.9
----------------------------------------------------------------------- ----------------------------------------------
Material Adverse Effect                                                 3.1
----------------------------------------------------------------------- ----------------------------------------------
Material Contracts                                                      3.15(a)
----------------------------------------------------------------------- ----------------------------------------------
Material Customer                                                       3.29
----------------------------------------------------------------------- ----------------------------------------------
Materiality Qualified Representation and Warranty                       6.3(d)
----------------------------------------------------------------------- ----------------------------------------------
Meeting                                                                 5.2(a)
----------------------------------------------------------------------- ----------------------------------------------
Merger                                                                  Recital
----------------------------------------------------------------------- ----------------------------------------------
Merger Agreement                                                        Lead-in
----------------------------------------------------------------------- ----------------------------------------------
Merger Consideration                                                    1.8(a)
----------------------------------------------------------------------- ----------------------------------------------
Merger Sub                                                              Lead-in
----------------------------------------------------------------------- ----------------------------------------------
multiemployer plan                                                      3.9(c)
----------------------------------------------------------------------- ----------------------------------------------
NASD                                                                    5.17(a)
----------------------------------------------------------------------- ----------------------------------------------
New Jersey Law                                                          1.3
----------------------------------------------------------------------- ----------------------------------------------
Non-Management Directors                                                5.8(c)
----------------------------------------------------------------------- ----------------------------------------------
Opinion                                                                 3.24
----------------------------------------------------------------------- ----------------------------------------------
Option Consideration                                                    1.13(a)
----------------------------------------------------------------------- ----------------------------------------------
Outside Date                                                            7.1(b)(iv)
----------------------------------------------------------------------- ----------------------------------------------
Parent                                                                  Lead-in
----------------------------------------------------------------------- ----------------------------------------------
Paying Agent                                                            1.12(a)
----------------------------------------------------------------------- ----------------------------------------------
Pension Plan                                                            3.9(b)
----------------------------------------------------------------------- ----------------------------------------------
Person                                                                  1.12(b)(i)
----------------------------------------------------------------------- ----------------------------------------------
Pre-Merger Contribution                                                 Recital
----------------------------------------------------------------------- ----------------------------------------------
Protection Act                                                          3.5
----------------------------------------------------------------------- ----------------------------------------------
Proxy Statement                                                         5.1(a)
----------------------------------------------------------------------- ----------------------------------------------
Reimbursable Costs                                                      5.7(b)
----------------------------------------------------------------------- ----------------------------------------------
Representatives                                                         5.10(b)
----------------------------------------------------------------------- ----------------------------------------------

----------------------------------------------------------------------- ----------------------------------------------
Retirement Plans                                                        5.11
----------------------------------------------------------------------- ----------------------------------------------
Rights Agreement                                                        3.4
----------------------------------------------------------------------- ----------------------------------------------
Schedule 13E-3                                                          5.1(a)
----------------------------------------------------------------------- ----------------------------------------------
SEC                                                                     3.6(a)
----------------------------------------------------------------------- ----------------------------------------------
SEC Documents                                                           3.6(a)
----------------------------------------------------------------------- ----------------------------------------------
Securities Act                                                          3.6(a)
----------------------------------------------------------------------- ----------------------------------------------
Senior Commitment Letter                                                2.3(a)
----------------------------------------------------------------------- ----------------------------------------------
Senior Debt Financing                                                   Recital
----------------------------------------------------------------------- ----------------------------------------------
Senior Lender                                                           2.3
----------------------------------------------------------------------- ----------------------------------------------
Shares                                                                  Recital
----------------------------------------------------------------------- ----------------------------------------------
Stock Option                                                            1.13(a)
----------------------------------------------------------------------- ----------------------------------------------
Stock Option Plan                                                       1.13(a)
----------------------------------------------------------------------- ----------------------------------------------
Subordinated Commitment Letter                                          2.3(a)
----------------------------------------------------------------------- ----------------------------------------------
Subsidiary or subsidiary                                                8.3
----------------------------------------------------------------------- ----------------------------------------------
Surviving Corporation                                                   Recital
----------------------------------------------------------------------- ----------------------------------------------
Surviving Corporation Material Adverse Effect                           5.6(b)
----------------------------------------------------------------------- ----------------------------------------------
tax                                                                     3.10(a)
----------------------------------------------------------------------- ----------------------------------------------
Tax Affiliate                                                           3.10(b)
----------------------------------------------------------------------- ----------------------------------------------
Termination Fee                                                         5.7(b)
----------------------------------------------------------------------- ----------------------------------------------
Transactions                                                            Recital
----------------------------------------------------------------------- ----------------------------------------------
Ultimate Plans                                                          5.11
----------------------------------------------------------------------- ----------------------------------------------
Unaudited First Quarter Financial Statements                            3.6(b)
----------------------------------------------------------------------- ----------------------------------------------
Undesignated Stock                                                      3.4
----------------------------------------------------------------------- ----------------------------------------------
Unqualified Representation and Warranty                                 6.3(d)
----------------------------------------------------------------------- ----------------------------------------------
Voting Agreement                                                        5.20
----------------------------------------------------------------------- ----------------------------------------------


                            (SIGNATURES ON NEXT PAGE)

         IN WITNESS WHEREOF, the Parent, Merger Sub and the Company have caused this Merger Agreement to be executed as of the date first written above by their respective duly authorized officers.

                                          VECTOR INVESTMENT HOLDINGS INC.

                                          By: /s/ Stephen L. Larson
                                             ---------------------------------
                                               Title: Secretary

                                          VECTOR MERGER CORP.


                                          By: /s/ Stephen L. Larson
                                             ---------------------------------
                                               Title: Secretary

                                          VESTCOM INTERNATIONAL, INC.


                                          By: /s/ Brendan Keating
                                             ---------------------------------
                                               Title: President and Chief
                                                         Executive Officer

                                                                      Appendix B

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]



                                                     June 11, 2002


The Special Committee and Board of Directors
Vestcom International, Inc.
5 Henderson Drive
West Caldwell, New Jersey  07006

Members of the Special Committee and Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Special Committee and Board of Directors of Vestcom International, Inc. ("Vestcom") as to the fairness, from a financial point of view, to the holders of the common stock of Vestcom, other than the Management Participants (as defined below) and their respective affiliates, of the Merger Consideration (as defined below) to be received pursuant to an Agreement and Plan of Merger (the "Merger of Agreement") to be entered into among Vector Investment Holdings, Inc. ("Vector"), Vector Merger Corp., a wholly-owned subsidiary of Vector ("Merger Sub"), and Vestcom. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Vestcom (the "Merger") pursuant to which each outstanding share of the common stock, no par value, of Vestcom ("Vestcom Common Stock"), other than shares of Vestcom Common Stock held by members of the management of Vestcom who have entered into a contribution agreement in connection with the Merger (the "Management Participants"), will be converted into and represent the right to receive $6.25 per share in cash, without interest (the "Merger Consideration").

In arriving at our Opinion, we:

(a) reviewed a draft dated June 10, 2002 of the Merger Agreement;

(b) reviewed audited financial statements of Vestcom for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001;

(c) reviewed unaudited financial statements of Vestcom for the three months ended March 31, 2002 and estimated financial statements of Vestcom prepared by the management of Vestcom for the one month ended April 30, 2002;

(d) reviewed historical market prices and trading volume for Vestcom Common
    Stock;

(e) held discussions with the senior management of Vestcom with respect to the business and prospects of Vestcom;

(f) reviewed and analyzed certain publicly available financial data for certain companies that we deemed relevant in evaluating Vestcom;

(g) reviewed and analyzed certain publicly available information for certain transactions that we deemed relevant in evaluating the Merger;

(h) performed a discounted cash flow analysis of Vestcom using certain assumptions of future performance provided to or discussed with us by the management of Vestcom;

(i) reviewed public information concerning Vestcom; and

(j) performed such other analyses, reviewed such other information and considered such other factors, as we deemed appropriate.

The Special Committee and Board of Directors
Vestcom International, Inc.
June 11, 2002
Page 2


In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Vestcom and its employees, representatives and affiliates. With respect to financial forecasts and estimates relating to Vestcom which were provided to or discussed with us, we assumed, at the direction of Vestcom, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Vestcom as to the future financial condition and operating results of Vestcom. In addition, representatives of Vestcom have advised us, and we therefore have assumed, that the final terms of the Merger Agreement and related documents will not vary materially from those set forth in the drafts reviewed by us. We also have assumed, with the consent of Vestcom, that in the course of obtaining the necessary regulatory or third party approvals and consents for the Merger and related transactions, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Merger. We further have assumed, with the consent of Vestcom, that the Merger and related transactions will be consummated in accordance with their respective terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Vestcom. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Vestcom or the price at which Vestcom Common Stock will trade subsequent to announcement of the Merger. We express no view as to, and our Opinion does not address, the underlying business decision of Vestcom to effect the Merger nor were we requested to consider the relative merits of the Merger as compared to any alternative business strategies that might exist for Vestcom or the effect of any other transaction in which Vestcom might engage. In connection with our engagement, we held discussions, at the direction of Vestcom, with third parties to solicit indications of interest in the possible acquisition of all or a part of Vestcom. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Vestcom in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We also will receive a fee upon delivery of this Opinion. We and our affiliates in the past have provided services to Vestcom unrelated to the proposed Merger, for which services we have received compensation. As you are aware, CIBC World Markets and its affiliates beneficially own shares of Vestcom Common Stock. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Vestcom for our and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Vestcom Common Stock (other than the Management Participants and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. This Opinion is for the use of the Special Committee and Board of Directors in their evaluation of the Merger, does not address any other aspect of the Merger and does not constitute a recommendation to any shareholder as to any matters relating to the Merger.

                                                    Very truly yours,

                                                    /S/ CIBC WORLD MARKETS CORP.

                                                    CIBC WORLD MARKETS CORP.

                           VESTCOM INTERNATIONAL, INC.
                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS.
                               _____________, 2002



         The undersigned hereby appoints Joel Cartun, Brendan Keating and Michael D. Helfand, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the shareholders of the Company to be held on __________, 2002, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

         The Board of Directors recommends a vote "FOR" the adoption and approval of the Agreement and Plan of Merger.

         1. Adoption and approval of an Agreement and Plan of Merger among Vector Investment Holdings, Inc., Vector Merger Corp. and Vestcom International, Inc.

                  FOR |_|        AGAINST |_|        ABSTAIN |_|


         The Board of Directors recommends a vote "FOR" the Board's nominees for Director.

         2. Election of the Board's nominees for Director.

   |_| FOR ALL NOMINEES LISTED BELOW    |_| WITHHOLD AUTHORITY TO VOTE FOR ALL
                                               NOMINEES LISTED BELOW

                  Nominees:  Joel Cartun, Stephen R. Bova, Leonard J. Fassler,
                             Brendan Keating, David M. Walke, Robert J. Levenson and Richard D. White.

         INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write the nominee's name in the space provided below.

-------------------------------------------------------------------------------


         The Board of Directors recommends a vote "AGAINST" Proposal 3.

         3. A shareholder proposal concerning the Company's Shareholder Protection Rights Agreement.

                  FOR |_|        AGAINST |_|        ABSTAIN |_|

         4. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR EACH OF THE BOARD'S NOMINEES AND AGAINST PROPOSAL 3.

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                                 Dated:  _________________, 2002

                                                 Signed:

                                                 -------------------------------

                                                 -------------------------------

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.


                                       2